MASTER SERVICES AGREEMENT

By and Between
Talcott Resolution Life Insurance Company
and
Regulus Group, LLC
Talcott Confidential/Proprietary Materials
12842980.3.2

Talcott Confidential/Proprietary Materials

Talcott Confidential/Proprietary Materials

Talcott Confidential/Proprietary Materials

Talcott Confidential/Proprietary Materials

TABLE OF EXHIBITS
The following Exhibits are attached hereto and incorporated herein by reference:
EXHIBIT 1:    REQUIREMENTS FOR PROVIDER’S DISASTER AND BUSINESS RECOVERY PLANS
EXHIBIT 2:    ENTERPRISE GOVERNANCE
EXHIBIT 3:    FORM OF CHANGE ORDER
EXHIBIT 4:    EXECUTED NON-DISCLOSURE AGREEMENT
EXHIBIT 5:    INSURANCE REQUIREMENTS
EXHIBIT 6:    BACKGROUND CHECK STANDARDS AND ACCESS TO TALCOTT WORK-SITES
EXHIBIT 7:    TALCOTT INFORMATION SECURITY SAFEGUARDS
EXHIBIT 8:    FORM OF NDA – THIRD PARTY COOPERATION

Talcott Confidential/Proprietary Materials

MASTER SERVICES AGREEMENT
THIS MASTER SERVICES AGREEMENT (the “Master Agreement”) dated as of March 4, 2021 (“Effective Date”) is entered into by and between Talcott Resolution Life Insurance Company, a Connecticut corporation (“Talcott”), and Regulus Group, LLC (“Provider”). Each of Talcott and Provider may be referred to as a “Party” and collectively as the “Parties”.
BACKGROUND AND OBJECTIVES
This Master Agreement is entered into in connection with Talcott decision to contract with Provider for Provider’s provision of certain back office, information technology and other services to Talcott and Talcott’s Affiliates. This Master Agreement sets forth the general terms and conditions governing the contractual relationship between Talcott and Provider. It is the intent of Talcott and Provider that they will, upon entering into this Master Agreement, enter into one or more Statements of Work (each, a “SOW”), which shall describe the Services to be provided by Provider, and shall contain additional terms and conditions applicable to the Services under that SOW. SOWs. The SOWs together with the Schedules attached thereto, and this Master Agreement together with the Exhibits attached hereto are herein collectively referred to as the “Agreement”.
It is also the intent of Talcott and Provider that they will work diligently together and cooperate during the term of this Master Agreement to maintain open and joint communication at all appropriate levels of management and governance so that: (i) each Party’s respective management teams and governing boards remain regularly apprised of the progress and quality of Services provided under the Agreement; (ii) Services are provided consistent with agreed-upon strategies and processes; and (iii) problems are quickly and effectively resolved.
Provider represents that it is an established provider of services. By entering into this Master Agreement and each SOW. Provider represents that it has, and will have, the skills, qualifications, expertise and experience necessary to perform and manage the services described in each SOW applicable SOW in an efficient, cost-effective manner with a high degree of quality and responsiveness.
Talcott’s objectives in entering into this Agreement include obtaining: (i) high quality, cost effective information technology services and systems in the areas described in this Agreement, the SOWs; (ii) a flexible relationship with Provider under which Provider will be highly responsive to the requests of Talcott and to changes in technology and methods for providing services, including accommodation of significant changes in volumes of operations, new generations of technology and improved methods of monitoring, measuring and achieving increased levels of service; (iii) continuous improvement in services, while maintaining adherence to Talcott internal budgetary constraints and reducing Talcott associated costs in each area of Services performed by Provider; and (iv) consistent and effective management of the relationship between Provider and Talcott.
NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the receipt, sufficiency, and adequacy of which are hereby acknowledged, Talcott and Provider, intending to be legally bound, hereby contract and agree as follows:
ARTICLE 1 - DEFINITIONS
1.1Certain Definitions
In this Agreement, the following terms shall have the meanings set forth below.
“Additional SOA Information” means the following or such new SOA Information requested by Talcott (i) 90 days prior to the end of Talcott fiscal year, a service auditor’s report on controls placed in operation and tests of operating effectiveness (otherwise known as a Type II Report) as defined in SSAE No. 16; (ii) by January 31 of each year, a letter attesting to the controls in place as of the most recent SSAE No. 16 Type II Report and that that they were still in effect as of December 31 of the previous year; and (iii) by January 31 of each year a letter attesting that such controls were in effect as the date of issuance of the financial statements covering all or part of that year. All such information provided hereunder with respect to Additional SOA Information is limited to the Services provided hereunder.

Talcott Confidential/Proprietary Materials

“Additional Tests” has the meaning given in Section 4.5(a).
“Affected Services” has the meaning given in Section Error! Reference source not found..
“Affiliate” means any entity that controls, or is controlled by, or is under common control with, a Party, where “control” means the legal, beneficial or equitable ownership, directly or indirectly, of forty percent (40%) or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights or possessing, directly or indirectly, the power to direct or cause the direction of the management, policies and operations of such entity, whether through ownership or voting securities, by contract or otherwise.
“Agreement” has the meaning given in the section titled Background and Objectives.
“Attachment” means an attachment to a Work Order, as such attachment may be amended from time to time.
“Best Commercial Practice” means, with respect to any objective or obligation, taking such steps and performing in such a manner as a well-managed business would undertake were such business acting in a determined, prudent and reasonable manner to achieve a particular result for its own benefit (using standards for well-managed businesses that are not less stringent than those applicable in the United States), and in any event a prompt and diligent effort, made in a professional and workmanlike manner, using an appropriate number of qualified individuals.
“Business Continuity Plan” means the business continuity plan set forth in the applicable SOW (or a Schedule or Attachment thereto) or developed by Provider in accordance with Section 3.3 and that meets the requirements of Exhibit 1.
“Change Control Procedures” means all of the procedures described in Section 8.4.
“Change of Control” means the transfer of the control, or sale of all or substantially all of the assets (in one or more transactions), of a Party or other designated person or entity (including in the case of Provider, any Provider Affiliate providing Services hereunder or a segment (as defined under GAAP) or business unit of Provider that provides Services hereunder) from the person(s), entity or entities who hold such control of such Party or other designated person or entity on (i) the Effective Date of this Agreement or the applicable SOW Effective Date, or (ii) as of any prior change of control during the Term, to one or more other persons or entities, but shall not include a transfer of the control of a Party to an Affiliate of such Party. The term “control” for purposes of this definition shall have the same meaning set forth in the definition of “Affiliate” above
“Change Order” has the meaning given in Section 8.4(a).
“Changed Circumstance” has the meaning given in Section 3.13.
“Charges” has the meaning given in Section 14.1.
“Code” has the meaning given in Section 21.9.
“Compliance Directive” has the meaning given in Section 5.1.
“Confidential Information” has the meaning given in the Non-Disclosure Agreement.
“Contract Year” means each interval of twelve consecutive month periods commencing on the Effective Date or any anniversary of such Effective Date during the applicable Term.
“Correction Period” has the meaning given in Section 4.5(b).
“Currency Compliant” means, as to any software, that such software operates with any data denominated in the currency of any geographic location where the Services are performed by Provider or received by Talcott or Talcott Affiliates in the same manner as it operates with data denominated in U.S. dollars or the national currency unit of any member state of the European Union, without any material performance or functionality degradation.

Talcott Confidential/Proprietary Materials

“Current Provider” means any third-party service provider of Talcott or its Affiliates, whether providing services prior to or during an SOW Term, including services that will be transitioned to Provider as may be set forth in an SOW.
“Date Compliant” has the meaning given in Section 16.2(k).
“Deliverables” means, as further specified in an SOW or a Work Order, results of the Services to be provided by Provider to Talcott, including output produced in electronic, written or verbal form.
“Designated Employees” has the meaning given in Section Error! Reference source not found..
“Designated Talcott Business Group” means Talcott or Talcott Affiliate’s business line, group or other organizational business unit designated in an SOW as the recipient of Services under that Work Order.
“Developed Software” shall mean any Software developed pursuant to this Agreement, any SOW by Provider, or by Provider jointly with others including Talcott.

“Disaster Recovery Services” means those services described in Section 3.3 of this Master Agreement, Exhibit 1 hereto, the “Business Continuity and Disaster Recovery Requirements” Schedule to each SOW and the additional disaster recovery / business continuity requirements set forth in such SOWs. The Disaster Recovery Services are part of the Services.
“Dispute” has the meaning given in Section 20.1.
“Dispute Commencement Date” has the meaning given in Section 20.1.
“Effective Date” has the meaning given in the Preamble to the Agreement.
“Equipment” means the computer, communications and other equipment owned or leased by Provider, Talcott or any of Talcott Affiliates and used by Provider to provide the Services. Equipment includes, without limitation, all associated accessories and peripheral devices used in the provision of Services.
“Failure” has the meaning given in Section 4.5(b).
“Force Majeure Events” has the meaning given in Section 18.5(a).
“Good Faith Dispute” has the meaning given in Section 15.2(c).
“Healthcare Laws” means Laws applicable to the provision of healthcare services, including HIPAA, HITECH ACT, and HIPAA Regulations, Laws under the Social Security Act and respecting the Health Care Financing Administration (including those respecting Medicare), and all Laws governing medical confidentiality, including disclosure of AIDS or human immunodeficiency virus-related information, effective during the Term, including as they are changed, supplemented or newly added from time to time.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended from time to time. HIPAA includes the HIPAA Regulations.
“HIPAA Regulations” has the meaning given in Section 5.3.
“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act, enacted as part of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and the regulations promulgated in support thereof, as the same subsequently may be amended from time to time, including any interim final regulations promulgated pursuant to the HITECH Act that amend the HIPAA Regulations.
“Indemnitee” has the meaning given in Section 17.4(a).

Talcott Confidential/Proprietary Materials

“Indemnitor” has the meaning given in Section 17.4(a).
“Insurance Regulations” means Laws applicable to Talcott business operations.
“Intellectual Property Rights” means any and all intellectual property rights existing from time to time under any Laws, including without limitation patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law (together with all of the goodwill associated therewith), unfair competition law, publicity rights law, or privacy rights law, and any and all other proprietary rights, and any and all applications, renewals, extensions and restorations of any of the foregoing, now or hereafter in force and effect anywhere in the world. For purposes of this definition, rights under patent law shall include rights under any and all patent applications and patents (including letters patent and inventor’s certificates) anywhere in the world, including any provisionals, substitutions, extensions, supplementary patent certificates, reissues, renewals, divisions, continuations in part (or in whole), continued prosecution applications, requests for continued examination, and other similar filings or stages thereof provided for under the laws of the United States, or of any other country.
“IT Laws” means Laws, other than Healthcare Laws, applicable to the provision of data processing and information technology services, effective during the Term, including as they are changed, supplemented or newly added from time to time.
“Key Provider Positions” has the meaning given in Section 7.3(a).
“Key Transitioned Employees” has the meaning given in Section 7.2.
“Laws” means all applicable laws (including common law), statutes, codes, rules or regulations, reporting requirements, ordinances, order, decree, judgment, consent decree, settlement agreement, or other pronouncement having the effect of law of the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision, including those promulgated, interpreted or enforced by any governmental or regulatory authority, or the NYSE or other self-regulatory authority, including HIPAA and the HITECH Act, Title V of the Gramm-Leach-Bliley Act (“GLBA”), any other Privacy Laws, Healthcare Laws, IT Laws, Insurance Regulations, the Foreign Corrupt Practices Act of 1977 (“FCPA”), immigration laws, and import and export laws. The term “Laws” further includes any guidance, bulletins, white papers, pronouncements, reports or similar communications issued by any governmental authority or applicable self-regulatory or industry body (including PCI DSS), whether or not such guidance, bulletins, white papers, pronouncements, reports or similar communications have the force of law, that are applicable to the portion of the operations of Talcott performed by Provider as part of the Services (as determined by Talcott in its sole discretion).
“Location Change” has the meaning given in Section 3.11.
“Locations” means the locations at and from which Provider will provide and perform the Services set forth in each Work Order, as well as Talcott locations to which Provider will provide the Services.
“Losses” means all judgments, settlements, awards, damages, losses, charges, liabilities, lost premiums, penalties, interest claims (including taxes and all related interest and penalties incurred directly with respect thereto), and all related reasonable costs, expenses and other charges (including all reasonable attorneys’ fees and reasonable internal and external costs of investigations, litigation, hearings, proceedings, document and data productions and discovery, settlement, judgment, award, interest and penalties), however described or denominated.
“Malware” means computer software, code or instructions that: (a) adversely affect the operation, security, availability or integrity of a computing, telecommunications or other digital operating or processing system or environment, including without limitation, other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (b) without functional purpose, self-replicate without manual intervention; (c) purport to perform a useful function but which actually perform either a destructive, harmful or unauthorized function, or perform no useful function and utilize substantial computer, telecommunications or memory resources; or (d) without authorization collect and/or transmit to third parties any information or data; including such software, code or instructions commonly known as viruses, Trojans, logic bombs, worms and spyware.

Talcott Confidential/Proprietary Materials

“Master Software License Agreement” means that certain master software license agreement to be entered into by and between the Parties hereto.
“Non-Disclosure Agreement” has the meaning given in Section 10.1(a).
“Notice of Assumption of Defense” has the meaning given in Section 17.4(a).
“Notification Related Costs” has the meaning given in Section Error! Reference source not found..
“Party” and “Parties” have the meaning given in the preamble to this Agreement.
“Pass-Through Expenses” means the actual invoiced amounts (excluding any Provider profit, administrative fee or overhead charges unless expressly provided for in the applicable SOW ) charged to Provider by third parties that Talcott has agreed to pay directly or for which Talcott has agreed to reimburse Provider.
“PCI-DSS” means the Payment Card Industry Data Security Standard, version 3.0, as the same may be succeeded, modified, clarified, or amended from time to time. “PCI-DSS” further includes any applicable guidelines or guidance provided or authorized by the PCI Security Standards Council and any requirements of the individual payment card brands (e.g., Visa, MasterCard, American Express).
“Performance Standards” has the meaning given in Section 4.4.
“Permits” means all permits, licenses, rights, regulatory approvals and authorizations, whether domestic or international, and including all applicable import/export control approvals required for Provider or its subcontractors to provide the Services to Talcott. Permits include any consents, approvals or other arrangements to be obtained by a Party under the Agreement (a) to allow a Party to assume financial, support, operational, management and/or administrative responsibility for any software licenses, software maintenance agreements, hardware licenses, hardware leases, space leases, hardware maintenance agreements, network, support and services agreements and similar arrangements; (b) to allow for the transfer of any of the contractual arrangements described in (a) above from one Party or its Affiliates to another Party or its Affiliates; and (c) to permit access, use and other rights for a Party with respect to software, hardware, equipment, services, facilities and similar items.
“Personnel Confidentiality Agreement” has the meaning given in Section 10.2.
“Personnel Schedule” has the meaning given in Section Error! Reference source not found..
“Physical Security” has the meaning set forth in Section 11.4(d).
“Policies & Procedures” has the meaning given in Section 5.7.
“Preferred Customer Status” has the meaning given in Section Error! Reference source not found..
“Privacy Laws” means all Laws regarding the privacy of information pertaining to individuals.
“Prior Agreement” means that certain Master Services Agreement by and between Provider and Talcott, dated November 16, 2005.
“Prior SOWs” has the meaning given in Section Error! Reference source not found..
“Procedures Manual” has the meaning given in Section 8.3(a).
“Process” or “Processing” has the meaning set forth in Section 11.4(d).
“Protected Health Information” or “PHI” shall have the meaning set forth in 45 CFR Part 160.103, as amended or modified from time to time.

Talcott Confidential/Proprietary Materials

“Provider” has the meaning given in the preamble to this Agreement.
“Provider Facility” and “Provider Facilities” means the facility or facilities, respectively, owned or leased by Provider and from which the Provider (or any Affiliate or subcontractor of Provider) provides any Services.
“Provider Laws” has the meaning given in Section 5.1.
“Provider Licensed Software” means any Software that is licensed to Provider by any third party.
“Provider Materials” has the meaning given in Section 17.3(a).
“Provider Owned Software” means any Software that is owned by Provider.
“Provider Patent Rights” has the meaning given in Section 9.7.
“Provider Personnel” means employees, consultants, agents, or other representatives of Provider and Provider’s Affiliates and subcontractors assigned to performing Services.
“Provider Proprietary Materials” has the meaning given in Section 9.4.
“Provider Software” means Provider Owned Software and Provider Licensed Software, collectively.
“Provider SOW Manager” has the meaning given in the applicable SOW.
“Rate Card” means the labor rates agreed upon annually by the Parties for Services that are expressly stated as subject to “Rate Card” rates.
“Rate Schedule” means the rate schedule for Charges for the Services as set forth in each SOW.
“Regulatory Assistance Services” means the Services that are reasonably necessary for Talcott and Talcott Affiliates to (i) respond to regulatory or other audits, (ii) provide data or regulatory filings required by Talcott, its employees and/or customers, as applicable, and (iii) provide any reports related to the above described Services.
“Reports” means the reports described in each SOW.
“Required Action” has the meaning given in Section Error! Reference source not found..
“Resource Pyramid” has the meaning given in Section Error! Reference source not found..
“Restated SOWs” has the meaning given in Section Error! Reference source not found..
“Schedule” means a schedule to an SOW, as such schedule may be amended from time to time.
“Security Breach” has the meaning given in Exhibit 7 (Information Security Safeguards).
“Service Commencement Date” means the date on which Provider is to begin providing a specific Service as designated in the applicable SOW or, if no Service Commencement Date is specified in an SOW, the SOW Effective Date.
“Service Credits” are the financial amounts Provider will pay for failing to meet the Service Levels specified in an SOW as further described in Section 4.3(a).
“Service Delivery Management Committee” has the meaning given in the applicable SOW or Schedule thereto.

Talcott Confidential/Proprietary Materials

“Service Levels” are the performance levels Provider is to achieve for the Services, as set forth in the applicable SOW and/.
“Services” means all services to be provided by Provider to Talcott under this Agreement, any SOW or any Work Order, whether of a technical or administrative nature or otherwise and as further defined in Section 3.1. Services include the Regulatory Assistance Services, the Disaster Recovery Services and the Transition Services.
“SOA” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, including Section 404 of SOA and the rules and regulations promulgated thereunder (“Section 404 of SOA”).
“SOA Compliance Period” means during the Term and continuing thereafter until the later of the (i) completion of the audit of Talcott financial statements; and (ii) completion and filing with the SEC of Talcott annual report on a Form 10-K (or any successor form), in each case for the fiscal year during which the Agreement expires and/or terminates.
“Software” means any applications, operating systems, tools, utility programs, communications software, computer software languages, interfaces and any other computer programs (i.e., any set of statements or instructions, whether or not in a machine readable medium, to be used directly or indirectly in a computer in order to bring about a certain task or result), and documentation and supporting materials relating thereto, in whatever form or media, together with all corrections, improvements, modifications, updates, upgrades and new releases thereof.
“SOW” has the meaning given in the section titled Background and Objectives.
“SOW Term” has the meaning given in Section 2.3.
“Specifications” has the meaning given in Section 4.5(a).
“Steering Committee” has the meaning given in the applicable SOW or Schedule thereto.
“Step-In Rights” has the meaning given in Section Error! Reference source not found..
“Strategic Business Review” has the meaning given in Exhibit 2.
“System” has the meaning set forth in Section 5.5.
“System Access” has the meaning given in Section 5.7(c).
“Systems Security” has the meaning set forth in Section 11.4(d).
“Targeted Cost Increases” has the meaning given in Section 3.13(b)(ii).
“Targeted Cost Reductions” has the meaning given in Section 3.13(b)(i).
“Targeted Resource Additions” has the meaning given in Section 3.13(b)(ii).
“Targeted Resource Reductions” has the meaning given in Section 3.13(b)(i).
“Taxes” has the meaning given in Section 14.2(a).
“Technology Plan” has the meaning given in the applicable SOW.
“Term” has the meaning given in Section 2.2. When used herein in the context of a Work Order, “Term” refers to the applicable SOW Term and in the context of an SOW, “Term” refers to the applicable SOW Term.
“Termination/Expiration Assistance” has the meaning given in Section 19.7(a).

Talcott Confidential/Proprietary Materials

“Talcott” has the meaning given in the Preamble to this Agreement.
“Talcott Affiliate” means any Affiliate of Talcott.
“Talcott Data” means all Confidential Information of Talcott Group and all data and information, in whatever form or format, submitted to Provider (or its Affiliates or subcontractors) by or on behalf of Talcott or any of Talcott Affiliates, or obtained, developed or produced by Provider (or its Affiliates or subcontractors) in connection with the Services, including information relating to Talcott’s, or any of Talcott Affiliate’s, underwriting information, process and methods, customer data, financial data, suppliers, employees, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs and finances, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information. Talcott Data includes all such data and information Processed or stored, and/or then provided to or for Talcott Group as part of the Services, including, without limitation, data contained in forms, reports and other similar documents provided by Provider as part of the Services.
“Talcott Equipment” means any Equipment owned by Talcott and used by Provider to provide the Services.
“Talcott Facility” and “Talcott Facilities” means the facility or facilities, respectively, owned or leased by Talcott and from which the Provider provides any Services, as agreed upon by the Parties and documented in the applicable SOW.
“Talcott Indemnitees” has the meaning given in Section 17.2.
“Talcott Laws” has the meaning given in Section 5.1.
“Talcott Licensed Software” means any Software that is licensed to Talcott and/or any Talcott Affiliate by any third party, used in conjunction with any of the Services.
“Talcott Materials” has the meaning given in Section 17.3(c).
“Talcott Modifications” has the meaning set forth in Section 9.3.
“Talcott Owned Software” means any Software owned by a member of Talcott Group, including any modification, enhancements, new versions, updates or upgrades thereto, that is used by Provider to deliver the Services, or used by Talcott Group on Provider assets.
“Talcott Group” means individually and collectively Talcott and any existing and future Affiliates of Talcott that are using and/or receiving any portion of the Services and any other persons or entities in which an Affiliate of Talcott has an ownership interest and which are authorized by Talcott to use all or any portion of the Services, including joint ventures in which an Affiliate of Talcott has an interest.
“Talcott Rate” has the meaning given in Section 14.1.
“Talcott Software” means Talcott Owned Software and Talcott Licensed Software, collectively.
“Talcott SOW Manager” has the meaning given in the applicable SOW or Schedule thereto.
“Talcott Third Party Contracts” means those Third Party Contracts between Talcott and a third party for which Provider has undertaken financial, management, operational, use, access and/or administrative responsibility and/or benefit in connection with the provision of the Services, as identified in the applicable SOW.
“Third Party Contracts” means any contract that is a Third-Party Software License or Third-Party Service Contract.
“Third Party Service Contracts” means, collectively, (i) the agreements between Talcott and a third party pursuant to which the third party is providing to Talcott any services included within the Services; and (ii) the agreements between Provider and a third party pursuant to which the third party is

Talcott Confidential/Proprietary Materials

providing to Talcott or Provider at any time during the applicable SOW Term any services included within the Services.
“Third Party Software License” means a license agreement that authorizes Talcott or Provider to use Third Party Software.
“Third Party Software” means any Software that is owned by any entity or person other than Provider or Talcott and used by Provider to provide the Services.
“Transferred Entity” has the meaning given in Section 3.7.
“Transferred Equipment” has the meaning given in Section 6.1.
“Transition” and any variation thereof means the transition or implementation of resources and operational responsibilities for performance of the Services to Provider.
“Transitioned Employee” has the meaning given in Section Error! Reference source not found..
“Transition Completion Date” means the date a Transition is completed in accordance with a Transition Plan.
“Transition Management Committee” has the meaning given in the applicable SOW or Schedule thereto.
“Transition Plan” has the meaning given in Section 3.2(a).
“Transition Services” has the meaning given in Section 3.2(a).
“Turnover Plan” has the meaning given in Section 19.7(d).
“Use” means with respect to any service or tangible or intangible item, to access, use, copy, modify and prepare derivative works therefrom, make, export, distribute, publicly perform, publicly display and otherwise exploit (where exploit means to exercise similar rights conferred to owners of Intellectual Property Rights under applicable Law) such service or item, and sublicense to or permit others the right to do the same.
“VCCLEA” has the meaning given in Section 16.2(h).
“Work Order” has the meaning given in the section titled Background and Objectives.
“SOW Effective Date” means the effective date of an executed Work Order, or the date of commencement of Services pursuant to a Work Order, if earlier.
“SOW Term” has the meaning given in Section 2.3.
“Work Product” has the meaning given in Section 9.2.
1.2Other Definitions
In each SOW and Work Order, all capitalized terms shall have the meanings set forth in the “Definitions” section of the SOW, as applicable. Other capitalized terms are defined where they first appear and have the respective meanings there indicated.
ARTICLE 2 - AGREEMENT, SOWS AND WORK ORDERS
1.1Agreement; SOWs; This Master Agreement contains general terms for Services to be provided to Talcott by Provider. Services will be provided by Provider pursuant to SOWs entered into by duly authorized representatives of Talcott and Provider. Generally, the Parties intend to enter into separate SOWs for particular Services. Each SOW will describe, at a minimum, the Services covered by the SOW.

Talcott Confidential/Proprietary Materials

Each SOW shall be substantially in the form of the SOW template attached hereto. Each SOW shall become effective only upon its execution by a duly authorized representative of each Party and he issuance of an implementing purchase order of Talcott’s procurement organization.

1.2Term of Agreement
The term of this Master Agreement (the “Term”) shall commence as of the Effective Date and shall continue until terminated in accordance with the provisions of this Master Agreement.
1.3Term of SOWs
Each SOW and shall set forth the applicable SOW term (“SOW Term”).
1.4Participation by Talcott Affiliates
Talcott may execute an SOW to procure Services to be performed by Provider for Talcott or any Talcott Affiliate. Additionally, any Talcott Affiliate may itself procure Services to be performed by Provider by executing an SOW in its own name. With respect to any such SOW entered in between a Talcott Affiliate and Provider, references in the Agreement to “Talcott” shall refer to that Talcott Affiliate. Except as otherwise set forth in the applicable Work Order, Talcott shall remain fully responsible for each Talcott Affiliate’s compliance with the obligations and the terms of this Agreement, and for the acts and omissions of Talcott Affiliates and Talcott Affiliate employees or agents.

1.5Interpretation and Precedence
This Master Agreement, as amended from time to time and any SOW then in effect are to be interpreted so that all of the provisions are given as full effect as possible. In the event of a conflict between this Master Agreement and any SOW the order of precedence shall be first, any amendment or addendum to this Master Agreement; second, this Master Agreement; third, any Exhibit to this Master Agreement; fourth, the applicable SOW and its Schedules; and fifth, the applicable SOW and its Attachments. All of the terms of this Master Agreement, including as modified by any amendments or addendums hereto, shall apply to each SOW except that an SOW may modify any provision of this Master Agreement which explicitly provides that the terms contained herein may be varied by the terms of an SOW. Such modification by an SOW shall be as to such SOW only.
1.6Freedom to Contract
Nothing in this Agreement requires Talcott or Talcott Affiliates to purchase products or services from Provider. Neither Talcott nor any of Talcott Affiliates commits to any specific overall level or volume of business with Provider. Talcott and Talcott Affiliates may request information, proposals, or competitive bids from third parties for any products or services, whether or not the same or similar to the products and services provided by Provider under this Agreement, and whether on the same or different terms than those in this Agreement.
ARTICLE 3 - SERVICES
1.1Services
Starting on the Service Commencement Date of each SOW and continuing throughout each SOW Term, Provider shall provide the Services and Deliverables described in each such SOW to, and perform the Services for, the members of Talcott Group in accordance with the SOW and this Agreement.
“Services” shall include the following:
(1)the services, functions, responsibilities, activities, tasks and projects described in this Master Agreement and the SOW as such Services may be amended from time to time by mutually agreed upon written amendments thereto or pursuant to the Change Control Procedures set forth in the Agreement;

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(2)the services, functions, responsibilities, activities, tasks and projects not specifically described in the Agreement that are required for the proper performance and provision of the Services and are an inherent part of, or necessary subpart included within, the Services, subject to any limits specified in the applicable SOW; and
(3)the services, functions, responsibilities, activities, tasks and projects that were routinely performed by Talcott personnel and contractors in the fifteen (15) month period preceding the SOW Effective Date who are (i) transitioned to Provider or (ii) displaced or whose functions were displaced as a result of the Work Order, even if the service, function, responsibility, activity, task or project so performed is not specifically described in the SOW, provided that, with respect to such services, functions, responsibilities, activities, tasks and projects that Provider was unaware of as of the Service Commencement Date and that were not uncovered by Provider in the course of Provider’s due diligence or Transition activities (and due to no fault of Provider) (“Non-Performed Services”), Talcott shall notify Provider of any such Non-Performed Services and Provider shall not be in breach of the Agreement for failing to provide such Non-Performed Services prior to receiving such notice from Talcott.
For the avoidance of doubt, if Talcott requests that Provider perform functions, responsibilities, activities, tasks and projects that fall outside the scope of the Services, such requests shall be handled in accordance with the Change Control Procedures or pursuant to a new SOW hereunder.
1.2Transition Services
(a)Transition Plan. As a part of the Services, Provider shall perform those Transition services and functions (the “Transition Services”)designated in this Master Agreement and in the Services Order executed by the parties on December 4, 2020 (the “Services Order”). As further provided in the Services Order or an applicable SOW, Provider shall develop and, upon Talcott’s approval, implement a plan to perform all Transition Services necessary to accomplish the successful Transition to the Provider (“Transition Plan”). Each Transition Plan will include: (i) all Transition Services required to be performed in order to completely migrate the Services to Provider; (ii) an allocation of responsibilities between the Parties for the performance of such Transition Services; (iii) the transition of the administration, management, operation under and financial responsibility for Talcott Third Party Contracts from Talcott to Provider; (iv) the transition to Provider of the performance of and responsibility for the other functions, responsibilities and tasks currently performed by Talcott (or by a third party on behalf of Talcott) which comprise the Services; (v) Service Levels applicable to the Transition Services; (vi) the Services, projects, tasks, responsibilities and timelines for activities to be performed in connection with the evolution, integration and transformation of the functions comprising the Services in accordance with the agreed upon plan; and (vii) such other information and planning as are necessary to ensure that the Transition takes place on schedule and without disruption to the operations or business of Talcott and Talcott Affiliates. Each SOW shall include (upon execution) an initial Transition Plan setting forth a high-level timeline for Transition activities. The final Transition Plan, specifying the details required by the applicable SOW, shall be mutually agreed upon by the Parties not later than the date specified in the SOW. The approved Transition Plan(s) will be attached to or incorporated within the applicable SOW. Provider shall perform the Transition Services in accordance with the Transition Plan and other transition requirements set forth in the applicable SOW(s) without causing any unplanned material disruption to Talcott or its Affiliates’ business, except as and to the extent specifically set forth in the Transition Plan. The SOW and Work Order, and the Transition Plan developed under the SOW shall include a Transition acceptance test and applicable acceptance criteria for each Service that is transitioned, to accomplish a complete and satisfactory Transition of Services. Provider’s costs and fees to perform the Transition are set forth in the Services Order.
(b)Critical Path Analysis. During the period Provider is providing Transition Services, Provider shall maintain a “critical path analysis” for the particular Transition project that will indicate the impact on the Transition project time schedule and Transition milestones based upon any occurrences of acts, omissions or breaches by Provider, Talcott or third parties. Provider’s critical path analysis shall be provided to and reviewed with Talcott SOW Manager on at least a weekly basis and shall be presented to the Transition Management Committee (or if there is no Transition Management Committee, then the Steering Committee) or Talcott representative at each meeting during the particular Transition.
1.3Disaster and Business Recovery
(a)Provider shall, from the applicable Service Commencement Date, provide Disaster Recovery Services for all relevant Services, which shall comply with the requirements set forth in Exhibit 1 (Requirements for Provider’s Disaster and Business Recovery Plans). In addition, as part of the

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Disaster Recovery Services, Provider will implement particular business continuity and disaster recovery capabilities and plans with respect to the Services to be provided under an SOW that provide for the continuation of the Services, including replacement of Provider Personnel, recovery of Talcott Data and Provider’s operating environment and telecommunications infrastructure as necessary to provide the Services with no or minimal interruption of Services and no material degradation of Service quality, all in accordance with the “Disaster Recovery Requirements” Schedule to the SOW and the Disaster Recovery Plan included as an Attachment to the applicable SOW. In addition, Provider agrees to implement, maintain and improve the Disaster Recovery Plans as necessary to keep the plan current with applicable industry standards and best practices, and as otherwise necessary to satisfy Provider’s obligations under the Agreement. Prior to implementing any material change to the Disaster Recovery Plan, Provider will provide Talcott the details of such change for Talcott review and written approval. The business continuity and disaster recovery requirements in Exhibit 1 are minimum requirements that may be superseded in an SOW.
(b)Provider will perform testing of the Business Continuity Plan at least -annually and promptly provide Talcott with the results of such tests (no later than 30 days from such testing). Talcott shall be provided at least two (2) weeks’ notice of and shall have the right to observe and participate in, such testing. If the Business Continuity Plan fails to meet the success criteria set forth therein, Provider will promptly remedy any identified failures and as soon as reasonably practicable conduct another test of the Business Continuity Plan. Failure of the Business Continuity Plan to meet success criteria acceptable to Talcott and set forth in Exhibit 1 or the applicable Business Continuity “Requirements” Schedule of the SOW will be deemed a material breach of this Agreement by Provider.
(c)Upon Provider’s determination that a disaster has occurred or is imminent, Provider shall promptly notify Talcott and implement the Business Continuity Plan. During any disaster, Provider will notify Talcott daily of the status of the disaster. During a disaster, Provider will recover its customers in accordance with the criticality of the applicable services or applications (as set forth in the applicable disaster recovery plan(s)), but will not give greater priority to any of its other similarly situated customers in its recovery efforts than it gives to Talcott. Either Party may retain a third party to provide or restore Services in the event that Provider fails to recover in accordance with applicable recovery periods set forth in the applicable “Disaster Recovery Requirements” Schedule, or in the event Provider fails to implement all or a portion of the Disaster Recovery Plan, and Provider will be liable for payment for such replacement services from the third party for so long as the disaster continues unless such failure occurs due to an unplanned for and not reasonably foreseeable Force Majeure event. Talcott agrees to use commercially reasonable efforts to minimize the charges incurred for any such replacement provider retained by Talcott. Talcott will continue to pay Provider the Charges associated with the Services during such time. Upon conclusion of a disaster, Provider will, as soon as reasonably practicable (but in any event within 30 days), provide Talcott with an incident report detailing the reason for the disaster and all actions taken by Provider to resolve the disaster.
(d)If there is no applicable Business Continuity Plan or recovery time for a particular Service, the recovery time for such Service shall be comparable to the recovery time for substantially similar (in terms of business impact to Talcott) Services. In the event of a disaster, Force Majeure Event or business interruption, Provider shall not increase any fees charged to Talcott under this Agreement. Unless expressly stated otherwise in this Master Agreement, no fees shall be due hereunder for Services not performed, whether due to a disaster, Force Majeure Event, business interruption or otherwise.
(e)As part of the Business Recovery Services, Provider shall participate in Talcott testing of its own business continuity and disaster recovery plans and, at Talcott request, shall assist Talcott in evaluating the results of such testing as related to the Services.
1.4Specialized Services or Products
From time to time Talcott may request that Provider use Best Commercial Practices to obtain products or specialized services that may be available from a third party supplier and to the extent that Provider can make such products or specialized services available to Talcott at prices more favorable than would otherwise be available to Talcott directly. Provider shall notify Talcott at a minimum during the meetings of the applicable Steering Committee and more frequently as appropriate of all relationships Provider may have with such third-party suppliers that may be of benefit to Talcott in this respect.
1.5Resources

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Except as otherwise expressly provided in this Agreement, an SOW, Provider shall provide, at its sole expense, all of the facilities, personnel, Equipment, Software, services and other resources necessary to provide the Services. If set forth in an SOW. throughout the Term, Talcott shall, at no cost to Provider, make available to Provider Personnel who are assigned to work at Talcott Facilities pursuant to a Work Order, reasonable access to such standard office space, computer equipment and supplies as are reasonably necessary to perform the Services, as more particularly set forth in such Work Order. Provider shall not implement any action or decision regarding such resources that would have a material adverse effect on the Services (including changes in Equipment, Software and systems configurations), Service Levels, the amounts payable to Provider under any SOW or other Talcott costs and expenses, without Talcott’s prior written consent.
Prior to the commencement and for the duration of the applicable SOW Term, Provider will provide and make available the Provider SOW Manager to Talcott.
1.6Cooperation with Third Party Contractors
Provider agrees that Provider will reasonably cooperate with, and will cause its Affiliates and subcontractors to reasonably cooperate with, third party contractors (including Current Providers) providing services to Talcott or Talcott Affiliates, including responding to information requests, supplying technical or project-related information, coordinating the delivery of services, and otherwise promoting efficient and timely provision of services to Talcott. Such cooperation shall include (i) providing reasonable physical and electronic access to any facilities used by Provider to provide the Services and the data, books and records in the possession of Provider regarding the Services and/or the business of Talcott ; (ii) use of any hardware used by Provider to perform the Services; (iii) use of any of the Provider Software (other than any Provider Licensed Software where the underlying license agreement does not authorize such access, and consent permitting such access and use has not been obtained after Provider’s exercise of reasonable efforts to obtain such consent); (iv) providing access to, use of and such information regarding the operating environment, system constraints, and other operating parameters as is reasonably necessary for the work product of the third party contractors of Talcott Group to be compatible with the Services; and (v) such other reasonable cooperation as may be requested by Talcott. In the event the foregoing cooperation requires Provider to disclose its Confidential Information, such disclosure will be subject to the third-party contractors’ agreement to execute a confidentiality agreement substantially in the form set forth in Exhibit 8.
1.7Sale or Transfer of Talcott Business Units or Affiliates
If at any time during any SOW Term, Talcott sells, divests or otherwise transfers ownership of a department, business unit or an Affiliate (a “Transferred Entity”), Provider shall continue to provide the Services to any Transferred Entity if requested by Talcott, on the terms and conditions set forth in this Agreement and the applicable SOW and SOW for the period requested by Talcott, which period shall not exceed eighteen (18) months after the completion of such sale, divestiture or transfer, provided that Talcott, at its discretion, elects to continue to be responsible as the customer for such Services, or such Transferred Entity enters into an agreement directly with Provider for the continued performance of the Services. Provider shall cooperate with Talcott, such Transferred Entity and any new service provider to ensure the timely transition of the Services so that any interruptions to the Services are, by mutual agreement, planned, minimal and controlled
1.8Dedicated Environment, Provider-Supplied Equipment
Unless otherwise stated in an SOW, Services provided from the Provider Facilities specified in an SOW shall be provided using shared Equipment and Software, provided, however, that Talcott Data stored in tangible form will be physically segregated from other tangible forms of information and Talcott Data stored electronically will be logically segregated from other information of Provider or Provider’s other customers. Access to Provider Equipment and Software by Provider Personnel shall be limited to those Provider Personnel who have a need to access such Equipment and Software.
Except as may be otherwise set forth in an SOW, Provider shall be solely responsible for purchasing, installing and maintaining all Equipment, Software and related resources used to provide the Services, including without limitation for Provider’s remote connectivity to Talcott systems and site(s). In the event Equipment, Software and related resources are provided to Provider by Talcott, such Equipment, Software and related resources shall be utilized by Provider only for the purposes of Provider fulfilling its obligations to Talcott under this Agreement and the applicable Work Order. Provider, its subcontractors, Provider Personnel and its and their employees and agents shall keep Talcott Equipment,

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Software and related resources in good order, not commit or permit waste or damage to such items (reasonable wear and tear excepted), nor use such items for any unlawful purpose or act. Provider shall not make any improvements or changes involving structural, mechanical, electrical or other alterations to Talcott Equipment, Talcott Software or related resources without Talcott prior written approval except if such actions are contemplated under an SOW and are reasonably necessary to perform such Services. When Talcott Equipment, Talcott Software or related resources are no longer required for performance of the Services, or at Talcott written request, Provider shall return same to Talcott in substantially the same condition as when Provider began use thereof subject to reasonable wear and tear, if applicable.
1.9Correction of Errors
Provider shall promptly correct any errors or inaccuracies that are reported by Talcott or that otherwise become known to Provider, in Talcott Data and Reports that Provider processes, maintains or has access to as part of the Services. If the error or inaccuracy was caused by Provider or its Affiliate or subcontractor, such corrections shall be provided at no charge to Talcott so long as Provider continues to provide such Services or maintain or have access to such Talcott Data and Reports. Except to the extent expressly set forth otherwise in a Work Order, Provider shall be responsible for any Losses, third-party claims, interest or penalties incurred by Talcott and Talcott Affiliates as a direct result of such errors or inaccuracies. If the error or inaccuracy was not caused by Provider or its Affiliate or subcontractor, but such error or inaccuracy can be corrected utilizing Provider’s existing resource level for the Services or otherwise without impacting the schedule for other Services, such corrections shall be provided at no additional charge to Talcott. Otherwise, any Charges for such corrections shall be in accordance with the applicable SOW or, if not addressed in the applicable Work Order, at Talcott Rate. Corrections and reruns shall be reported in daily, weekly and monthly reports defined by Talcott and produced by Provider, except as otherwise set forth in the applicable SOW.
1.10Subcontracting
(a)Provider shall not delegate or subcontract any of its obligations under this Agreement or any SOW to any Affiliate or other third party, without Talcott prior written consent in each instance. Prior to providing any services, all subcontractors shall be required to (i) execute Talcott Non-Disclosure Agreement, at least as stringent as the form of Exhibit 4 hereto, to protect the confidentiality of Talcott Confidential Information; (ii) ensure that all of their Provider Personnel sign a Personnel Confidentiality Agreement in accordance with Section 10.2 hereof; and (iii) agree to be bound by and comply with this Section 3.10.
(b)Talcott may revoke approval of a subcontractor previously approved, if (i) a subcontractor is acquired by or otherwise becomes affiliated with a competitor of Talcott; (ii) the subcontractor’s performance has been materially deficient; (iii) good faith doubt exists concerning the subcontractor’s ability to render future performance; (iv) there have been material misrepresentations by or concerning the subcontractor; or (v) Talcott determines, in its sole discretion, that any such subcontractor poses a threat or harm to Talcott or any of Talcott’s employees. Upon such revocation or objection, Provider shall remove such subcontractor from performing the Services.
(c)Provider shall remain fully responsible for the performance of Services by each approved subcontractor, for each subcontractor’s compliance with Provider’s obligations and the terms of this Agreement, and for the acts and omissions of subcontractor and subcontractor’s employees or agents assigned to perform Services hereunder. Provider shall be responsible for all payments to its subcontractors. For purposes of determining Provider’s liability and/or its obligations with respect to the performance of the Services, any time the term “Provider” is used in this Agreement it includes all subcontractors and Affiliates performing any part of this Agreement on behalf of Provider.
(d)In addition to Provider’s obligations set forth in Section 9.2, Provider shall have a written and binding agreement with each such subcontractor that contains such provisions as are sufficient to enable Provider to comply with the provisions of this Agreement. Except as otherwise agreed, such provisions shall include the subcontractor’s obligation to assign any Intellectual Property Rights arising out of such subcontractor’s provision of the Services, to the extent that such rights are to be assigned to or owned by Talcott pursuant to the terms of this Agreement, and expressly accomplish the purposes set forth in Section 5.1; Section 5.2; Section 5.7; ARTICLE 9; Section 10.2; ARTICLE 11; Section 16.2(g); ARTICLE 17 and ARTICLE 20 hereof. Nothing contained in such subcontract, or under this Agreement, shall create any contractual relationship between the subcontractor and Talcott.
1.11Location for Provision of Services

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(a)Provider shall provide the Services at or from the Locations specified in each Work Order. Provider shall not Process Talcott Data from any country that does not include a Location agreed and specified in an SOW. The Parties shall use the Change Control Procedure to add, change or delete Locations and to move Services and Processing from one Location to another Location. Except pursuant to Provider’s business continuity and disaster recovery plans as described in Section 3.3 hereof, Provider shall not relocate the provision of Services to another Location, add Services to a new Location, or move Services from one Location to another Location (each a “Location Change”) without Talcott’s prior written consent in each instance. Location Changes include the movement of Services or Processing from one building or facility to any other building or facility, even if located in the same city, country or region.
Any request for approval of a Location Change by Provider shall designate the Services, Processing and Provider Personnel involved and the Location of the proposed Provider Facility for performance of such Services.
Provider shall remain responsible for compliance with all of its obligations under this Agreement with respect to the relocated Services and shall ensure that any Location Change does not adversely affect any member of Talcott. Any such Location Change, other than at Talcott request, shall be at Provider’s sole expense, and Talcott shall not be responsible for any such expenses incurred, including increased operational costs of Talcott. In no event shall Talcott be responsible for increases in Charges based upon any such Location Change.
Provider shall be responsible for complying with all Provider Laws with respect to its relocation effort and the provision of Services from the Location to which such Services are relocated. Notwithstanding the foregoing, all Services provided hereunder shall be performed in the United States unless specifically stated otherwise in an SOW, which SOW shall specify the exact location(s) (including complete postal address) from which Provider is authorized to perform the designated Services under such SOW.
(b)Talcott may, at Provider’s expense, require a Location Change upon: (a) the occurrence or threat of one or more acts of terrorism in any region or country in which a Location is located that, in the reasonable discretion of Talcott, is likely to affect the Services; (b) the declaration or initiation of war (digital or physical) or acts related to war (digital or physical) or the threat thereof, in or related to any region or country in which a Location is located, that in the reasonable discretion of Talcott, is likely to affect the Services; (c) the enactment of any Law that is likely to materially impact the Services performed from that Location; (d) the occurrence of any labor unrest, strikes, protests or other labor issues that is likely to materially affect the Location or that, in the reasonable discretion of Talcott, is likely to affect the Services; (e) any earthquake, hurricane, volcano, tsunami, flood, fire, or other weather or acts of God, or any Force Majeure Event, affecting the Location, regardless of whether the Provider’s Facilities are directly affected, that is reasonably likely to, in the reasonable judgment of Talcott, materially affect the continuity or performance of Services; (f) the occurrence of political issues between the United States and the country or region in which a Location is located that, in the reasonable discretion of Talcott, is likely to materially affect the Services; or (g) any other material adverse change affecting or that is reasonably likely to affect the Services.
1.12International Considerations
If Provider elects to provide Services from outside of the United States, without limitation of Section 3.11 above, Provider shall be responsible for compliance with all Laws applicable at the location from which Services will be provided and shall be responsible for compliance with the export laws and import laws of the location from which Services will be performed, the foregoing shall be included within the definition of Provider Laws. Each Party agrees to notify the other party of any technology, technical data, information and materials it will be providing as a result of this Agreement that is subject to control under applicable United States export regulations under any classification other than EAR99. In the event of any such classification, the Party disclosing such information, will (a) identify to the receiving Party the applicable regulations (e.g. EAR or ITAR) and classifications (e.g. ECCN) and (b) follow such guidelines as the receiving Party may communicate to the Party disclosing such information that reasonably are required to avoid violations of United States export regulations. Provider shall demonstrate to Talcott, as part of its request for approval of relocation of Services to a location outside of the United States, the safeguards established by Provider to ensure that Talcott will not be adversely affected by such relocation, including representations regarding availability and competency of Provider Personnel at such location, that Talcott Intellectual Property Rights will not be jeopardized and can be protected under local Laws, and that Provider has otherwise complied with Section 3.11 and this Section 3.12.

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1.13Changes in Circumstances
(a)Definition. As used in this Agreement (and unless defined otherwise in an SOW ), a “Changed Circumstance” means a circumstance in which an event or discrete set of events has occurred or is planned with respect to the business of Talcott that results or will result in a change in the scope, nature or volume of the Services that will be required from Provider, and which is expected to cause the average monthly amount of chargeable resource usage in (i) any SOW to increase or decrease by twenty five percent (25%) or more for the foreseeable future; or (ii) all SOWs to increase or decrease in the aggregate by twenty percent (20%) or more for the foreseeable future. Examples of the kinds of events that might cause such substantial changes are:
(i)Additions, deletions or other changes to locations where the Services operate;
(ii)Additions, deletions or other changes to the services provided by Talcott, Talcott products or the markets served by Talcott;
(iii)Additions or deletions of any entity, Affiliate, division or other operating unit to which any Services are provided;
(iv)Mergers, acquisitions, divestitures or joint ventures of Talcott;
(v)Changes in the method of service delivery, or changes in operational priorities; or
(vi)Changes in Talcott market priorities.
(b)Adjustments. Either Party may notify the other of any event or discrete set of events that it believes constitutes a Changed Circumstance. In the case of a Changed Circumstance, Provider’s Charges shall be adjusted in accordance with the following (or in accordance with the applicable adjustment process set forth in the applicable SOW):
(i)Provider and Talcott will mutually determine on a reasonable basis those resources no longer required by Provider to provide the Services (“Targeted Resource Reductions”) and the costs (including appropriate indirect and overhead costs) that can be eliminated or reduced as and when the Targeted Resource Reductions are eliminated (the “Targeted Cost Reductions”).
(ii)Provider and Talcott will mutually determine on a reasonable basis those new or modified resources now required by Provider to provide the Services (“Targeted Resource Additions”) and the costs (including appropriate indirect and overhead costs) that would be incurred as and when the Targeted Resource Additions are placed in service (the “Targeted Cost Increases”).
(iii)Promptly upon determination of the Targeted Resource Reductions, Provider will proceed to eliminate the Targeted Resource Reductions as quickly as feasible. Promptly upon determination of the Targeted Resource Additions, Provider will proceed to deploy the Targeted Resource Additions as necessary.
(iv)As the Targeted Resource Reductions are eliminated, the Charges payable will be reduced by the full amount of the Targeted Cost Reductions applicable to the Targeted Resource Reductions, and the Charges will be equitably adjusted. As the Targeted Resource Additions are placed into service, the Charges payable will be increased by the full amount of the Targeted Cost Increases applicable to the Targeted Resource Additions.
(c)Disputes. If within sixty (60) days following notice under this Agreement, the Parties have not agreed upon an appropriate adjustment to Charges, then at the initiative of either Party the issue will be treated as a Dispute under ARTICLE 20 of this Agreement.
1.14Continuous Improvement
Provider shall diligently and continuously improve the performance and delivery of the Services by Provider and the elements of the policies, processes, procedures and systems that are used by Provider to perform and deliver the Services, including re-engineering, tuning, optimizing, balancing and reconfiguring the processes, procedures and systems used to perform, deliver, track and report on, the

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Services, subject to the approval of Talcott in accordance with the Change Control Procedures. Unless otherwise contemplated in an SOW, from time to time, but no less than annually, Talcott may request that Provider work together with Talcott and/or third parties to identify ways to achieve reductions in the cost of, and greater efficiencies with, delivering the Services and corresponding reductions in the Charges and provide a report to Talcott regarding the same. If so requested, Provider will, at its own expense, promptly prepare and deliver to Talcott, within sixty (60) days, a detailed proposal identifying all viable means of achieving the desired reductions without, to the extent practically possible, adversely impacting business objectives or requirements identified by Talcott. Talcott will not be obligated to accept or implement any such proposal.

1.15Technology; Best Practices
Provider will: (i) provide the Services using technology at a level current with the technology that Provider implements for its general internal operations and at least comparable to the level of technology generally adopted from time to time in the industry(ies) of Talcott and its Affiliates for provision of similar services; (ii) keep knowledgeable about changes and advancements over time in the technology necessary to provide the Services; and (iii) in performing the Services, utilize processes, procedures and practices that are consistent with the best practices it utilizes in performing services similar to the Services for its other customers, which practices will, at a minimum, be consistent with the best practices of similarly situated providers offering similar services within the industry(ies) of Talcott and its Affiliates.

ARTICLE 4 -SERVICE LEVELS
Talcott and Provider will agree on the Service Levels that shall be included (i) in each SOW, for Service Levels that apply across Works Orders under the SOW, and (ii) in individual Work Orders, for the Services provided under the applicable Work Order. Additional Service Levels may be included in particular SOWs as agreed to by the Parties. With respect to each Service that has an associated Service Level, Provider shall provide such Service throughout the applicable SOW Term, or such other period as may be set forth in the applicable SOW, in a manner that meets or exceeds the associated Service Level. The methodology for measuring the Service Levels will be set forth in the SOW.
1.1Review of Service Levels
If requested by Talcott, within six (6) months of each Service Commencement Date and every six (6) months thereafter, the Parties shall jointly review the Service Levels and mutually adjust them to reflect any improved performance capabilities including those associated with advances in the technology and methods used to perform the Services. The Parties acknowledge that they generally expect the Service Levels to improve continuously. Provider shall identify Best Commercial Practices of improving performance against the Service Levels and identify proven techniques and tools from other installations within its operations that would benefit Talcott either operationally or financially.
1.2Measurement and Monitoring Tools; Reporting
As part of the Services and at no additional cost to Talcott, Provider shall implement any measurement and monitoring tools and procedures necessary to measure its performance of the Services against the Service Levels, including those measurement and monitoring tools specified in any SOW. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels. Subject to the provisions of ARTICLE 12 of this Agreement, Provider shall provide Talcott or its auditors with all information, documentation and access to the measurement and monitoring tools necessary to verify compliance by Provider with the Service Levels. At least monthly, Service Reports will be provided to Talcott in compliance with the provisions of the Service Level Methodology Schedule to the applicable SOW.
1.3Failure to Meet Service Levels
(a)Failure to Meet Service Level; Talcott Remedies. Subject to Section 4.3(c) (Excusable Failures), if Provider fails to meet or exceed a Service Level, Talcott shall have the option, but not the obligation, to recover the applicable amount of Service Credits specified in the applicable SOW. Provider shall deduct the Service Credits from the next succeeding invoice or other amounts due to Provider, or in the event that this Agreement or applicable SOW is terminated for any reason, Provider shall pay Talcott the undisputed Service Credits within thirty (30) days of the effective date of termination. The Service Credits represent credits for the reduced value of the Services, are not liquidated damages

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or penalties, and shall not limit or diminish any of the remedies granted to Talcott hereunder. Regardless of whether Talcott exercises its option to recover Service Credits with respect to any failure, Talcott shall also have any remedies available to Talcott under this Agreement, any SOW or any Work Order, at law or in equity, including the right to terminate this Agreement or any SOW for cause in accordance with the provisions of Section 19.1 of this Agreement, provided, however, that the amount of any damages recovered by Talcott as a pursuant to a separate claim or cause of action for any Provider failure to meet a Service Level shall be reduced by the amount of any Service Credits actually received by Talcott. Each time Provider fails to meet a Service Level, Provider shall: (i) promptly, but in any event within two (2) business days, investigate the root cause(s) of the failure and deliver to Talcott a written report identifying such root cause(s) in the form requested by Talcott or as specified in the applicable SOW ; (ii) use all Best Commercial Practices to correct the problem and to begin meeting such Service Level as soon as practicable; (iii) take appropriate preventive measures so that the failure does not recur; and (iv) at Talcott request, advise Talcott of the status of such corrective efforts. All Service Levels and applicable Service Credits remain in effect notwithstanding Provider’s use of Best Commercial Practices to correct any performance problem. As mutually agreed by the Parties, it is anticipated that SOWs will contain a limitation on amounts of Service Credits for particular Services.
(b)Service Credit Multipliers. The following table describes the Service Credit “multipliers” to be applied in the event that Provider fails to meet one or more Service Levels during consecutive months or over a rolling twelve-month period as specified in the table below. If an SOW establishes additional or alternative Service Credit multipliers, the Service Credit multipliers set forth in the SOW shall govern.

Frequency of Failure	Multiplier
One (1) failure, not preceded by a Service Level failure in previous measurement period	1.0 x the Service Credit
Failure to meet the same Service Level in two (2) consecutive measurement periods	1.5 x the Service Credit
Failure to meet the same Service Level in three (3) consecutive measurement periods	3.0 x Service Credit
Failure to meet the same Service Level in four (4) measurement periods over rolling twelve (12) months	3.0 x the Service Credit

(c)Excusable Failures. Provider’s nonperformance of its obligations (including compliance with Service Levels) under this Agreement will be excused if, and only to the extent, (i) such failure is the direct result of a failure by Talcott to perform any Talcott-designated obligations set forth in the responsibility matrix included in each SOW as part of the Services description, or failure or unavailability of any of Talcott Equipment, Talcott Owned Software or other resources (including third party contractors providing services to Talcott for which Talcott is responsible) for which (with respect to the foregoing) Talcott is operationally and administratively responsible pursuant to Section 3.5 or Section 9.1, and (ii) Provider gives Talcott as much advance written notice as is reasonable under the circumstances identifying in reasonable detail such failure or unavailability for which Talcott is responsible, and the effect upon Provider’s ability to perform, and, subject to Talcott pre-approval of any additional out-of-pocket expenses, uses Best Commercial Practices to perform notwithstanding such failure or unavailability (with Talcott reimbursing Provider for any such additional out-of-pocket expenses for such efforts that are pre-approved by Talcott or subject to Change Control Procedures).
1.4Performance Standards; Failure and Correction
With respect to any Service or obligation that does not have an associated Service Level, Provider shall perform such Service or obligation with a level of accuracy, quality, completeness, timeliness, responsiveness and cost efficiency consistent with Best Commercial Practices (“Performance Standards”). Talcott shall notify Provider promptly if Talcott believes that Provider has failed to meet

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applicable Performance Standards, and the Provider, with input from Talcott, shall promptly investigate and identify the root cause, and use Best Commercial Practices to remediate any Performance Standards issues as soon as practicable, but in any event within fifteen (15) days of such failure and take appropriate preventive measures so that the failure does not recur. Provider shall regularly advise Talcott of the status of the corrective efforts.
1.5Acceptance Testing
(a)Delivery and User Acceptance Testing. Upon Provider’s determination that a Deliverable or Services materially conform to all specifications and requirements set forth in the applicable SOW, SOW and any other requirements agreed to in writing by the Parties (collectively, the “Specifications”), Provider shall deliver such Deliverable to Talcott for acceptance testing or notify Talcott in writing that such Services have been completed. The timeframes specified in the applicable Procedures Manual, SOW shall apply to the acceptance testing and correction obligations of the Parties described in this Section 4.5, or if not so specified, the timeframes specified below. Upon such delivery or notice, Talcott shall timely review and test the Deliverable or the results of the Services for compliance with the Specifications. Talcott may perform such acceptance testing, and any additional testing (including without limitation performance and integration testing) as may be set forth in the applicable Procedures Manual, SOW (the “Additional Tests”), within such time frames as may be set forth therein.
(b)Failure and Correction. In the event that the Deliverable or Services conform to all Specifications and pass the Additional Tests (if any), Talcott will accept such Deliverable or Services in writing; provided, however, that in the event that Talcott accepts a Deliverable or Service that materially, but not fully, conforms to the Specifications, Provider shall, within thirty (30) days of such acceptance, correct such Deliverable or Service to bring it within full conformance of the Specifications. Except as set forth in this Section 4.5(b), no Deliverable or Services will be deemed accepted by Talcott unless Talcott notifies Provider of such acceptance in writing. Should Talcott determine that any Deliverable or Service fails to materially conform to all Specifications or pass the Additional Tests (a “Failure”), it shall notify Provider of such Failure on a timely basis, and Provider shall, at no cost to Talcott, correct and redeliver such Deliverable to Talcott or re-perform such Services within a commercially reasonable period of time (in either case, the “Correction Period”). If Provider has not received notice from Talcott within a reasonable period of time specifying either Talcott acceptance of the Deliverable or Services or Failures related to such Deliverable or Services, then Provider shall notify Talcott that it has not received such written notice from Talcott. Upon receipt of such notice, Talcott shall on a timely basis either accept such Deliverable or Services in writing or notify Provider of a Failure. Provider shall, at no cost to Talcott, correct and redeliver such Deliverable to Talcott or re-perform such Services within the applicable Correction Period. If Talcott does not accept any final Deliverable or Services or provide notice of a Failure within ten (10) business days (or such alternate time period set forth in the applicable SOW ) following delivery of such Deliverable or Services to Talcott, then (a) Provider will give the applicable Talcott SOW Manager and the CIO of the applicable Designated Talcott Business Group a first written notice, by e-mail with a confirmation copy by overnight courier, of Talcott failure to provide notice of acceptance or non-acceptance, (b) in the event that Provider has not received written notice of acceptance or non-acceptance of the applicable Deliverable or Services within five (5) business days after Talcott receipt of such notice, Provider will give Talcott Vice President Enterprise Sourcing Office and Vice President Transformation Office a second written notice, by e-mail with a confirmation copy by overnight courier, of Talcott failure to provide notice of acceptance or non-acceptance, and (c) in the event that Provider has not received written notice of acceptance or non-acceptance of the applicable Deliverable or Services within five (5) business days after Talcott receipt of such second written notice, Talcott will be deemed to have accepted the applicable Deliverable or Services. If Provider receives a Failure notice, but is unable to correct and redeliver such Deliverable or re-perform such Services within the applicable Correction Period, it shall notify Talcott of such in writing and include in such notice a good faith estimate of the number of business days required for Provider to correct and redeliver such Deliverable or re-perform such Service. Provider shall correct and redeliver such Deliverable or re-perform such Service within such time period. The corrected Deliverable or Service shall thereafter be subject to the same testing and acceptance procedure set forth in this Section 4.5(b). Should a Deliverable or any fixed-fee or milestone-based Service (that is not otherwise subject to a then-effective Service Level(s)) fail to pass the testing and acceptance procedures set forth in this Section 4.5(b) due to non-conformance to any Specifications within sixty (60) days of the initial delivery of such Deliverable or completion of performance of such fixed-fee or milestone-based Service, or such other time period as may be expressly set forth in the applicable SOW , Talcott may resubmit the Deliverable or Service for further correction according to the foregoing procedure, or in addition to Talcott other remedies under this Agreement, at law or in equity, may terminate the applicable SOW or part thereof as a termination for material breach under Section 19.1(a) and without a right to further cure, upon which (A) Talcott shall return the relevant Deliverable to Provider or cease using such fixed-fee or milestone-based Service;

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and (B) Provider shall refund Talcott for the amounts paid by Talcott for such rejected Deliverable or such fixed-fee or milestone-based Service.
1.6Timely Performance
Provider agrees that with respect to performance of the Services, performance will be conducted in a timely manner to meet the performance requirements in the applicable SOWs and Work Orders.
ARTICLE 5- MONITORING AND COMPLIANCE WITH LAWS
1.1Monitoring and Compliance
With respect to Services provided under this Agreement, Provider will be responsible for: (i) monitoring, interpreting, and determining the requirements for compliance with, and complying with, all Laws that relate to delivery of the Services, or Provider’s business or operations (collectively with the offshore laws identified in Section 3.12, “Provider Laws”), and (ii) monitoring, interpreting and recommending requirements for compliance with all Laws applicable to the portion of the operations of Talcott performed by Provider as part of the Services, just as if the members of Talcott performed the Services themselves (“Talcott Laws”), and complying with as interpreted, augmented and/or modified by the Compliance Directives. Provider will also be responsible for complying with Laws as specified or required in an SOW, SOW or Change Order. Without limiting Provider’s obligations herein, Talcott shall be responsible for monitoring Laws and complying with all Laws relating to its receipt of the Services. Provider shall cooperate with and assist Talcott, at no additional charge, in complying with all such Laws, including without limitation export laws and import laws of the United States and other countries, as applicable to Talcott in connection with its receipt of the Services, including by: (i) using Best Commercial Practice to identify Provider Laws and determine their applicability to Talcott and (ii) advising and assisting Talcott in preparation of necessary documentation and related procedural matters. Upon Talcott request, Provider shall certify to Talcott, within thirty (30) days of said request, that as an employer of its employees assigned to provide Services hereunder, Provider has complied with all Laws applicable to an employer, including appropriate withholding of taxes and filings and payments for all insurance including employment taxes, workers’ compensation, work authorization papers, disability and unemployment insurance for Provider and Provider Personnel. Subject to and in accordance with the process outlined in Section 5.2, Talcott will be responsible for determining the requirements for compliance with Talcott Laws and will instruct Provider in writing as to compliance with any such Laws and changes in Provider’s policies and procedures relating to such compliance (a “Compliance Directive”). Provider shall promptly implement and comply with each Compliance Directive in the performance and delivery of the Services. Provider shall notify Talcott in writing in the event Provider reasonably believes that a Talcott Compliance Directive would result in Provider or Talcott being in violation of local Laws, in which event the Parties shall follow the informal Dispute resolution procedures in Section 20.2 to promptly address and resolve such concern, with the timeframes for such Dispute resolution shortened as necessary to meet any applicable compliance deadlines.
1.2Changes in Laws.
During the Term of this Agreement, Provider will provide Talcott with prompt notice of any changes in Laws applicable to the delivery or receipt of the Services, including Talcott Laws. Provider will work with Talcott to determine how any changes in such Laws will impact the methods by which Provider delivers, and Talcott receives and uses, the Services, including through presenting generally available technological options to address the change. Without limiting Provider’s obligations under this Section 5.2, Provider specifically agrees to take such action as Talcott deems necessary to implement the applicable standards and requirements of HIPAA and the HITECH Act (as more particularly set forth in Section 5.3 below), GLBA, Insurance Regulations and/or any Privacy Law or Law regarding the exchange of health information by electronic means. Provider shall use Best Commercial Practices to provide all Deliverables necessary for implementing such changes at least ninety (90) days prior to the effective date of such changes so that Talcott may test such changes prior to the effective date of the changes. Provider agrees to promptly amend its agreements with its permitted subcontractors and agents as necessary to comply with the terms of this provision.
1.3HIPAA Conformance
Without limiting Provider’s obligations in Section 5.2 above, the Services shall at all times conform to and comply with the applicable provisions of HIPAA and the HITECH Act, and the regulations issued thereunder, including such regulations applicable to the Standards for Electronic Code Sets and

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Electronic Transactions, the Standards for Privacy of Individually Identifiable Health Information, the Security Standards, and the Security and Electronic Signature Standards, set forth, in part, at 45 C.F.R. Parts 142, 160, 162 and 164, all as amended from time to time (including all applicable requirements necessary to be considered compliant with the Federal HIPAA Privacy Rule (12 C.F.R. Part 164, Subparts A and C), the HIPAA Breach Notification Rule (12 CFR Part 164, Subpart D) and HIPAA Security Rule (12 CFR Part 164, Subpart E))(the “HIPAA Regulations”). The HIPAA Regulations shall include, and Provider shall comply with, any and all guidance issued by the United States Department of Health and Human Services or any other applicable governmental agency or authority with respect to the HIPAA Regulations as they relate to the Services. If new or additional regulations are issued under HIPAA or the HITECH Act, or if guidance with respect to the HIPAA Regulations is issued during the Term of this Agreement, Provider shall conform the Services and its performance hereunder to such new or additional regulations and/or guidance in accordance with Section 5.2 above.

1.4PCI-DSS Compliance
Provider hereby acknowledges its responsibility for the protection and security of any cardholder data and other Talcott Data in connection with the performance of the Services under an SOW or SOW involving access to or Processing of cardholder data. Provider shall comply with all applicable requirements necessary for the Services to be at all times compliant with PCI-DSS as applicable, and at such frequency determined by Talcott, its payment processor, or the payment card brands, shall perform the necessary steps to validate its compliance with the PCI-DSS for the applicable Services. Upon request by Talcott, Provider shall deliver to Talcott a copy of its most recent validation of PCI-DSS compliance, and all supporting documentation (including any exceptions noted therein). Provider will immediately notify Talcott if it learns that it is no longer PCI-DSS compliant, or reasonably anticipates that it is or will be non-compliant and will promptly provide Talcott the steps being taken to remediate such non-compliance. Provider shall be solely responsible for all costs incurred to be and remain compliant with PCI-DSS and to facilitate Talcott compliance with PCI-DSS.

1.5Software and Systems; Implementation of Changes in Laws
Provider will maintain the Software, Equipment, facilities and other systems, networks and environments for which Provider has responsibility under an SOW (“Systems”) in accordance with applicable Provider Laws and the Compliance Directives. If either Party believes that any modifications to such Systems are required under any Laws or a regulatory authority, that Party will promptly inform the other. Provider will, without limitation of its other obligations under this ARTICLE 5, make available to Talcott free of charge those regulatory compliance bulletins and other such information that Provider makes generally available to other clients. Provider will use diligent efforts to perform any modifications to the Systems or recommend changes to operating procedures of Talcott to ensure compliance with this Section 5.5. Provider commits that it will review all corrective action recommendations by any regulatory authority provided by Talcott and will take the appropriate or necessary corrective action. Provider shall bear all costs incurred to implement changes in the Services that are (x) necessitated by Provider Laws or (y) necessitated by changes in Talcott Laws or Compliance Directives, where such changes in Talcott Laws or Compliance Directives are applicable to any of Provider’s other customers receiving services which are the same as or similar to the Services or relevant components or modules of the Services, but the Parties shall use the Change Control Procedures to document such changes. With respect to changes in the Services necessitated by changes in Talcott Laws or Compliance Directives that are that are unique to Talcott and require sustained and substantive changes in the Services of Provider or increases in the resources required of Provider to perform the Services, the Charges may be adjusted by Provider to reflect such changes upon agreement by Talcott. In a quote submitted to Talcott for review and acceptance, Provider shall identify such changes and propose a method of integrating such changes pursuant to the Change Control Procedures. Such changes and adjustments shall: (i) be integrated in a cost-effective manner and without unnecessary disruption of Talcott ongoing operations (as modified by such changes); (ii) equitably account for any efficiencies, economies or reduced or increased resource requirements resulting from any changes in the Services or Service Levels resulting from such changes; and (iii) include modified Charges that have been determined on the rates agreed in the applicable SOW and where no such rates are agreed, on a commercially reasonable basis consistent with the other Charges. If such changes and adjustments represent a material increase in the Charges for such Services or a reduction in the quality or scope of the Services, then Customer shall have the right to terminate the affected SOW or the relevant portion thereof.
1.6Workaround
If any change in Law prevents or delays Provider from performing its obligations under this Agreement, the Parties will develop and implement a suitable workaround, subject to the Change Control

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Procedures and taking into consideration the respective obligations of the Parties under this ARTICLE 5, until such time as Provider can perform its obligations under this Agreement without such workaround.
1.7Compliance with Talcott Policies
Provider shall comply with Talcott written rules, regulations, policies and procedures applicable to Provider’s delivery of the Services in effect as of the Effective Date, including Talcott security procedures, information management technical architecture, security and product standards, immigration/visa policies, procurement policies, and code of conduct and privacy policies provided or made available to Provider in advance (the “Policies & Procedures”). Provider will advise all Provider Personnel involved in the performance of Services of their obligation to comply with the Policies & Procedures. For avoidance of doubt, the Policies & Procedures shall include the following:
(a)In the event that any Provider Personnel terminates his/her relationship with Provider or Provider subcontractor (as the case may be), Provider shall immediately (but in any event no later than one (1) business day after its receipt of such knowledge) inform Talcott and immediately repossess any identification badge issued to such terminating individual by Talcott and return such identification badge to Talcott.
(b)Provider agrees that Provider and all Provider Personnel will at all times comply with all regulations regarding security, assigned parking, usage of Talcott Equipment, facilities and personnel and safety generally applicable to Talcott employees and invitees in effect from time to time. Further, Provider agrees that it and all Provider Personnel will be subject to reasonable restrictions imposed by Talcott in connection with areas of Talcott Facilities at which Provider Personnel may be present during the course of the performance of this Agreement or any Work Order.
(c)Provider and Provider Personnel may be provided access to Talcott computer or electronic systems (“System Access”). System Access applies to all types of computer or electronic systems (or any substitute therefore) including any third-party computer or electronic systems, e-mail, intranet, internet, extranet and telephone voicemail to which Provider and Provider Personnel may be given access. Provider shall be responsible for all Provider Personnel actions relating to such System Access including use of any logon IDs, passwords or other authentication methods provided to Provider and Provider Personnel. Provider and Provider Personnel shall comply with Talcott Policy on Electronic Communications, Information Protection Policy and any procedures related thereto, all as may be amended from time to time. All Provider and Provider Personnel connectivity or attempted connectivity to Talcott computing systems shall be only through Talcott security gateways and/or Talcott firewalls. Provider and Provider Personnel shall not access and shall not permit unauthorized persons or entities to access, Talcott computing systems without Talcott express written authorization and any such actual or attempted access must be consistent with any such Talcott authorization.
(d)Provider further specifically agrees that it and all Provider Personnel will comply with Talcott Code of Ethics and Business Conduct to the extent that such code applies to vendors and business relationships.
(e)Provider shall comply with Talcott minority participation plans as Talcott may have in effect to the extent that the same have been made available to Provider and mutually agreed upon by the Parties.
(f)Talcott may notify Provider in writing from time to time in advance of changes, updates, modifications or amendments to the Policies & Procedures and Provider shall comply with such updated Policies & Procedures; provided, however, if such requirements are provided to Provider after execution of an SOW and Provider can demonstrate that compliance with such requirements would (i) cause a material adverse effect on Provider’s continued ability to provide the applicable Services at the then current resource levels, (ii) result in a direct and actual cost increase to Provider or otherwise materially affect Provider’s ability to perform as required under the Agreement and/or the applicable SOW ; or (iii) not be permitted under applicable local laws, the Parties will address compliance with such requirements through a Change Order.
ARTICLE 6 - TRANSFERS OF EQUIPMENT, FACILITIES AND THIRD-PARTY CONTRACTS
1.1Transfers of Equipment, Facilities and Third-Party Contracts

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(a)Certain SOWs may require the transfer or management of Equipment (“Transferred Equipment”), facilities or Third-Party Contracts to the Provider. All such transfers or management responsibilities will be identified in the particular SOW, and the SOW shall contain additional terms and conditions with respect to such assets.
ARTICLE 7 - PERSONNEL
1.1Offers and Terms of Employment
(a)Status of Provider Employees. Provider or its respective subcontractors shall be the employer in law and in fact of all persons assigned to perform the Services at all times, including without limitation, the Transitioned Employees, and Provider shall be solely responsible for directing and supervising such persons. Provider shall have sole responsibility for all worker’s compensation insurance, salaries, wages, withholding and paying of employment taxes and benefits of all such persons. Provider shall use Best Commercial Practices to protect Talcott from co-employment status including: (i) establishing, maintaining and ensuring Provider’s employer status with all of its employees through proactive measures; (ii) incorporating similar protective co-employment provisions into subcontracting agreements; (iii) monitoring all hours worked by persons performing the Services so as to avoid any potential finding of liability against Talcott pursuant to Section 414(n) of the Internal Revenue Code of the United States or otherwise; and (iv) taking any and all other steps necessary or prudent to ensure compliance with any other Laws regarding co-employment in any location, jurisdiction or territory so as to protect Talcott from being found to be a co-employer of any person performing the Services. Provider shall inform its employees, including Transitioned Employees, that they are not entitled to the provision of any Talcott employee benefits. In the event that any Provider employee performing Services hereunder is found to be not an employee of Provider for any purpose, including federal tax purposes, Provider shall, at its sole cost and expense, promptly take appropriate corrective action or remove said employee from performing services hereunder and, if requested by Talcott, provide a qualified replacement.
1.2Key Transitioned Employees
An SOW may designate certain Transitioned Employees who are critical to providing the Services (the “Key Transitioned Employees”). Unless consented to by Talcott in a prior writing, Provider shall not, except for reasons of death, disability, failure to perform, request by Talcott, relocation for family considerations, or resignation or termination from employment by Provider, for the period set forth next to such Key Transitioned Employee’s name in such SOW , either: (i) terminate the employment of such Key Transitioned Employee except for cause; or (ii) transfer such Key Transitioned Employee from Talcott account within twenty four (24) months following the transfer to Provider. In the event Provider replaces a Key Transitioned Employee, Provider will promptly provide a replacement reasonably acceptable to Talcott, at Provider’s sole cost and expense. Further, in no event shall Provider (unless Talcott consents in writing) transfer or assign any Key Transitioned Employee dedicated to Talcott account to: (i) in the case of BPO Services, provide BPO services for a Talcott Competitor that involve a business process similar to the business process on which the Key Transitioned Employee was working for Talcott, for a period of six (6) months from such time such employee ceases providing Services under the applicable SOW or SOW; and (ii) in the case of all other Services, provide services for a Talcott Competitor that are similar to the Services the Key Transitioned Employee was providing for Talcott, for a period of six (6) months from such time such employee ceases providing Services under the applicable SOW or SOW.
1.3Key Provider Positions
(a)Definition. Each SOW shall designate certain Provider Personnel positions (the “Key Provider Positions”) that are critical to Provider’s successful performance of an SOW throughout the applicable SOW Term. Each Provider SOW Manager shall be a Key Provider Position. By mutual written agreement, the Parties may change or update such Key Provider Positions from time to time during the Term. Provider shall cause the personnel filling the Key Provider Positions to devote full time and effort to the provision of the Services.
(b)Replacement of Key Provider Personnel. Provider shall not remove or replace any Provider Personnel from their assignment to a Key Provider Position (or any permissible replacements for such Key Provider Position) under the applicable Work Order, during the lesser of: (a) the time period for which such individual is contract to provide Services in the applicable Work Order, or (b) twenty four (24) months following such person’s assignment hereunder, without the prior written consent of Talcott,

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except for reasons of death, disability, failure to perform, request by Talcott, relocation for family considerations, or resignation or termination for cause from employment by Provider. In the event Provider replaces a person assigned to a Key Provider Position, Provider will promptly provide a replacement reasonably acceptable to Talcott, at Provider’s sole cost and expense. Further, in no event shall Provider (unless Talcott consents in writing) transfer or assign an individual who occupies or has occupied a Key Provider Position who is dedicated to Talcott account to: (i) in the case of BPO Services, provide BPO services for a Talcott Competitor that involve a business process similar to the business process on which the employee was working for Talcott, for a period of six (6) months from such time such employee ceases providing Services under the applicable SOW or SOW; and (ii) in the case of all other Services, provide services for a Talcott Competitor that are similar to the Services such employee was providing for Talcott, for a period of six (6) months from such time such employee ceases providing Services under the applicable SOW or SOW.
(c)Review by Talcott. Before assigning an individual to fill a Key Provider Position, Provider shall notify Talcott of the proposed assignment, shall introduce the individual to appropriate Talcott representatives as designated by Talcott SOW Manager, and shall provide Talcott with a resume and such other information as Talcott may reasonably request and the opportunity to interview such candidate. If Talcott objects to the proposed assignment, Provider shall discuss such objections with Talcott and attempt to resolve them on a mutually agreeable basis. If Talcott continues to object to the proposed assignment, Provider shall not assign that individual to that position and shall propose another individual to fill the Key Provider Position within ten (10) business days.
1.4Provider Employees Assigned to Talcott Account
(a)Performance and Delivery Issues. Talcott shall have the right to notify Provider if Talcott determines that the continued assignment to Talcott account of any Provider Personnel is not in the best interests of Talcott. Upon receipt of such notice, Provider shall have a reasonable time period, not to exceed five (5) business days, to investigate the matters stated therein and discuss its findings with Talcott, and attempt to resolve such matters in a manner acceptable to Talcott, including the permanent removal of such employee from Talcott account upon continued Talcott objection. If Provider fails to meet the Performance Standards or Service Levels persistently or continuously and if Talcott reasonably believes such failure is attributable in whole or in part to Provider’s reassignment, movement, or other changes in the human resources allocated by Provider to the performance and delivery of the Services or to the Provider subcontractors assigned to Talcott service team, Talcott will notify Provider of such belief. Upon receipt of such notice from Talcott, Provider will: (i) promptly provide to Talcott a report setting forth Provider’s position regarding the matters raised by Talcott in its notice; (ii) meet with Talcott to discuss the matters raised by Talcott in its notice and Provider’s positions with regard to such matters; and (iii) diligently work to eliminate with respect to the Services any such Provider human resource practices or processes identified and agreed to by the Parties as adversely impacting the performance and delivery of the Services by Provider. Notwithstanding the foregoing review process, Provider shall immediately remove from Talcott Facility and, as soon as possible, replace any Provider Personnel if, in Talcott sole judgment, such Provider Personnel pose(s) a threat of harm to Talcott, any Talcott employee or any Talcott invitee.
(b)Replacement of Provider Personnel at Request of Talcott. Further, at Talcott written request, Provider shall promptly remove any Provider Personnel assigned to Key Provider Positions, including any Provider SOW Manager, from Talcott account so requested by Talcott and, if appropriate or necessary, replace such Provider Personnel with a suitable replacement in a prudent manner so as not to interrupt or adversely affect the Services. In the event that any anticipated or actual delays in meeting a Work Order’s schedule are caused by the unacceptable performance or removal (other than at the request of Talcott without cause) of any Provider Personnel, Provider shall provide additional temporary personnel, at no additional charge to Talcott, in order to complete the Services in a timely manner.
(c)No Payments. With respect to replacements of Provider Personnel in accordance with Section 7.4(a) and Section 7.4(b), Talcott shall not be obligated to make any payment on account of the Services performed by such replacement personnel until such replacement achieves the necessary training and experience to perform the Services at the same or greater level of skill and experience of the replaced Provider Personnel, and perform such Services to Talcott reasonable satisfaction. Any costs incurred in connection with such training shall be at Provider’s expense.

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1.5Provider Personnel and Resources
As part of the Services, Provider shall, upon Talcott request, provide to Talcott access to Provider’s specialized technical personnel and resources.
1.6Non-Hire
(a)Unless otherwise specifically contemplated by this Agreement (including by any SOW ), Provider and Talcott agree, during the SOW Term and for a period of one year after termination or expiration of the applicable SOW, not to solicit or hire any of the other Party’s employees or consultants involved in the performance of the Services under the SOW.
(b)Provider and Talcott may make general solicitations to the public (including solicitations by way of job posting web sites) or solicitations by a retained third party so long as the third party is not directed by such party or one of its Affiliates to make such solicitation to the persons to which the limitation of paragraph (a) above applies, and hire or contract with any such person that responds to such a general solicitation.
(c)The limitation in subparagraph (a) above does not apply: (i) in the event an employee or independent contractor of Provider has independently submitted his or her resume to an employment agency or recruiter, and such employment agency or recruiter forwards such resume or other information on to Talcott, (ii) in the event an employee or independent contractor of Provider contacts Talcott directly seeking employment; or (iii) to any individual who is no longer employed or contracted by Provider (notwithstanding the one year period).
1.7Labor Harmony
Provider shall conduct its activities in such a manner as to seek to avoid (i) any labor-related disruption of work or material non-compliance in the provision of any Services; and (ii) any interference with the work or activities of Talcott or Talcott Affiliates or other persons. Whenever Provider has knowledge of any actual labor dispute involving Provider Personnel, or others that may materially affect the provision of Services, Provider shall so inform Talcott and the Parties shall cooperate to minimize the effect of such dispute on the provision of Services, whether or not such labor dispute occurs at a Provider Location, subcontractor location, Talcott Location or otherwise.
1.8Turnover Rate
Provider will annually measure and report to Talcott the turnover rate of Provider employees and subcontractors working on Talcott account under each SOW and Work Order. Provider will use commercially reasonable efforts to maintain a turnover rate for Provider employees working on Talcott account equal to or less than industry standard levels for services similar to the applicable Services as published annually by NASSCOM in India and IBPAP in Philippines.
1.9Background Investigations
To the extent permitted by applicable Law, Provider shall have performed a background investigation of all of Provider’s personnel or personnel of Provider’s Affiliates who will perform any of the Services, or will have physical or logical access to any of Talcott Confidential Information or Talcott Data or the Systems, in accordance with the requirements set forth in Exhibit 6 (Background Check Standards and Access to Talcott Work Sites). In addition, Provider will ensure that all Provider subcontractors conduct a background investigation in compliance with such Exhibit 6 on all Provider subcontractors’ personnel who will perform any of the Services, or who will have physical or logical access to any of Talcott Confidential Information, Talcott Data, or the Systems.

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ARTICLE 8 - GOVERNANCE AND CHANGE CONTROL
1.1Governance
(a)As further described in Exhibit 2 (Enterprise Governance), the Parties will establish a Strategic Business Review for the purpose of facilitating the establishment and maintenance of an effective and efficient working relationship on an enterprise level.
(b)The Parties will also establish a governance structure under each SOW detailing the operating procedures by which the Parties shall manage all activities contemplated thereunder.
(c)Governance activities performed by Provider shall be deemed to be part of the Services and shall not result in any additional Charges to Talcott.
1.2Annual Knowledge Transfer
At least once per year during the Term, or more frequently as set forth in an SOW, SOW or at Talcott reasonable request, Provider shall meet with Talcott designated representatives to (i) generally explain to Talcott how the Systems used to perform the Services work and should be operated; (ii) generally explain to Talcott how the Services are provided; and (iii) provide to Talcott such training and documentation as is reasonably necessary to enable Talcott to understand and operate the Systems and effectively and efficiently provide the Services after the termination of this Agreement or the expiration or termination of the applicable Work Order.
1.3Operational Documents
Provider shall be responsible for developing the following documents with Talcott reasonable cooperation:
(a)Procedures Manual. If an SOW requires the development of a Procedures Manual, within the timeframe set forth in the applicable SOW , Provider shall develop in accordance with the SOW and deliver to Talcott for review a draft of a manual (the “Procedures Manual”) describing in detail how Provider shall manage and perform the Services and Systems used to provide the Services, and the documentation (such as, for example, operations manuals, user guides, forms of Service Level reports, call lists, escalation procedures, emergency procedures, and requests for approvals or information). The Procedures Manual shall be based on Talcott procedures manual in use immediately before the commencement of Services under the applicable SOW if such procedures manual exists and is provided by Talcott. Subject to any alternative requirements in an SOW, Provider shall incorporate any reasonable comments and suggestions made by Talcott and shall deliver a revised Procedures Manual within fifteen (15) days after receipt of Talcott comments. The final Procedures Manual shall be subject to Talcott written approval. Provider shall update the Procedures Manual for each SOW and the Services performed thereunder at least quarterly and as necessary throughout the applicable SOW Term to reflect changes in the Services and the procedures and resources used to provide the Services. All such updates to the Procedures Manual shall be subject to Talcott review and approval as set forth in this Section 8.3(a). In the event of a conflict between the provisions of this Agreement and a Procedures Manual, the provisions of this Agreement shall control. Each draft and version of the Procedures Manual shall be deemed Work Product under this Agreement and owned exclusively by Talcott. The Procedures Manual shall also be deemed the Confidential Information of Talcott. Talcott may disclose the Procedures Manual to any third party as determined by Talcott, including to prospective successor service providers in connection with procuring services to replace the Services provided by Provider.
1.4Change Control Procedures
(a)Changes to Services. Provider shall not be entitled to compensation for any services other than or in addition to the Services specified in any SOW issued pursuant hereto, unless an implementing change order in the form of Exhibit 3 hereto for such other or additional services is issued and signed by Talcott and Provider’s respective officers with appropriate level of signature authority (each, a “Change Order”) and an implementing purchase order is issued to Provider by Talcott procurement organization prior to commencement of any such additional Services. Upon such event, the changed Services shall then be deemed “Services” and subject to the provisions of this Agreement; and any other changes described in the new applicable SOW shall be deemed to have amended this Agreement as to the specific SOW only, subject to the terms of Section 0. In the event that the actual

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Charges for any new Services pursuant to a Change Order exceeds either the fixed fee or “not-to-exceed” fee, if any, as set forth in a Change Order, Provider shall be solely responsible for such excess costs.
(b)Talcott-Directed Changes. If directed by Talcott to change, increase or decrease the scope of any Services, and if Provider determines that such change or increase in scope will result in a material increase in the total of Charges to Talcott under the applicable Change Order, Provider shall provide to Talcott a written proposal for such change or increase in scope. If such proposal is accepted and authorized by an implementing Change Order in accordance with Section 8.4(a), above, Provider shall be compensated at the fixed fee or not-to-exceed fee set forth in the Change Order or at such other price mutually agreed upon in writing. If, pursuant to the Dispute Resolution process defined in Section 20.2, the Parties cannot agree on the fees to be paid Provider, Talcott may direct Provider to implement, and Provider agrees to implement, such change at Talcott Rate set forth in the applicable SOW ; provided that the Parties will work in good faith to agree on the applicable fees for the work based on an equitable adjustment, with an appropriate adjustment (i.e., true-up) of the Charges to account for the cumulative difference between application of such agreed fee and applicable Talcott Rate charged.
(c)Provider-Recommended Changes. Provider shall, at least semi-annually, recommend to Talcott: (i) changes in the type and scope of the Services; or (ii) new and emerging technologies applicable to the Services, each as are likely to improve the quality, efficiency and cost-effectiveness of the Services. Upon Talcott direction, Provider shall prepare a Change Order for Talcott review and further consideration. Such Change Order will become effective upon its signing by the Provider SOW Manager and Talcott authorized representative, pursuant to Section 21.5 and the issuance of an implementing purchase order by Talcott procurement organization to Provider. Notwithstanding the foregoing sentence, Talcott request that Provider prepare such Change Order shall not be deemed to be a commitment by Talcott to enter into a final Change Order.
(d)Routine Changes. Routine changes made in the ordinary course of Provider’s provision of Services that are performed within the then-existing resources used to provide Services and that do not affect Service Levels (such as, but not limited to, changes to operating procedures, schedules and Equipment configurations) shall be made at no additional cost to Talcott and shall be made and documented in accordance with the Procedures Manual.
(e)Technology Changes. Notwithstanding anything to the contrary in this Agreement, an SOW, an SOW or the Procedures Manual, Provider shall not, without Talcott prior written consent:
(i)knowingly make any change that adversely affects the functions or performance of, or decreases the operational efficiency of, the Services, including without limitation the implementation of technological changes;
(ii)move programs from development and test environments to production environments; or
(iii)install any Equipment or Software upgrade within Talcott environments, or outside of Talcott environments if such installation or upgrade shall affect the Services, unless such installation is in accordance with the terms of the Procedures Manual or the Change Control Procedures. If Provider advises Talcott of any proposed upgrade under this Section 8.4(e), Provider shall be responsible for advising Talcott of all other upgrades or other changes that would result from or would be incidental to the upgrade.
(f)Effect of Changes on Charges. Notwithstanding the provisions of ARTICLE 14 with respect to Charges:
(i)to the extent that any Change Order can be accommodated within the existing level of resources then being used by Provider to provide Services and without degradation to existing Service Levels (unless otherwise agreed to by Talcott in writing), the Charges payable by Talcott under the applicable SOW shall not be increased;
(ii)to the extent the proposed change will lower Provider’s cost to provide Services thereafter, the applicable Charges payable by Talcott shall be adjusted to reflect such projected cost savings immediately upon the execution of the Change Order by the Parties and the issuance of an implementing purchase order by Talcott procurement organization; or

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(iii)to the extent the proposed change will require the addition or subtraction of resources for which a pricing metric exists under the applicable SOW, the resulting change to the Charges payable by Talcott shall be calculated in accordance with that pricing metric and shall take effect immediately upon the execution of the Change Order by the Parties and the issuance of an implementing purchase order by Talcott procurement organization.
ARTICLE 9 - INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS
1.1Talcott Software
The initial list of Talcott Software, if any, that is necessary for the Provider to use to perform the Services shall be identified in each SOW and updated as needed. As between the Parties, Talcott is the sole and exclusive owner of all of Talcott Software, whether or not identified in an SOW, and except as expressly provided herein, nothing contained in the Agreement shall be construed to grant to Provider any right, title, license or other interest in, to or under any of Talcott Software (whether by estoppel, implication or otherwise). Talcott hereby grants to Provider a non-exclusive, non-transferable and fully paid-up license during the applicable SOW Term to use, maintain, modify and enhance, as applicable, Talcott Owned Software for the sole purpose of providing the Services as required under this Agreement and subject to any restrictions set forth in the SOW. Subject to the Parties having obtained any Permits for Talcott Licensed Software, Talcott grants to Provider, for the sole purpose of providing the Services, the right to use such Talcott Licensed Software under the terms and scope of the license granted to Talcott by the licensor thereof. Provider shall comply with the duties, including use and non-disclosure restrictions imposed on Talcott by the license agreements for such Talcott Licensed Software. In addition, Provider will use Talcott Licensed Software in compliance with any applicable use restrictions (i) that are disclosed by Talcott to Provider, or (ii) that are contained in the applicable Third Party Software Licenses governing the use of any Talcott Licensed Software that are provided or made available to Provider. Notwithstanding anything to the contrary under this Agreement, unless otherwise stated in an SOW, Provider shall be solely responsible for obtaining, installing, operating and maintaining at its expense any Talcott Licensed Software, that Provider, or any third party on Provider’s behalf, installs or operates from within Provider’s own or any Third Party’s computing environment (i.e., its own copy), and Provider shall be solely responsible for the payment of all fees applicable thereto.
1.2Ownership of Work Product
Unless otherwise expressly set forth in the applicable SOW with respect to particular Deliverables (provided such SOW has been approved in writing by an officer of Talcott and Talcott SOW Manager), all results of the Services created or developed by Provider, by itself or jointly with Talcott or others, including the Deliverables, the Developed Software, business methods or processes, programs, systems, processes, data development, modification and enhancement of systems, computer programs, operating instructions, specifications, technical information, ideas, inventions, drawings, works of authorship, designs, concepts and all other documentation developed for or relating to Talcott, Talcott Affiliates or this Agreement, and all documents, data and other information of any kind, including information incorporating, based upon, or derived from the foregoing, and reports and notes prepared by Provider or any Provider Personnel (any of the foregoing whether or not completed), together with all modifications, revisions, changes, copies, partial copies, translations, compilations, and derivative works of the foregoing, excluding Provider Proprietary Materials and Provider Software incorporated therein (collectively, the “Work Product”) are, shall be and shall remain the property of Talcott and may not be used by Provider or any Provider Personnel for any other purpose except for the benefit of Talcott or Talcott Affiliates. During the Term, Provider shall disclose promptly to Talcott any inventions or improvements made or conceived by Provider or any Provider Personnel that result from work done under this Agreement or as a result of information supplied to Provider, directly or indirectly by Talcott, and which constitute Work Product hereunder. Provider represents it does not have any commitments to others under which Provider is obligated to assign to such others inventions or improvements or rights therein in conflict with Provider’s obligations to Talcott pursuant to this Agreement.
Talcott shall have all right, title and interest, including worldwide ownership of all Intellectual Property Rights in and to the Work Product and all copies made from it. To the extent any of the Work Product is not deemed a “work for hire” by operation of law, Provider hereby irrevocably assigns, transfers and conveys to Talcott, and, to the extent Provider Personnel retain any rights in the Work Product, shall cause the Provider Personnel to assign, transfer and convey to Talcott, without further consideration, all of its and their right, title and interest in and to such Work Product, including all Intellectual Property Rights in and to such Work Product. Provider acknowledges, and shall cause the Provider Personnel to acknowledge, that Talcott and its successors and permitted assigns shall have the right to obtain and hold

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in their own name any Intellectual Property Rights in and to such Work Product, unencumbered by any claim by Provider or any Provider Personnel (whether by estoppel, implication or otherwise). Provider agrees to execute, and shall cause the Provider Personnel to execute, any documents or take any other actions as may reasonably be necessary, or as Talcott may reasonably request, to evidence, perfect, maintain and enforce Talcott ownership of any such Work Product, whether during the Term or thereafter, at Talcott cost and expense. The territorial extent of the rights in the Work Product assigned to Talcott by Provider and/or the Provider Personnel under this Agreement shall extend to all the countries in the world. The assignment of the Intellectual Property Rights in the Work Product by Provider and/or the Provider Personnel to Talcott shall be royalty-free absolute, irrevocable and perpetual.
1.3Provider Software
Provider shall, in each Work Order, list the Provider Owned Software and Provider Licensed Software (subject to the restrictions set forth in the second to last sentence of this Section 9.3), if any, that will be incorporated into any Deliverable or that will be necessary to be used by Talcott or any Talcott Affiliate in order to Use the Services or the Deliverables, each such SOW to be updated from time to time by Provider as needed with the prior approval of the applicable Talcott SOW Manager. Unless otherwise stated in a Work Order, Provider shall be solely responsible for obtaining, installing, operating and maintaining at its expense any Provider Software needed to provide the Services or the Deliverables or necessary for Talcott to Use the Services or the Deliverables, including the payment of all applicable fees and obtaining applicable Permits. Without Talcott prior written consent, Provider shall not incorporate into any Deliverable or otherwise use in performing the Services any (i) Third Party Software including any Provider Licensed Software; or (ii) Provider Proprietary Materials (as defined in Section 9.4 below) even if such Third Party Software or Provider Proprietary Material is generally commercially available. Provider hereby grants to Talcott and Talcott Affiliates a nonexclusive, irrevocable, fully paid, perpetual and worldwide license to Use any Provider Software that is incorporated into any Deliverables or that is necessary to be used by Talcott or any Talcott Affiliate in order to Use the Services or the Deliverables, and any resulting Talcott Modifications, and to sublicense or authorize any third parties to do, at Talcott election, any, some or all of the foregoing, solely to the extent necessary to Use the Services and/or Deliverables. Provider shall clearly identify, in the Deliverables software code itself, all Provider Software that is so incorporated in any Deliverables. The foregoing license shall not authorize Talcott to knowingly separate the Provider Software from the Work Product for the purpose of selling or licensing such Provider Software in any way as a stand-alone product or development tool to third parties (other than Talcott Affiliates) for value. “Talcott Modifications” means all modifications, improvements and derivative works of Provider Proprietary Materials and/or Provider Software made by or on behalf of Talcott or a Talcott Affiliate in the exercise of the licenses granted pursuant to this Section 9.3 or Section 9.4. For the avoidance of doubt, the license to the Provider Software granted pursuant to this Section 9.3 shall not apply to any Third Party Software used by Provider to provide the Services solely from within its own computing environment, provided that (a) such Third Party Software is not incorporated into any Deliverable; and (b) is not otherwise required by Talcott or any Talcott Affiliate to Use the Services. Notwithstanding anything to the contrary in this Agreement, any Provider Software that is not incorporated into a Deliverable and that the Parties agree in writing is subject to the Master Software License Agreement, shall be separately licensed pursuant to the terms of the Master Software License Agreement.
1.4Provider Proprietary Materials
Talcott acknowledges that Provider may, subject to the restrictions set forth in Section 9.3 above, incorporate into any Work Product or use in the performance of any Services certain Provider Software, proprietary methodologies, tools, content, specifications, drawings, sketches, models, samples, records, documentation, works of authorship or creative works, ideas, knowledge or data or other materials which have been originated or developed by Provider Personnel or its Affiliates or by third parties under contract to Provider or its Affiliates to develop same, prior to its performance of Services hereunder or independently of its performance of Services hereunder, or purchased by or licensed to Provider (collectively, the “Provider Proprietary Materials”). For clarification purposes, “independently” as used in the previous sentence shall mean neither paid for by Talcott nor specifically created for Talcott in connection with the Services hereunder. Provider shall use Best Commercial Practices to list in each SOW the Provider Proprietary Materials, if any, that will be incorporated into any Deliverable or that will be necessary for Talcott or any Talcott Affiliate to use in order to Use the Services or the Deliverables, each such SOW to be updated by Provider from time to time as needed with the prior approval of the applicable Talcott SOW Manager. Further, Provider shall clearly identify, in the Deliverables software code itself, all Provider Proprietary Materials that are so incorporated in any Deliverables. Notwithstanding anything herein to the contrary, such Provider Proprietary Materials, even if incorporated into any Work Product, shall remain (as between Provider and Talcott) the sole and exclusive property of Provider.

Talcott Confidential/Proprietary Materials

Except as expressly provided herein, nothing contained in this Agreement shall be construed to grant to Talcott or any Talcott Affiliate any right, title, license or other interest in, to or under any Provider Proprietary Materials (whether by estoppel, implication or otherwise). Provider hereby grants to Talcott and Talcott Affiliates a nonexclusive, irrevocable, fully paid, perpetual and worldwide license to (i) Use Provider Proprietary Materials incorporated into any Deliverables or that are necessary to be used by Talcott or any Talcott Affiliate in order to Use the Services or the Deliverables, and any resulting Talcott Modifications; and (ii) sublicense or authorize any third parties to do, at Talcott election, any, some or all of the foregoing. The foregoing license shall apply regardless of whether the Provider Proprietary Materials were listed in the applicable Work Order. The foregoing license shall not authorize Talcott to knowingly separate the Provider Proprietary Materials from the Deliverables for the purpose of selling or licensing such Provider Proprietary Materials in any way as a stand-alone product or development tool to third parties (other than Talcott Affiliates) for value.
1.5Source Code
All software Deliverables will be provided to Talcott in source code and object code form (including any Provider Software embedded therein) together with all programs, objects, components, classes, base-classes, sub-classes, compiler(s), interpreter(s), template(s), tools, libraries and any other software necessary to support the runtime execution of the object oriented software system and all relevant technical specifications and documentation, including flow charts, algorithms and subroutine descriptions, memory and overlay maps and other documentation of the source code, all in sufficient detail to enable a trained programmer through study of such materials to maintain or modify the Deliverables without undue experimentation.
1.6Changes and Upgrades to Software
Except as may be pre-approved by Talcott in writing or as specifically provided in the applicable SOW , Provider shall not make any changes, upgrades or modifications to Talcott Software or Provider Software that would alter the provision or degrade the performance of the Services or materially affect the day-to-day operations of Talcott business. Provider shall be responsible, at no charge to Talcott, for any modification or enhancement to, or substitution for, Talcott Software, the Provider Software, the Third Party Software and the Developed Software, and any other equipment or software used in connection with the Services, necessitated by: (i) unauthorized changes by Provider to Talcott Software or the Developed Software or (ii) changes by Provider to the Provider Software or related operating environments. Provider shall, at Talcott election, install for Talcott in connection with, and as part of, the Services, any upgrade, modification or enhancement to the Software at the then current level at the time such upgrade, modification or enhancement is available. The expense for any such upgrades, modifications or enhancements shall be allocated between the Parties as set forth in the applicable SOW, or as otherwise mutually agreed.
1.7Covenant Not to Sue and Patent License Grant
(a)In consideration for the fees payable to Provider under this Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Provider hereby covenants and agrees, that to the extent Talcott or Talcott Affiliates’ Use of any Services or Work Product (or any extension, modification or derivative thereof created by or for Talcott), including in any business activities or operations (including any business processes and methods of doing business), products or services of Talcott or Talcott Affiliates which incorporate, use, or are embedded into, in any fashion, the Services or Work Product (or any extension, modification or derivative thereof created by or for Talcott), is covered by any claims of any Provider Patent Rights (as hereinafter defined), Provider shall grant, and shall be deemed to have granted, to Talcott and Talcott Affiliates, a perpetual, irrevocable, worldwide, non-exclusive and royalty-free license (with right to sublicense) under such Provider Patent Rights to practice all claimed inventions therein. The patent license right hereunder shall extend to any improvements made by any person that are related to the Provider Patent Rights to which a license is granted to Talcott under this Section 9.7, whether or not such improvements are themselves patentable.
(b) For the purposes of this Section 9.7, “Provider Patent Rights” means any and all rights in and to any patents and patent applications owned by Provider or any Provider Affiliate or licensed exclusively to Provider or any Provider Affiliate by any third party, during the Term, anywhere in the world, including any patents or patent applications that claim priority in whole or in part from any patent or patent application, and all divisional applications, continuation applications, continuation-in-part applications, reissue applications, reexamination requests, renewals and extensions thereof, and all counterparts thereof anywhere outside the United States, and all patents issuing therefrom. Provider

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shall ensure that any purchaser, assignee or exclusive licensee of one or more of the Provider Patent Rights agrees in writing to the provisions of this Section 9.7.
(c)Without limiting the foregoing, during the Term and thereafter, regardless of the cause or circumstances for the expiration or termination of this Agreement (including any termination of this Agreement or part thereof by Provider), Provider agrees neither it nor any of its Affiliates will seek to enforce any of its or their Intellectual Property Rights (excluding trademark rights) relating to or used in connection with the performance of the Services against Talcott, Talcott Affiliates, or any third party in connection with the insource or outsource by Talcott of any of the Services, except to the extent of any material breach by Talcott, Talcott Affiliates, or a third party providing similar services to Talcott or Talcott Affiliates of the license granted pursuant to this Agreement of which Provider notifies Talcott in writing.
1.8Permits
(a)Talcott hereby designates Provider as its agent, and Provider accepts such appointment as a part of the Services, for the limited purposes of administering, managing, supporting, operating under and paying under all Talcott Third Party Contracts as to which Permits are required and have not been obtained. Talcott does not appoint Provider as its agent for the purposes of entering into oral or written agreements with any person or entity for or in the name of Talcott or its Affiliates, without the prior express written consent of Talcott in each instance. Provider will perform its obligations and responsibilities as an agent pursuant to this Section 9.8(a) subject to the provisions of this ARTICLE 9 and this Agreement. Upon Talcott request, Provider will provide to Talcott all information and documentation Talcott may reasonably request related to Provider’s activities as Talcott agent with regard to such Talcott Third Party Contracts. Talcott may terminate or provide additional restrictions on Provider’s agency appointment with respect to any Talcott Third Party Contract at any time in Talcott discretion.
(b)Except as expressly specified otherwise in an applicable SOW, Provider shall have responsibility for obtaining, and paying for all fees and charges for, and expenses incurred in connection with obtaining, all of the Permits required to enable the provision and delivery of the Services, including Permits related to Third Party Contracts. If any Permit is not obtained with respect to any lease governing leased Equipment, any license or other agreement governing Software licensed from or provided by a third party or any Third Party Contract, then, unless and until such Permit is obtained, the Parties will (in addition to the limited agency appointment in Section 9.8(a) above) reasonably cooperate with each other in achieving a reasonable alternative arrangement to continue processing Talcott work which does not degrade service to Talcott or result in any additional cost or expense to Talcott. If and when reasonably requested by Talcott, Provider will provide Talcott with evidence of Permits obtained by Provider.
ARTICLE 10 - CONFIDENTIALITY
1.1Confidential Information
(a)Non-Disclosure Agreement. The Parties’ obligations respecting Confidential Information (as such term is defined in the Non-Disclosure Agreement) shall be governed by the terms and conditions of that certain non-disclosure agreement attached hereto as Exhibit 4 (the “Non-Disclosure Agreement”) as supplemented or amended from time to time.
(b)Shared Sites; Access by Competitors of Talcott. If Provider provides the Services from a Location that is shared with a third party or any part of the business of Provider or such third-party is now or in the future is reasonably likely to be competitive with Talcott or any of Talcott Affiliates, at Talcott request, Provider shall develop a process, subject to Talcott approval, to restrict access in any such shared environment to Talcott Confidential Information so that such competitive business shall have no access to Talcott Confidential Information.
1.2Omitted
ARTICLE 11 - TALCOTT DATA
1.1Ownership of Talcott Data
All Talcott Data shall remain the property of Talcott, or Talcott Affiliates, as applicable. Talcott Data shall not be (i) used by Provider other than in connection with providing the Services; (ii) disclosed,

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sold, assigned, leased or otherwise provided to third parties by Provider; or (iii) commercially exploited by or on behalf of Provider, its employees or agents. None of Talcott Data may be aggregated with the data of any other customer of Provider unless such aggregation has been approved in writing by Talcott prior to such aggregation.
1.2Return of Talcott Data
At no cost to Talcott, following a written request by Talcott or upon the cessation of any Termination/Expiration Assistance, Provider shall promptly, but in no event later than five (5) business days following such request or the cessation of any such assistance, return to Talcott, in a format and on media as reasonably requested by Talcott, all or any requested portion of Talcott Data or, at Talcott election, destroy all or any portion of Talcott Data in Provider’s possession, custody or control and, upon written request by Talcott, provide certification thereof.
1.3Destroyed or Lost Data
Provider shall (i) adequately mark or otherwise identify Talcott Data as Talcott property; (ii) store Talcott Data separately from Provider’s property and property of any other customer of Provider; and (iii) promptly return Talcott Data at Talcott written request. Provider bears the risk and liability for all loss, theft or destruction to any Talcott Data provided to Provider. Provider will not modify, delete or destroy any Talcott Data or media on which Talcott Data resides without prior authorization from Talcott. Provider will maintain and provide to Talcott one or more reports that identify Talcott Data or media that have been modified or destroyed. In the event any Talcott Data is modified, lost or destroyed due to any act or omission of Provider or any Provider Personnel, including any breach of the security procedures described in this ARTICLE 11, any SOW , Provider shall be responsible for the prompt regeneration or replacement of Talcott Data; provided, however, that if Talcott Data is modified, lost or destroyed as a result of Provider’s conformance to procedures required by Talcott in writing, any Charges for such regeneration or replacement of Talcott Data shall be in accordance with the applicable SOW or, if not addressed in the applicable Work Order, at Talcott Rate. Provider shall prioritize this effort so that the loss of Talcott Data will not have a material adverse effect upon Talcott business or the Services. Talcott agrees to reasonably cooperate with Provider to provide any available information, files or raw data needed for the regeneration of Talcott Data. If Provider fails to correct or regenerate the lost or destroyed Talcott Data within the time reasonably set by Talcott, then Talcott may obtain data reconstruction services from a third party, and Provider shall cooperate with such third party as reasonably requested by Talcott and, in addition to any other damages incurred by Talcott, Provider will be responsible for the actual reasonable costs incurred by Talcott for the reconstruction of Talcott Data by a third party. In the event it is determined that Talcott Data has been modified, lost or destroyed as a result of the willful misconduct of Provider or Provider Personnel, Talcott may, in addition to and not in lieu of any other remedies afforded to it hereunder or by law, terminate the applicable SOW or this Agreement for cause pursuant to Section 19.1(a)(i) and without a further right to cure.
1.4Security
(a)Compliance with Laws and Talcott Security Procedures. Without limiting its obligations under ARTICLE 5, Provider will comply with all applicable Provider Laws and Compliance Directives as well as the written Policies & Procedures (including Exhibit 7 hereto and all other procedures relating to Talcott facilities and materials, Talcott Data and Talcott Software) that are in effect during the Term of this Agreement, and any SOW Term for the security of Talcott facilities and Talcott Data, as such procedures are created or modified by Talcott and Talcott Affiliates from time to time in accordance with Section 5.7(f). Without limiting the foregoing, Provider will comply with any applicable information and system security requirements set forth in any SOW to this Agreement.
(b)Safeguards. Provider shall (i) establish and maintain safeguards against the destruction, loss, or alteration of Talcott Data; (ii) establish and maintain safeguards against the unauthorized access to such data; and (iii) establish and maintain network and internet security procedures, protocols, security gateways and firewalls with respect to such data in accordance with Best Commercial Practices. All of the foregoing shall be in compliance with the Policies & Procedures (including Exhibit 7) and shall be no less rigorous than those safeguards and procedures maintained by Provider for its own data and information of a similar nature.
(c)Physical Security. Provider will maintain and enforce at any facilities other than Talcott Facilities where any Services are performed, safety and security procedures that are at Best Commercial Practices. In addition, Provider will comply with all reasonable requirements of Talcott and its Affiliates

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with respect to security at Talcott Facilities. In the event Provider becomes aware of any breach or attempted breach of the security of any Talcott Facilities, Provider will immediately notify Talcott of such event, will reasonably assist in ascertaining and containing any damage as part of Services, and will reasonably cooperate with Talcott and any law enforcement or regulatory official.
(d)Provider’s Information Security Policies. Without limiting the generality of the foregoing, Provider’s information security policies shall provide for (i) continual assessment and re-assessment of the risks to the confidentiality, integrity, and availability of Talcott Data and Systems acquired or maintained by Provider and its agents and contractors in connection with the Services, including (a) identification of internal and external threats that could result in a Security Breach, (b) assessment of the likelihood and potential damage of such threats, taking into account the sensitivity of Talcott Data, (c) identification of potential vulnerabilities in Software, Equipment, processes, policies, controls, or other Systems used or supported in connection with the Services, and (d) assessment of the sufficiency of policies, procedures, and information systems of Provider and its agents and contractors, and other arrangements in place, to control risks; and (ii) appropriate protection against such risks. “Physical Security” means physical security at any Provider Facility or other location housing systems maintained by Provider or its agents or subcontractors in connection with the Services. “Systems Security” means security of computer, electronic or telecommunications systems of any variety (including data bases, hardware, software, storage, switching and interconnection devices and mechanisms), and networks of which such systems are a part or communicate with, used directly or indirectly by Provider or its agents or subcontractors in connection with the Services. “Process” or “Processing” means any operation or set of operations performed upon Talcott customers’ personal information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using, disclosing or destroying.
(e)Media. Provider shall remove all Talcott Data from any media taken out of service and shall destroy or securely erase such media. No media on which Talcott Data is stored may be used or re-used to store data of any other customer of Provider or to deliver data to a third party, including another Provider customer, unless securely erased.
(f)Provider will use Best Commercial Practices (consistent with the following sentence) to ensure that no Malware or similar items are coded or introduced by Provider into the Services, the Systems, the Provider’s information systems and operating environments and processes used by Provider to provide the Services, including the information, data and other materials delivered by or on behalf of Provider to Talcott. Provider will continue to review, analyze and implement improvements to and upgrades of its Malware prevention, correction and monitoring programs and processes that are commercially reasonable and consistent with the then current information technology industry’s standards and, in any case, no less robust than the programs and processes implemented by Provider with respect to its own information systems. If Malware is found to have been introduced into the Services, the Systems, the Provider’s information systems that are connected to or that interface with the Systems, or the information, data or other materials delivered by or on behalf of Provider to Talcott or its Affiliates, Provider shall, in accordance with and subject to Section Error! Reference source not found., promptly notify Talcott and take commercially reasonable diligent efforts to eliminate the effects of the Malware at Provider’s expense. In all cases, Provider shall take immediate action to eliminate and remediate the Malware’s proliferation and its effects on the Services, the Systems, the Provider’s information systems and/or operating environments and processes used by Provider to perform and deliver the Services. All remediation efforts with respect to Malware must be in accordance with Exhibit 7 and Section Error! Reference source not found., specifically compliance with the forensics program. At Talcott written request, Provider will report to Talcott the nature and status of all Malware elimination and remediation efforts.
1.5Legal Support
As reasonably requested by Talcott, Provider shall (i) implement “legal holds” and other data retention protocols with respect to Talcott Data in the possession or control of Provider and its subcontractors, and (ii) otherwise reasonably assist Talcott in complying with discovery and data production requirements relating to Talcott Data in the possession or control of Provider or its subcontractors in connection with litigation, arbitration and other dispute resolution procedures, administrative proceedings, government investigations and internal investigations, including data identification, restoration, retrieval and production. The Services pursuant to the preceding sentence may be directed by Talcott in-house or outside counsel and Provider shall accept instructions from, and report to, such counsel as directed by Talcott. In addition, at Talcott written request, Provider shall enter into a separate agreement with Talcott outside counsel to perform such Services. Such agreement shall be on

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terms and conditions substantially similar to those of this Agreement (to the extent relevant) and shall include pricing terms no less favorable than those provided for in this Agreement.

ARTICLE 12 - AUDITS
1.1Record Keeping and Audit Rights
(a)Record Keeping. As part of the Services, unless set forth in an SOW, Provider shall maintain complete and accurate records and supporting documentation of and for (i) as long as required by Talcott’s record retention policy; (ii) all financial transactions (including (x) amounts billed to and amounts paid by Talcott and (y) data and documentation of third party charges invoiced to and paid by Provider) under all SOWs throughout each SOW Term; (iii) all other transactions, reports, filings, returns, analyses, Work Product, data and/or information created, generated, collected, accessed, processed or stored by Provider and/or Provider’s subcontractors in the performance of the Services; and (iv) all controls relevant to Provider’s internal controls relating to the Services and those controls provided for in any SOW to be executed by Provider and relating to Talcott control over the activities of Provider (collectively, “Provider Records”), all in a manner sufficient to permit a complete the audits in accordance with this Section 12.1. Provider shall retain such Provider Records while this Agreement remains in effect and for ten years from the performance of the applicable Services or date of the applicable invoice, whichever is later, provided, however, that Provider Records maintained on Talcott Systems shall be retained for the period of time required by Talcott then-applicable document retention policies.
(b)Audit Rights. Provider shall provide Talcott, at Talcott’s written request, with paper and electronic copies of documents and information reasonably necessary to verify Provider’s compliance with the Agreement and each Work Order. Talcott and its authorized agents and representatives shall have access to such records for audit purposes during normal business hours during the Term and for a period of time thereafter, consistent with Talcott record retention policy and applicable legal, regulatory and reporting requirements, but in no event less than ten years. Provider shall, at no additional cost to Talcott, provide to Talcott, Talcott internal and external auditors, inspectors, regulators and such other representatives (“Auditors”) as Talcott may designate from time to time, access at reasonable times and upon 5 business days advance written notice (unless circumstances reasonably preclude such notice or, except in the case of physical site security audits which may be done with no notice provided such audit shall not unreasonably interfere with Provider’s business operations), or in the case of external regulatory audits, such lesser amount of prior notice given by the applicable regulators or inspectors to (i) the parts of any facility at which Provider is providing the Services and the Provider Facilities; (ii) Provider Personnel providing the Services; and (iii) all Systems and all data and records relating to the Services, for the purpose of performing audits and inspections of Talcott and its business, to verify compliance with the terms of the Agreement and Work Orders, the confidentiality, integrity and availability of Talcott Data and security of Confidential Information, to examine the systems that process, store, support and transmit that data, and to examine Provider’s Charges and performance of the Services under this Agreement and any Work Order. In addition, Provider shall provide to Talcott and such Auditors as Talcott may designate in writing, on Provider’s premises, space, office furnishings (including lockable cabinets), telephone and facsimile service, utilities and office-related equipment and duplicating services as Talcott or such Auditors may reasonably require to perform the audits described herein. The foregoing audit rights may include, without limitation, audits (A) of practices and procedures; (B) of Systems; (C) of general controls and security practices and procedures, including Security Breaches; (D) of business continuity and disaster recovery capabilities and backup procedures; (E) of Charges under any Work Order; (F) necessary to enable Talcott to meet applicable regulatory requirements; and (G) for any other reasonable purpose as determined by Talcott. Provider shall provide full cooperation to Auditors, including the installation and operation of audit software. Upon termination or expiration of the Agreement and any Work Order, Talcott and Provider shall mutually agree as to any records or documentation of which Provider may retain one archive copy. The Parties agree that the foregoing audit rights shall not be unreasonably disruptive to Provider’s provision of the Services or Provider’s general business operations. Provider shall fully cooperate with any audit required by Law, Talcott internal requirements or otherwise mandated or ordered by a government authority, regulatory agency, stock exchange, accreditation body or court order or otherwise required by Talcott to meet applicable regulatory requirements. Talcott right to conduct any such audit under this Agreement shall be subject to the following limitations: (i) use of any third party Auditor that is a competitor of Provider shall be subject to Provider’s prior written approval, such approval not to be unreasonably withheld or delayed (provided that no such approval shall be required to use the auditing services of a “Big Four” accounting firm); (ii) all audit results and disclosed records shall be held as Provider’s Confidential Information and shall not be used by Talcott for any purpose except to verify, enforce, or bring a claim with regard to Provider’s compliance with the terms of this Agreement and the accuracy of invoices; and

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(iii) Talcott or any Auditor conducting such audit shall comply with reasonable security and confidentiality guidelines and other reasonable policies of Provider, with respect to the audit, that Provider has provided to Talcott in advance.
1.2Payments
If an audit reveals that Provider has overcharged Talcott for the Services audited in an amount equal to or in excess of five percent (5%) during the audited period, Provider shall reimburse Talcott for the reasonable cost of the audit in addition to the amount of any overcharges that are due Talcott.
1.3Provider Audits
Provider shall make available promptly to Talcott, at no additional charge, (i) the results of any internal or external review or audit conducted by Provider, its Affiliates, or their respective contractors, agents or representatives, relating to Provider’s operating practices and procedures to the extent relevant to the Services; and (ii) an annual Internal Control Audit (defined below) report, in accordance with the provisions of Section 16.2(p).
ARTICLE 13- INSURANCE
1.1Required Insurance Coverages
Prior to execution of this Agreement, Provider shall obtain insurance coverage as set forth more fully in Exhibit 5.
ARTICLE 14 - CHARGES
1.1Fees
(a)    Subject to the other provisions of this Agreement, Talcott shall pay to Provider the amounts set forth in each Work Order, based upon the Rate Schedule set forth in the applicable SOW, as payment in full for the Services under such SOW performed by Provider during the Term (the “Charges”). Charges set forth in an SOW shall be calculated (i) on a firm, fixed-price project fee set forth in the applicable SOW for all Services and Deliverables under the Work Order; (ii) on a time and materials basis, based on the actual number of hours worked by Provider Personnel and which shall be charged to Talcott at the time and materials rates set forth in the applicable SOW ; (iii) on a daily or monthly rate or (iv) any other compensation structure mutually agreeable to the Parties and set forth in the applicable SOW . If applicable, the Parties shall agree in each Rate Schedule upon a default rate structure for Charges for Services (“Talcott Rate”) which shall apply to all Services for which no other rate structure exists.
(b)    Any discounts or other adjustments to the Charges shall be as set forth in the applicable SOW.
1.2Taxes
(a)Taxes. With the exception of sales tax, value added tax, goods and services tax and other similar transactional taxes imposed on the receipt of Services, for which Talcott will be responsible, all fees stated in any payment schedule in an SOW are deemed inclusive of all forms and types of Taxes. “Taxes” shall mean, collectively, taxes, duties, levies, tariffs and other similar charges (and any related interest and penalties), however designated and in all jurisdictions, imposed as a result of the existence or operation of this Agreement, all transactions contemplated herein and the delivery and use of the Services, including any applicable sales, use, excise, value-added, consumption, gross receipts, services, withholding, personal property, real property or other taxes attributable to periods on or after the Effective Date. Provider shall solely be responsible for, and in no event shall Talcott pay or be responsible for, any Taxes: (i) imposed on or with respect to Provider’s net or gross income, capital or franchise; (ii) in the nature of employee withholding taxes, FICA, Medicare taxes, unemployment insurance or other Taxes relating to Provider Personnel performing Services hereunder; (iii) imposed on, with respect to, or in connection with Provider’s purchase of any supplies, materials, equipment, software or services for use in providing the Services; (iv) in the nature of Permits required to provide the Services; (v) imposed by any federal, state, provincial or local taxing authority as withholding taxes, or taxes in the nature of withholding taxes, on or with respect to any amounts paid or accrued with respect

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to the Services; (vi) imposed by any taxing jurisdiction outside the United States (except as otherwise set forth in the first sentence of this Section 14.2(a); or (vii) collected by Provider from Talcott which Provider fails to remit to the applicable tax authority. If any Taxes are assessed against Talcott which the Provider had a responsibility to collect or withhold and remit to the applicable tax authority, but failed to do so, Provider shall be responsible for any interest or penalty related thereto.
(b)New Taxes. If any taxing jurisdiction imposes after the Effective Date a new sales, use, excise, value-added, services, consumption, or other tax on the provision of the Services or any component thereof, the Parties shall cooperate in attempting to reduce the amount of such Tax to the maximum extent feasible. If any Taxes applicable to the Services are imposed on Talcott during an SOW Term as a result of Provider’s transition of Services to a location other than the initial location of Talcott facility, other than at the request of Talcott, Provider shall have full responsibility for payment of all such Taxes.
(c)Cooperation. The Parties shall reasonably cooperate with each other to enable the Parties to determine accurately their respective Tax liabilities and to reduce such liabilities to the extent permitted by applicable law. Provider’s invoices to Talcott shall separately state the amount of any Taxes Provider is collecting from Talcott. Each Party shall provide to the other any resale certificates, exemption certificates, information regarding out-of-state or out-of-country sales or use of equipment and services, and such other similar information as the other Party may reasonably request. Where applicable, Talcott and Provider shall cooperate to segregate all fees into the following payment streams: (i) those for taxable services; and (ii) those for non-taxable services. In those instances where the payment stream is for taxable services, and Provider is required to collect or withhold taxes with respect to such payment, Provider shall also provide the applicable rate of tax. Provider shall be responsible for remitting all Taxes it collects or withholds from Talcott to the applicable taxing authority and, if necessary, registering with any applicable jurisdiction to which such Taxes are required to be remitted.
(d)Tax Claims. Provider will promptly notify Talcott of, and coordinate with Talcott the response to and settlement of, any claim for Taxes asserted by applicable taxing authorities for which Talcott is responsible hereunder, it being understood that with respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party will have the right to elect to control the response to and settlement of the claim, but the other Party will have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. Each Party shall bear its own expenses in connection with any such Tax claims.
1.3Pass-Through Expenses
Talcott shall not be responsible for, and Provider shall solely be responsible for, any Pass-Through Expenses except as expressly agreed in an applicable SOW or as otherwise agreed in writing by Talcott SOW Manager for the particular Work Order. Subject to Talcott travel expense reimbursement policy, Talcott will be responsible for all reasonable expenses for travel, at Talcott request, for Provider Personnel engaged onsite at a facility of Talcott for assignments of less than ninety (90) days in duration and for domestic travel between Talcott facilities; provided that Provider will be responsible for such expenses associated with any assignment (even if less than ninety (90) days in duration) for the purpose of performing any Transition Services or knowledge transfer or capture, and any Services to be provided on a fixed-cost basis. For the avoidance of doubt, except as noted above, Provider is solely responsible for all costs of transportation to and from the United States (or between any other locations worldwide), food, lodging and expenses related to any of the Provider Personnel unless such costs or expenses are specifically identified in an SOW or otherwise have been previously approved in writing by Talcott SOW Manager for the particular Work Order.
ARTICLE 15 - INVOICING AND PAYMENT
1.1Invoices
Provider shall deliver to Talcott, on a monthly basis in arrears, by the 15th day of the following month, one (1) consolidated invoice in United States dollars for all Charges, Pass-Through Expenses and Taxes due under each SOW with respect to Services rendered for the previous month. Each invoice shall separately state the Charges, Pass-Though Expenses and Taxes for each category of Service and shall otherwise be in such detail as Talcott may reasonably require for its internal accounting needs (including any chargeback requirements), as specified by Talcott from time to time. Each SOW invoice shall include any calculations used to establish the Charges, Pass-Through Expenses and Taxes. Invoices shall be in

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the form and provide such detail as may reasonably be specified by Talcott. Provider shall deliver each invoice (one paper copy and one electronic version) to Talcott SOW Manager.
1.2Payment
(a)Payment of Correct Invoices. Subject to Sections 15.2(c) and 15.5, each correct invoice delivered to Talcott pursuant to Section 15.1 shall be due and payable within thirty (30) days of its receipt by Talcott. To the extent Talcott is entitled to a credit pursuant to this Agreement or any SOW, Provider shall provide Talcott with such credit on the first invoice delivered after such credit is earned. If no further amounts are payable to Provider under this Agreement, Provider shall pay the amount of the credit to Talcott within thirty (30) days after the credit is earned. If Talcott fails to make any undisputed payment required under this Agreement within sixty (60) days after the applicable due date, then Provider may assess interest on such unpaid amounts in an amount equal to the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law.
(b)Limitation on Talcott Obligation to Pay. Talcott shall not be obliged to pay any invoices submitted by Provider more than six (6) months after the date that the invoice for Services being invoiced was required to be provided in accordance with Section 15.1 or the applicable SOW.
(c)Good Faith Disputes. Talcott shall not be obliged to pay Charges, Pass-Through Expenses or Taxes that Talcott disputes in good faith. If Talcott in good faith disputes any amount on an invoice, it will pay the undisputed portion of the invoice and may withhold the disputed portion pending resolution of the matter. If Talcott withholds disputed amounts, Talcott shall use reasonable efforts to provide written notice to Provider within fifteen (15) days after discovery by Talcott of the nature of the Dispute (referred to as “Good Faith Dispute”). If the Good Faith Dispute is not informally resolved within thirty (30) days after receipt by Provider of notice of the Good Faith Dispute, the Parties shall resolve the Good Faith Dispute in accordance with ARTICLE 20 of this Agreement. The withholding of any amount in accordance with this Section 15.2(c) will not be considered a basis for monetary or other default or grounds for termination under this Agreement.
1.3Proration
All periodic charges under this Agreement (excluding charges based upon actual usage or consumption of Services) shall be computed on a calendar month basis and shall be prorated for any partial month.
1.4Refunds
If either Party should receive a refund, credit or other rebate for goods or services paid for by the other Party, the recipient of such refund, credit or rebate shall promptly notify the other Party and shall pay such amount, to the other Party (or, if applicable, provide a credit on the next delivered invoice) within thirty (30) days after receipt thereof.
1.5Setoff
Notwithstanding any other provision of this Agreement to the contrary, if Talcott is owed any amount by Provider, at its option and upon notice to Provider, Talcott may set off that amount as a credit against any amounts it otherwise owes to the Provider under this Agreement. Any unused credits against future payments shall be paid to Talcott within thirty (30) days of the expiration or termination of the applicable Work Order.
ARTICLE 16 - CERTAIN REPRESENTATIONS AND WARRANTIES
1.1Mutual Representations and Warranties
Each Party represents and warrants that, as of the Effective Date and each SOW Effective Date, and continuing throughout the Term and each SOW Term, and any period of Termination/Expiration Assistance:
(a)It is a corporation duly incorporated, validly existing and is in good standing under the Laws of the country, province or state in which it is incorporated, and is in good standing in each other

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jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement or any SOW.
(b)It has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and any SOW.
(c)It has all necessary corporate power and authority to enter into this Agreement and each SOW and SOW and to perform its obligations thereunder, and the execution and delivery of this Agreement and each SOW and SOW and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate actions on its part.
(d)This Agreement and each SOW and SOW constitute legal, valid and binding obligations of such Party, enforceable against it in accordance with their terms.
(e)The execution, delivery and performance of this Agreement (including any SOW hereunder) will not constitute (i) a violation of any judgment, order or decree; (ii) a material default under any material contract by which such Party or any of its material assets are bound; or (iii) an event that would, with notice or lapse of time, or both, constitute such a default as described in (ii).
1.2Provider Representations and Warranties
Provider represents and warrants to Talcott that as of the Effective Date and continuing throughout the Term, each SOW Term and SOW Term and any period of Termination/Expiration Assistance:
(a)Provider is in compliance with Federal “anti-kickback” acts and similar Laws and that Provider will not violate any applicable Laws, regulations or any Policies & Procedures with which Provider is responsible for compliance hereunder regarding the offering of unlawful inducement in connection with this Agreement or any SOW.
(b)Provider (i) has and shall have the right and authority to Use the Provider Software to provide Services, and to grant to Talcott and Talcott Affiliates the licenses to the Provider Software as set forth herein; and (ii) has agreements with Provider Personnel and all applicable subcontractors sufficient to enable Provider to comply with the provisions of this Agreement vesting ownership in the Work Product to Talcott (including an assignment of all Intellectual Property Rights in and to same from Provider Personnel and subcontractors, and to otherwise effect the Intellectual Property Right allocations set forth in the Agreement.
(c)(i) Provider has, and each of the Provider Personnel that Provider will use to provide and perform the Services has, the necessary knowledge, skills, experience, qualifications, rights and resources to provide and perform the Services in accordance with the Agreement; (ii) Provider will perform the Services in a diligent, professional and workmanlike manner using an appropriate number of properly trained and qualified individuals as necessary to perform and deliver the Services in accordance with the Agreement, and, at a minimum, in accordance with industry standards applicable to the performance of such Services; and (iv) the Services will conform to the description of the Services set forth in each SOW and Work Order.
(d) Provider shall comply with, and shall ensure that all Services, Systems, Software and Deliverables comply with, all applicable Provider Laws and the Compliance Directives in connection with the Services and otherwise under this Agreement or any SOW then in effect. If a charge of noncompliance with any Provider Law occurs and is related to the Services, Provider will immediately notify Talcott of such charge in writing and, at its own cost, promptly remedy such noncompliance. Provider will be responsible for any fines or penalties incurred by Talcott arising from Provider’s noncompliance with Provider Laws or Compliance Directives. At all times during the SOA Compliance Period, at no additional cost to Talcott unless otherwise specified in the applicable SOW, Provider shall, and shall cause each of its Affiliates and subcontractors to:
(i)    if the applicable SOW identifies Services or Deliverables as subject to compliance with SOA, (A) Provider shall identify all controls, operations and systems Provider will use to provide such Services or Deliverables for Talcott approval, (B) in the event that Talcott does not approve such controls, operations and systems, the Parties will agree upon appropriate controls, operations and

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systems that are necessary and appropriate to enable Talcott and Talcott Affiliates to comply with their obligations under SOA with respect to such Services or Deliverables and (C) such controls, operations and systems shall be identified in the applicable SOW . Provider shall maintain in effect all such controls, operations and systems that are so approved and/or agreed in such SOW. In the event that Talcott requests any changes to such controls, operations or systems during the term of the applicable SOW, Provider shall implement such changes subject to the Change Control Procedures;
(ii)    provide to Talcott and/or Talcott auditors and counsel on a timely basis, all information, reports and other material which Talcott and/or its auditors or counsel may request in writing in order to: (A) evaluate and confirm that Talcott is in compliance with its obligations under SOA; and (B) enable Talcott auditors to provide the auditors attestation contemplated by Section 404 of SOA;
(iii)    if all or any part of the Services are part of the business processes which Talcott management deems significant to its internal control over financial reporting, provide to Talcott the Additional SOA Information, at Talcott cost and expense on a pass-through basis; and
(iv)    provide to Talcott and its auditor and/or counsel access to such of Provider’s and its Affiliates and subcontractors’ pursuant to the audit limitations specified in Section 12.1(b), relevant portions of respective books and records and personnel as Talcott and/or its auditors or counsel reasonably may request to enable: (A) Talcott and/or its auditors or counsel to evaluate whether Talcott complies with SOA as it relates to the Services; and (B) Talcott auditors to provide the Auditors Attestation.
(e)Provider will use Best Commercial Practices to efficiently use the resources or services necessary to provide the Services and to perform the Services in accordance with the Service Levels and Performance Standards.
(f)Provider will comply with all Policies & Procedures applicable to the provision of Services, as more particularly set forth in Section 5.7.
(g)Provider has obtained all requisite Permits necessary to perform the Services, excluding those Permits for which Talcott is responsible for obtaining as set forth in an SOW, and Provider will take all lawful steps necessary to maintain such Permits for which Provider is responsible hereunder.
(h)In accordance with Talcott Policies and Procedures and the Federal Violent Crime Control and Law Enforcement Act of 1994 (“VCCLEA”), no Provider Personnel has ever been convicted of (i) a felony or (ii) a misdemeanor involving violence, sexual misconduct or dishonesty or is named on the U.S. Office of Foreign Assets Control’s Specially Designated Nationals list. Provider warrants that it has performed and that each of Provider’s subcontractors has performed a criminal background check on each Provider Personnel prior to their assignment to perform any Services under this Agreement. Such criminal background checks shall be performed in accordance with the standards set forth in Exhibit 6, as may be updated from time to time. Provider further warrants that Provider will, during the Term, perform and ensure that each of Provider’s subcontractors will perform such criminal background checks on all new or replacement Provider Personnel (as applicable) prior to their assignment to perform any Services under this Agreement. Talcott shall be entitled to audit compliance with this Section 16.2(h) pursuant to Section 12.1(b).
(i)Provider will maintain at Provider’s expense all of the necessary certification and documentation such as Employment Eligibility Verification form I-9s, as well as all necessary insurance for its employees required by Law, including workers’ compensation, and unemployment insurance, and Provider shall ensure that its subcontractors comply with the foregoing obligations. Provider will be solely responsible for the withholding and payment, if any, of employment taxes, all benefits and Workers’ Compensation Insurance.
(j)With respect to Provider’s employment of any Provider Personnel, Provider shall comply with all applicable requirements of U.S. immigration Laws and related Laws, including verification of the employment eligibility of each of its employees who work in the United States. For those employees of Provider needing a visa to enter the United States, or otherwise needing immigration status in the United States, in order to carry out activities in connection with this Agreement, Provider will take all steps necessary to obtain and maintain appropriate immigration classification or status for such employees. Provider will ensure that its employees comply fully with the terms and conditions of any immigration classification or status. With respect to all Provider Personnel who are not employees of Provider, Provider will ensure that such Provider Personnel and all subcontractors that Provider uses to perform

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Services under this Agreement likewise comply fully with the requirements of U.S. immigration Laws and related Laws, to the same extent as this Section requires of Provider.
(k)Its own information systems, including Provider Software, used to provide Services and, to the extent applicable thereto, that all Work Product, will be Date Compliant. To be “Date Compliant” means to process, consistently and correctly, data containing information for, pertaining to or dependent upon dates prior to or on or after January 1, 2001, including (but not limited to) recognizing and performing calculations that accommodate same century and multi-century formulas and date values, and interface values that reflect the century. If Provider becomes aware that it is not in compliance with this Section 16.2(k), Provider shall immediately so notify Talcott and promptly correct, replace, upgrade or otherwise remedy such non-compliance so as to become Date Compliant.
(l)Provider shall perform the Services in such a manner so as to ensure that (i) Provider, at all times during the Term of this Agreement, shall maintain or exceed the level of ISO 9000-2000, SEI-CMM Level 5, SEI-CMMI Level 5 and PCMM Level 5 certifications; and (ii) Talcott, at all times during the Term of this Agreement, maintains or exceeds the level of certifications maintained by Talcott immediately prior to the Transition of the applicable Services to Provider and such level of certifications maintained by Talcott during the Term (unless otherwise stated in an applicable SOW ). Provider’s compliance shall be subject to periodic assessment and verification by an independent third party, approved in advance by Talcott. The results of such assessment and verification shall be provided promptly to Talcott. Such periodic assessments and verifications shall occur no more frequently than annually.
(m)Provider’s information systems, including Provider Software, Third Party Software used to provide Services and, to the extent applicable thereto, that all Work Product, is and will be Date Compliant and Currency Compliant. If Provider becomes aware that it is not in compliance with this Section 16.2(m), Provider shall immediately so notify Talcott and promptly correct, replace, upgrade or otherwise remedy such non-compliance.
(n)Provider (i) shall not unreasonably withhold or delay any consent, approval or request by Talcott required under the Agreement; and (ii) shall identify and, to the extent reasonably possible, prevent a potential Organizational Conflict of Interest and inform Talcott of any such activity or relationship. As used herein, “Organizational Conflict of Interest” means a situation or occurrence pursuant to which, because of other activities or relationships within or outside its corporate enterprise: (i) Provider is unable to render impartial assistance or advice to Talcott; or (ii) Provider’s objectivity in performing the Services is or might be materially impaired or influenced.
(o) Foreign Corrupt Practices Act.
(i)Provider has not and shall not violate, or cause Talcott or any of its Affiliates to violate the United States Foreign Corrupt Practices Act or any other applicable anticorruption laws or regulations (“FCPA”) in connection with the Services provided under the Agreement and that it has not, and agrees that it shall not, in connection with the transactions contemplated by the Agreement, or in connection with any other business transactions involving Talcott or Talcott Affiliate, pay, offer, promise, or authorize the payment or transfer of anything of value, directly or indirectly to:
(A)any government official or employee (including employees of government owned or controlled companies or public international organizations) or to any political party, party official, or candidate for public office; or
(B)any other person or entity if such payments or transfers would violate the laws of the country in which made or the laws of the United States.
(ii)It is the intent of the Parties that no payments or transfers of value by Talcott or Talcott Affiliate or Provider in connection with the Agreement shall be made which have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in, extortion, kickbacks, or other unlawful or improper means of obtaining business.
(iii)Provider is familiar with the provisions of the FCPA and agrees that:
(A)neither Provider nor its partners, officers, directors, employees, or agents is a government official or employee (including an employee of a government-owned or government-

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controlled company or of a public international organization), is a political party official or employee of a political party, or is a candidate for public office, in each case in a non-U.S. location; and
(B)it has not previously engaged in conduct that would have violated the FCPA had Provider been subject to its terms.
(iv)Provider has disclosed in writing in each SOW the non-U.S. Locations, if any, of all personnel anticipated to perform Services under the Agreement. Provider agrees to provide prompt advance written notice to Talcott in the event that Provider desires to use any additional non-U.S. Locations in the provision of Services to Talcott under and in all cases subject to Talcott advance written consent in accordance with Section 3.11 and otherwise consistent with the terms and conditions of the Agreement.
(v)Provider acknowledges and agrees that Talcott may impose additional obligations upon Provider at Talcott discretion consistent with Best Commercial Practices to ensure compliance with the FCPA. Disclosures and notice required under this provision shall be sent to Talcott addressee(s) set forth in Section 21.11 of this Agreement.
(p)an audit of Provider and its operational controls and attestation that includes a SOC 2 Type 2 report for non-financial controls, in accordance with the Statement on Standards for Attestation Engagements (SSAE) No. 18, as issued by the American Institute of Certified Public Accountants, or any successor standards approved in writing by Talcott ("Internal Control Audit").
(q) As further described below, Provider will furnish Talcott with an executed copy of each Internal Control Audit report of Provider’s controls and systems relating to the Services provided to Talcott produced by Provider’s third party auditor selected by Provider from among Plante Moran, PWC, Deloitte, KPMG, and E&Y, at such time as such audits are made generally available to Provider’s customers end of calendar year. Annually Provider will retain a public accounting firm to produce an Internal Control Audit report at Provider’s cost for the Services as follows: the Internal Control Audit report will include a minimum of a six month testing period. For the avoidance of doubt, all Internal Control reports as well as information provided to Talcott and Talcott auditor relating thereto, shall be deemed to be Provider Confidential Information. In the event that an Internal Control report is Qualified and the qualification has not been remediated by the date of the report, then Provider shall advise Talcott of Provider’s remediation plan with respect to any and all material control deficiencies that result in such qualified opinion (which plan shall be subject to Talcott approval), and Provider shall follow such Provider remediation plan and complete remediation within the timeframe set forth in the remediation plan. In addition, every three months following the delivery to Talcott by Provider of a Internal Control Audit report, and periodically upon written request by Talcott, Provider shall (i) provide to Talcott a written update identifying whether there have been any (x) changes in Provider’s internal controls or control environment that would adversely affect the auditors’ opinion in such Internal Control Audit reports, or (y) material changes in the effectiveness of the internal controls designed to achieve the control objectives described in such Internal Control Audit reports (such written update may be in the form of a negative assurance letter or any other form documentation that Provider and Talcott deem reasonable), and (ii) advise Talcott of, and follow, Provider’s remediation plan (which shall be subject to Talcott approval) with respect to any and all such changes and material changes, and complete remediation in accordance with the timeframe set forth in the remediation plan. All references to Internal Control Audit audit and report shall be deemed to refer to any successor standard to the Internal Control Audit audit and report from and after the time that such standard is replaced with a newer standard in the industry, including ISAE 3402 and any successors to those standards. Provider’s failure to deliver, or to perform in accordance with, the remediation plan required pursuant to this Section shall be considered a material breach of the Agreement.
(r)Provider is fully capable of performing the Services, including without limitation, the services that were provided pursuant to the Existing Third Party SOWs and Existing Third Party SOWs(as those terms are defined in the MBM SOW), in accordance with the Agreement using existing Provider Personnel and without hiring any employees, subcontractors or representatives of any Current Providers.
1.3Pass-Through Warranties
Without limiting the Parties rights and obligations hereunder, Provider agrees, to the extent it is permitted to do so, to pass through to Talcott any and all third party representations, warranties and indemnities, if any, with respect to any Hardware or Software, or technology, services or materials used by

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Provider to provide the Services or provided or delivered by Provider. To the extent such representations, warranties or indemnities cannot be passed through by Provider, Provider agrees that Talcott may assert or enforce any right that Provider may have to enforce such representations, warranties and indemnities, or if such can only be enforced by Provider and in its own name, upon Talcott request, Provider shall take all commercially reasonable action requested by Talcott to enforce such representations, warranties and indemnities. Talcott agrees, to the extent it is permitted to do so, to pass through to Provider any and all third-party representations, warranties and indemnities, if any, with respect to any Talcott Equipment or Talcott Licensed Software used by Provider to provide the Services. To the extent such representations, warranties or indemnities cannot be passed through by Talcott, Talcott agrees that Provider may assert or enforce any right that Talcott may have to enforce such representations, warranties and indemnities, or if such can only be enforced by Talcott and in its own name, upon Provider’s request, Talcott shall take all reasonable action requested by Provider to enforce such representations, warranties and indemnities.
1.4Open Source
Provider has not and will not incorporate any software (whether in source code or object code format) into Work Product, Talcott Software, Provider Software or any other Software delivered to Talcott or used in connection with providing the Services which would subject Talcott Software or other property of Talcott of any variety to any license, other agreement or understanding, that (i) would require the distribution of source code with such Talcott Software or require source code to be made available when such is distributed to any third party; (ii) would impact, restrict or impair in any way Talcott ability to license Talcott Software pursuant to terms of Talcott choosing; or (iii) would impact or limit Talcott ability to enforce Talcott patent or other Intellectual Property Rights against any third party in any manner.
1.5Disclaimer
EXCEPT AS SET FORTH IN THIS AGREEMENT OR AN SOW TALCOTT AND PROVIDER DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITYAND FITNESS FOR A SPECIFIC PURPOSE.
ARTICLE 17 - INDEMNIFICATION
1.1Mutual Indemnifications
Each Party shall indemnify, defend and hold harmless the other Party and their respective Affiliates, officers, directors, employees, successors and assigns, from and against all Losses arising from death of or injury to any agent, employee, invitee, visitor or other person or to such Party’s personal or real property to the extent caused by the fault or negligence or willful misconduct of the Indemnitor, or its respective agents, employees, contractors or customers.
1.2Indemnification by Provider
Provider shall indemnify, defend and hold harmless Talcott and its Affiliates, and their respective officers, directors, employees, agents, customers, successors and assigns (collectively, the “Talcott Indemnitees”), from and against any third-party claims or Losses directly or indirectly incurred by Talcott Indemnitees arising from, in connection with or relating to, any of the following:
(a)Provider’s gross negligence or willful misconduct (including intentional misuse of Confidential Information);
(b)Provider’s acts or omissions in connection with the selection, employment, or offers of employment of Designated Employees;
(c)all claims or liens made or asserted by subcontractors or Provider Personnel arising out of the performance of this Agreement, including any claims for payments, except to the extent caused by Talcott Indemnitees;
(d)Provider’s or its subcontractor’s acts or omissions in the capacity of an employer of a person), including any claims of harassment, discrimination, or wrongful discharge, payment of compensation, benefits or salary, non-payment of taxes, failure to withhold, or claims arising under workers compensation Laws, unemployment compensation Laws, occupational health and safety Laws, disability Laws, ERISA, or any other applicable federal, state, provincial or local Laws or regulations, and

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any breach by Provider, its subcontractor or Provider Personnel of the obligations set forth in Section 16.2(j) of this Agreement;
(e)any amounts which are allegedly owed to any Provider Personnel, including employment related Taxes and employee benefits;
(f)any payment of compensation (including without limitation benefits) or salary asserted by any employee or agent of Provider or Provider Personnel associated with a determination by any federal, provincial, state or local governmental agency, any court or any other applicable entity that the employees or agents of Provider or Provider Personnel are employees of Talcott or any Talcott Affiliate for any purpose or that Talcott or any Talcott Affiliate is a co-employer of such personnel, except to the extent caused by any wrongful conduct by Talcott;
(g)any Taxes for which Provider is responsible under Section 14.2;
(h)any failure of Provider, Provider Affiliates or subcontractors or any Provider Personnel to obtain Permits which are Provider’s responsibility hereunder;
(i)a breach by Provider, Provider Affiliates or subcontractors or any Provider Personnel of Provider’s obligations to comply with Laws, security procedures, safeguards, safety, physical security or any other obligations with which Provider is responsible for compliance under ARTICLE 11; and
(j)a breach by Provider of the representations or warranties set forth in Sections 16.2(a), 16.2(d), 16.2(h), 16.2(i), 16.2(j), and 16.2(o).
1.3Intellectual Property Indemnification
(a)Provider shall indemnify, defend, and hold harmless Talcott Indemnitees from and against all Losses arising from, in connection with or relating to (either jointly or severally) a claim that any Provider Software, Provider Proprietary Material, Systems, Work Product, data, documentation, or any other property or Service provided by Provider, Provider Affiliates or subcontractors or Provider Personnel (“Provider Materials”), or the Use thereof as permitted in the Agreement, the applicable SOW and/SOW (i) infringes (directly or in a contributory manner), violates or misappropriates any Intellectual Property Right; (ii) constitutes unfair competition under applicable law; or (iii) constitutes an unlawful disclosure, use or misappropriation of a third party’s trade secret. If any Provider Materials becomes the subject of an allegation, demand, claim or action under this Section 17.3, or in Provider’s opinion is likely to become the subject of such an allegation, demand, claim or action then Provider may, at its option (A) modify such Provider Material to make it non-infringing, non-violating and non-misappropriating or cure any claimed misuse of a third party’s trade secret, provided such modification does not adversely affect the functionality, completeness or accuracy of such Provider Material; (B) procure for Talcott and its Affiliates (as applicable) the right to continue using the applicable Provider Material(s); or (C) replace such Provider Material with substantially equivalent material that is non-infringing, non-violating and non-misappropriating and that are free of claimed misuse of a third party’s trade secret. To the extent that the foregoing remedies are not commercially practicable and if the removal of the infringing or violative Provider Materials excluded will not have a material adverse effect on any of Talcott Indemnitees or their business operations, Provider may remove such items and refund to Talcott all Charges paid for such items and any other items affected by such removal. Any costs associated with implementing any of the above alternatives shall be borne solely by Provider.
(b)Provider shall have no obligation under Section 17.3(a) to the extent based upon: (1) Talcott use of the Provider Materials, or any part thereof, in combination with any equipment, software or data not provided or approved for use by Provider, unless such use was reasonably contemplated by the Parties or authorized by Provider in writing; (2) any unauthorized modification of Provider Materials made by or at the direction of Talcott, or Talcott use of any such modification, if an unmodified version would not be infringing; (3) Talcott Materials in their unmodified form as provided to Provider by Talcott, solely to the extent that such Talcott Materials are the cause of the claim; (4) Provider’s use of detailed written technical specifications, instructions or designs furnished by or on behalf of Talcott to Provider hereunder and relied upon by Provider in implementing the Deliverables, to the extent that (i) Provider exercised Best Commercial Practice both in relying on such materials in performing the Services, and to avoid such infringement, (ii) Provider strictly complied with such detailed written technical specifications, (iii) Talcott required Provider to comply with such specifications, instructions or designs, and (iv) Provider was not aware that such specifications, instructions or designs would result in such infringement; or (5) Talcott continuing the infringing activity after being provided (at no additional cost or expense to Talcott)

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with modifications or replacements in accordance with Section 17.3(a) that would have avoided the infringement and a reasonable period of time (taking into account quality control and other standard implementation processes) to implement the modifications or replacements (or to require Provider to implement same), and provided that Talcott was informed in writing of the need to use the applicable modifications or replacements to avoid the infringement.
(c)Talcott shall indemnify, defend and hold harmless Provider and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns, from and against all Losses to the extent based on a claim that any Talcott Owned Software or other Talcott proprietary materials provided to Provider by Talcott specifically for use in performing Services under an applicable SOW (“Talcott Materials”), or the use or modification thereof as permitted in this Agreement, the applicable SOW and/SOW (i) infringes (directly or in a contributory manner), violates or misappropriates any Intellectual Property Right of a third party; (ii) constitutes unfair competition under applicable law; or (iii) constitutes an unlawful disclosure, use or misappropriation of a third party’s trade secret. Talcott shall have no obligation under this Section 17.3(c) or other liability for any infringement, violation or misappropriation claim based upon (1) Provider’s use of Talcott Materials provided by Talcott, or any part thereof, in combination with any equipment, software or data not provided or approved for use by Talcott, or in a manner not reasonably contemplated by the Parties, or authorized by Talcott in writing; (2) any modification of Talcott Materials made by any person other than Talcott, or Provider’s use of any such modification, if an unmodified version would not be infringing; or (3) Provider continuing the infringing activity after receipt of written notice from Talcott to cease use of the infringing item.
1.4Indemnification Procedures
(a)Notification; Assumption of Defense. Promptly after receipt by a Party (“Indemnitee”) of any written allegation, claim or notice of any action giving rise to a claim for indemnification by the other Party (“Indemnitor”), the Indemnitee shall so notify the Indemnitor and shall provide copies of such claim and any documents relating to the action. No failure to so notify Indemnitor shall relieve Indemnitee of its obligations under this Agreement except to the extent that the failure or delay causes actual and material damages or prejudice to the Indemnitor. Within thirty (30) days following receipt of such written notice, but in any event no later than ten (10) days before the deadline for any responsive pleading, the Indemnitor shall notify Indemnitee in writing (a “Notice of Assumption of Defense”) that the Indemnitor has assumed control of the defense and settlement of such allegation, claim or action, which notice shall include the name of the firm and attorney(s) that have been engaged to defend such allegation, claim or action.
(b)Control of Defense. After Indemnitor delivers a Notice of Assumption of Defense with respect to a claim within the required period, Indemnitor shall have sole control over the defense and settlement of such claim; provided, however, that (i) Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim on a non-controlling basis; (ii) Indemnitor shall obtain the prior written approval of Indemnitee before entering into any settlement of such claim unless such settlement requires no more than a monetary payment for which Indemnitee is fully indemnified or involves only other matters that are not binding on Indemnitee and that will not have any effect on Indemnitee's reputation; and (iii) Indemnitor shall give Indemnitee at least ten (10) days’ notice of its intent to cease defending against such claim. After Indemnitor has delivered a timely Notice of Assumption of Defense relating to any claim, Indemnitor shall not be liable to Indemnitee for any legal expenses incurred by such Indemnitee in connection with the defense of such claim (except as set forth in Section 17.4(c) below) ; provided, that Indemnitor shall pay for one (1) separate counsel for all Indemnitees to the extent that conflicts or potential conflicts of interest between the Parties so require. In addition, except as provided in Section 17.4(c) below, Indemnitor shall not be required to indemnify Indemnitee for any amount paid by such Indemnitee in the settlement of any claim for which Indemnitor has delivered a timely Notice of Assumption of Defense if such amount was agreed to without prior written consent of Indemnitor, which shall not be unreasonably withheld or delayed in the case of monetary claims.
(c)Indemnitee Right to Defend. If Indemnitor does not deliver a Notice of Assumption of Defense relating to an allegation, claim or action within the required notice period, delivers notice of its intent to cease defending against the claim, or fails to diligently defend any such allegation, claim or action, Indemnitee shall have the right to defend and settle the claim or action in such a manner as it may deem appropriate, at the cost and expense of Indemnitor. Indemnitor shall promptly indemnify and reimburse the Indemnitee for all such reasonable costs and expenses upon written request therefore from time to time.

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1.5Subrogation
In the event Indemnitor indemnifies Indemnitee pursuant to this ARTICLE 17, the Indemnitor shall, upon payment in full of such indemnity, be subrogated to all of the rights of Indemnitee with respect to the allegation, claim or action to which such indemnity relates.
ARTICLE 18 - LIMITATIONS ON LIABILITY
1.1No Consequential Damages
SUBJECT TO SECTION 18.3 HEREOF, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE) OR OTHERWISE, AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR SUCH DAMAGES COULD HAVE BEEN REASONABLY FORESEEN BY SUCH PARTY.
1.2Limit On Direct Damages
EXCEPT AS PROVIDED IN SECTION 18.3, IN NO EVENT SHALL TALCOTT AND ITS AFFILIATES’ LIABILITY TO PROVIDER UNDER THIS AGREEMENT EXCEED THE AMOUNTS DUE AND OWING TO PROVIDER FOR SERVICES PROPERLY RENDERED (“TALCOTT DIRECT DAMAGES CAP”).
EXCEPT AS PROVIDED IN SECTION 18.3, THE LIABILITY OF PROVIDER TO TALCOTT ARISING OUT OF, RELATING TO OR RESULTING FROM THE PERFORMANCE OR NON-PERFORMANCE BY PROVIDER OF THE SERVICES AND ITS OBLIGATIONS UNDER THE AGREEMENT SHALL BE LIMITED TO DIRECT DAMAGES INCURRED BY TALCOTT OR ANY OF ITS AFFILIATES FOR EACH EVENT THAT IS THE SUBJECT MATTER OF A CLAIM OR CAUSE OF ACTION, INCLUDING REASONABLE ATTORNEY FEES. EXCEPT AS PROVIDED IN SECTION 18.3, PROVIDER’S AGGREGATE LIABILITY FOR DIRECT DAMAGES SHALL NOT EXCEED THE GREATER OF FOUR HUNDRED THOUSAND DOLLARS ($400,000.00 ) OR THE TOTAL CHARGES PAID AND/OR PAYABLE BY TALCOTT AND ITS AFFILIATES UNDER THE AGREEMENT (INCLUDING ALL SOW(S) AND WORK ORDERS) FOR THE 12 CONSECUTIVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE OCCURRENCE OF THE APPLICABLE EVENT, ACT OR OMISSION GIVING RISE TO SUCH CLAIM (“PROVIDER DIRECT DAMAGES CAP”).
1.3Exceptions
(a)The Provider Direct Damages Cap and Talcott Direct Damages Cap (the limitations on the amounts of damages set forth in SECTION 18.2 and the limitations on the types of damages set forth in SECTION 18.1) shall not apply to, and no amounts or payments made to satisfy Losses and other amounts described in this Section 18.3 shall be included in calculating the Provider Direct Damages Cap or Talcott Direct Damages Cap in connection with: (I) LOSSES COVERED UNDER THE PARTIES’ INDEMNIFICATION OBLIGATIONS PURSUANT TO ARTICLE 17 (INDEMNIFICATION); (II) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR THAT OF ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS (OR, WITH RESPECT TO PROVIDER, THAT OF ITS AFFILIATES OR SUBCONTRACTORS); (III) ABANDONMENT OR WRONGFUL TERMINATION BY PROVIDER UNDER THIS AGREEMENT OR ANY SOW OR REFUSAL OF PROVIDER TO PROVIDE TERMINATION/EXPIRATION ASSISTANCE; (IV) PROVIDER’S FAILURE TO COMPLY WITH PROVIDER LAWS, INCLUDING ANY BREACH OF SECTIONS 5.1, 5.2, 5.3, OR 5.4 AS THEY PERTAIN TO PROVIDER LAWS. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS SET FORTH HEREIN ARE INTEGRAL TO THE AMOUNT OF CONSIDERATION PAID OR TO BE PAID UNDER THIS AGREEMENT.
(b)In lieu of the Provider Direct Damages Cap and Talcott Direct Damages Cap, Provider’s liability for a Security Breach arising out of its breach of Article 10 of the Agreement, the Non-Disclosure Agreement, Article 11 of the Agreement, or Exhibit 7 shall not exceed two million dollars ($2,000,000).
1.4Damages Category

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The following shall be considered direct damages and neither Party shall assert that they are consequential damages to the extent they result from a Party’s failure to fulfill its obligations in accordance with this Agreement or any Work Order:
(a)Reasonable costs of recreating or reloading any of Talcott lost or damaged information;
(b)Reasonable costs of implementing a workaround in respect of a failure to provide the Services;
(c)Reasonable costs of replacing lost or damaged equipment and Software or other materials;
(d)Reasonable costs and expenses incurred to correct errors in Software maintenance and enhancements provided as part of the Services;
(e)Reasonable costs and expenses incurred to procure the Services from an alternate source;
(f)Losses arising from a Security Breach to the extent caused by Provider’s breach of this Agreement, including Article 10 of the Agreement, the Non-Disclosure Agreement, Article 11 of the Agreement, or Exhibit 7; and
(g)Straight time, overtime, or related expenses incurred by a Party, including overhead allocations of such Party for such Party’s employees, wages and salaries of additional employees, travel expenses, overtime expenses, telecommunication charges, and similar charges, due to the failure of the other Party to fulfill its obligations hereunder or incurred in connection with (a) through (f) above.
The foregoing list is a non-exclusive list of damages constituting direct damages. Each Party shall have a duty to use reasonable efforts to mitigate damages for which the other Party is liable.
1.5Force Majeure
(a)Definition. Subject to clause (c) below, neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement or any SOW, if any, to the extent such failure or delay both is:
(i)Caused by any of the following: (x) catastrophic weather conditions or other extraordinary elements of nature or acts of God (other than localized fire, hurricane, cyclone, typhoon, tornado, flood or other extraordinary elements of nature or acts of God); (y) acts of war, acts of terrorism, insurrection, riots, civil disorders or rebellion; or (z) quarantines or embargoes; provided, however, that the Parties expressly acknowledge and agree that Force Majeure Events do not include (i) vandalism, (ii) the regulatory acts of governmental authorities, (iii) Provider’s inability to obtain hardware, software or services, on its own behalf or on behalf of Talcott, or its inability to obtain or retain sufficient qualified personnel, except to the extent such inability to obtain hardware, software or services or retain qualified personnel results directly from the causes outlined in (x) through (z) above, or (iv) any failure to perform caused solely as a result of a Party’s lack of funds or financial ability or capacity to carry on business; and
(ii)The non-performing Party is without fault in causing or failing to prevent the occurrence of such event, and such occurrence could not have been circumvented by reasonable precautions and could not have been prevented or circumvented through the use of commercially reasonable alternative sources, workaround plans or other means (including, with respect to Provider, by Provider meeting its security and disaster recovery obligations described herein).
(b)Excused Performance. Events meeting both of the criteria set forth in clauses 18.5(a)(i) and 18.5(a)(ii) above are referred to collectively as “Force Majeure Events.” Subject to clause 18.5(c) below, upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from its non-performance or observance of the affected obligation(s) for as long as such circumstances prevail and such Party continues to attempt to recommence performance using Best Commercial Practices whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other by telephone or by the most timely means otherwise available (to be confirmed in writing within two (2) business days of the inception of such delay) and describe in reasonable detail the circumstances causing such delay.

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(c)Use of Alternate Providers by Talcott. If a Force Majeure Event causes a material failure or delay in the performance of any Services for more than five (5) consecutive calendar days, Talcott may, at its election, and in addition to any rights Talcott may have pursuant to Section 19.4 procure such Services from an alternate source until Provider is again able to provide such Services. Talcott shall continue to pay Provider the Charges, less any amounts payable by Talcott to the alternate source, but Provider shall not be entitled to any additional payments as a result of the Force Majeure Event. Notwithstanding any other provision of this ARTICLE 18, a Force Majeure Event shall not relieve Provider of its obligation to use Best Commercial Practices to implement successfully all of the Services relating to disaster recovery services that are included in this Agreement, or any SOW, within the time period described therein.
1.6Remedies.
At its option, Talcott may seek all remedies available to it under law and in equity including injunctive relief in the form of specific performance to enforce the Agreement and/or actions for damages, or recover the Service Credits, subject only to the limitations and provisions specified in this Agreement. Provider may seek damages resulting from Talcott breach of its obligations under the Agreement, but Provider irrevocably agrees not to initiate any proceedings, file any action or suit in any court of competent jurisdiction or before any judicial or other authority arising under, out of, in connection with or relating to the Agreement against Talcott or any of its Affiliates, or their respective officers, directors, employees or agents, in which it seeks equitable remedies of any nature, including specific performance or injunction, except in connection with the alleged violation by such persons of the confidentiality provisions of the Agreement or alleged infringement of Provider’s Intellectual Property Rights.
ARTICLE 19 - TERMINATION
1.1Termination for Cause
(a)Talcott Right to Terminate for Material Breach. Talcott shall have the right, but not the obligation, to terminate this Agreement, any SOW, or any Work Order(s) or any part(s) thereof, for cause effective on the date and for the scope specified in a written notice of termination:
(i)for a material breach of such Work Order, SOW or this Agreement by Provider that is not cured by Provider within thirty (30) days, or such shorter period of time if specified in the applicable SOW , of the date on which Talcott provides written notice of such breach; provided, however, if a material breach of this Agreement or of such SOW by Provider occurs such that Provider, using Best Commercial Practices, is unable to cure in such thirty (30) day period but Provider submits a written plan to Talcott within such thirty (30) day period to cure such breach at the earliest date practicable (but no later than within sixty (60) days of the date on which Talcott provides written notice of such breach) and the Provider’s plan (including the timing of the cure set forth in the plan) is accepted by Talcott in writing, the cure period for such breach shall be extended to the date set forth in the plan;
(ii)Provider commits multiple breaches of its duties or obligations under any Work Order, SOW or this Agreement which in each individual event may not be material, but which collectively constitute a material breach of this Agreement and which are not cured within thirty (30) days of Provider’s receipt of notice from Talcott, provided that only one such notice shall be required in any twelve (12) month period, and Talcott may terminate without notice or opportunity to cure for further breaches within such period;
(iii)for any termination event or rights set forth in any SOW, as set forth therein;
(iv)for any Service Level termination event or milestone completion failure event set forth in an SOW;
(v)upon material failure by Provider to provide any Services which are of a critical nature for more than forty-eight (48) hours, other than pursuant to a Force Majeure Event, which is addressed in Section 19.4;
(vi)in the event of a breach by Provider of the obligations set forth in Section 16.2(j) of this Agreement, if such immediate termination is necessary in order for Talcott to fulfill obligations under U.S. immigration Laws or related Laws;

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(vii)if Provider or any of its officers, directors or controlling owners shall become the subject of any investigation by any governmental authority for violation of any Law or shall commit any act that Talcott believes will reflect badly on the standing of Talcott or cause negative media attention on Talcott or its employees via acts or omissions arising from Provider’s activities, whether or not related to Services to be performed under this Agreement;
(viii)upon Provider's failure to perform the Transition Services under an SOW in accordance with the Transition Requirements, if Talcott determines that such failure causes or will likely cause a material disruption to, or otherwise has or will have a material adverse impact on, any operation, function or the business of Talcott or its Affiliates;
(ix)in the event Provider fails to meet or achieve a Critical Transition Milestone under any SOW or to timely provide a corrected Deliverable in accordance with the Transition Playbook, in each case as a result of Provider’s actions that are not in compliance with this Agreement or the Transition Plan, or Provider’s failure to act as required under this Agreement or the applicable Transition Plan;
(x)if Talcott or any of its Affiliates are required (as determined by Talcott in its reasonable discretion) under Law to terminate, in whole or in part, any Services performed hereunder.
(b)Talcott Right to Terminate for Breach of One or More SOWs or if No Services Are Being Provided. Talcott shall have the right, but not the obligation, to terminate this Agreement (as a whole), any SOW and/or any SOWs for cause at any time if Talcott has terminated one or more other SOWs for cause. Talcott shall have the right, but not the obligation, to terminate this Agreement at any time if no Services are being provided by Provider under all Work Orders. Talcott shall exercise any of its foregoing termination rights by delivering to Provider written notice of such termination identifying the scope of the termination and the termination date.
(c)Termination for Damages Cap Exceeded. Talcott shall have the right, but not the obligation, to terminate the Agreement, any SOW(s) or any Work Order(s) immediately in the event that Provider incurs damages of any type (including consequential and indirect damages) to Talcott in excess of 65% of the Provider Direct Damages Cap and Provider does not agree to reset to zero the Direct Damages counted toward the Provider Direct Damages Cap upon written request from Talcott to reset the Provider Direct Damages Cap.
(d)Termination for Change of Control of Provider. Provider shall give Talcott prompt written notice of any Change in Control and promptly provide information regarding the controlling party as is reasonably requested by Talcott. Talcott shall have the right, but not the obligation, to terminate this Agreement, one or more SOWs or one or more categories of Services under an SOW in the event of any Change of Control of Provider, at any time within 180 days of Talcott receipt of Provider’s written notice of the Change of Control; provided the 180 days will be extended if Provider fails to provide reasonably requested information within 5 business days of such request, by the amount of such delay. Talcott shall exercise any of its foregoing termination rights by delivering to Provider written notice of such termination identifying the scope of the termination and the termination date.
(e)Failure to Maintain PCI DSS Compliance. Upon written notice, if Provider fails to achieve or maintain PCI DSS compliance in accordance with Section 5.4 or to provide Talcott with validation of such compliance in accordance with Section 5.4, and is unable to cure such failure within ten business days after receipt of written notice thereof by Talcott to Provider.
(f)Provider Right to Terminate. If Talcott does not pay material amounts not disputed in good faith under such SOW within 30 days of the date on which they are due, Provider shall provide Talcott with written notice of such past due amounts (the “Payment Default Notice”) within twenty (20) days of the date on which such amounts were due. Thereafter, if Talcott does not pay or dispute such amounts in good faith within thirty (30) days after receive of the Payment Default Notice, Provider may send a written notice of its intent to terminate (the “Termination Notice”) the Agreement unless Talcott cures the payment default within thirty (30) days. If Talcott does not cure the payment default within thirty (30) days after receiving the Termination Notice, Provider may terminate this Agreement for cause by providing written notice of termination to Talcott.
In the event of any termination by Talcott, Talcott notice to Provider shall specify the termination date (subject to the notice periods specified in this Section 19.1), and the Charges for the portion of the Services so terminated shall be removed from the applicable “Charges” Schedule to the affected SOW and any other terms shall be equitably adjusted to reflect the termination of such portion of the Services.

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1.2Termination for Convenience
(a)Talcott Right to Terminate. Talcott shall have the right to terminate any SOWs, Work Order(s) or this Agreement, or any part(s) thereof, for convenience at any time upon at least ninety (90) days prior written notice to Provider; provided that, if more than twenty-five (25) Provider Personnel are assigned to provide the Services to be so terminated, then such termination shall be upon at least one hundred and twenty (120) days prior written notice to Provider. A shorter notice period may be provided in an SOW.
(b)Termination for Cause and Termination for Convenience. If a purported termination for cause by Talcott under Section 19.1 is determined pursuant to ARTICLE 20 not to be a proper termination for cause, such termination shall be deemed a termination for convenience subject to this Section 19.2.
1.3Termination for Insolvency
Talcott shall have the right, but not the obligation, to terminate this Agreement and/or any SOW (s) without payment of any termination fees if Provider, or any Provider Affiliate or subcontractor performing a material portion of Services under any Work Order, (i) becomes insolvent or is unable to meet its debts as they mature; (ii) files a voluntary petition in bankruptcy or seeks reorganization or to effect a plan or other arrangement with creditors; (iii) files an answer or other pleading admitting, or fails to deny or contest, the material allegations of an involuntary petition filed against it pursuant to any applicable statute relating to bankruptcy, arrangement or reorganization; (iv) shall be adjudicated bankrupt or shall make an assignment for the benefit of its creditors generally; or (v) shall apply for, consent to, or acquiesce in the appointment of any receiver or trustee for all or a substantial part of its property, and any such receiver or trustee shall be appointed and shall not be discharged within thirty (30) days after the date of such appointment.
1.4Termination for Force Majeure
Talcott may in its sole discretion, for convenience but without any early termination fees, at any time prior to the date Provider corrects the problem causing the material, adverse impact or provides a temporary alternative reasonably acceptable to Talcott: (i) terminate the Agreement; or (ii) terminate the affected portion of the Services, in either case by providing Provider with written notice of termination and paying Provider (in accordance with Section 15.2), for any accrued fees for such portion of the affected Services pro-rated to the date of termination: (A) upon the occurrence of an event or circumstance, including a Force Majeure Event or a circumstance described in Section 3.11(b), which in Talcott reasonable judgment has or could be expected to have a material adverse effect on the ability of Provider or any Affiliate of Provider to perform any of its material obligations under this Agreement or an SOW that has or is likely to have a material adverse impact on the business and/or to the operational effectiveness of Talcott as it applies to the Services; or (B) in the event a portion of the Services, or Provider’s performance of the Services, is delayed or interrupted because of a Force Majeure Event as described in Section 18.5 for a period of: (x) five (5) days or more, or (y) 48 hours or more in the case of a Force Majeure Event that impacts critical Services, and such delay or interruption materially adversely impacts Talcott business or Provider’s ability to provide critical Services, or any material portion of the Services under any given Work Order, and Provider fails to provide a temporary alternative reasonably acceptable to Talcott. If Talcott terminates only the affected portion of the Services pursuant to clause (ii) above, and performs such services itself or contracts for an alternate provider to provide such services, upon Provider’s request Talcott will transfer such services back to Provider; provided that Provider pays all costs (including fees imposed by the alternate provider) relating to such transfer.
1.5Extension of Expiration or Termination Effective Date
Talcott may, at its election, extend any expiration date or any termination date, regardless of the Party invoking the termination, specified pursuant to this ARTICLE 19 one or more times, provided that the total of all such extensions for a particular Service shall not exceed two (2) years and any such extension shall be for a period of at least ninety (90) days. In such event, the Services shall be provided pursuant to, and on the terms and conditions set forth in, this Agreement and each applicable SOW and Work Order. Talcott will pay Provider for all Services provided during any such extension at the rates charged immediately prior to the originally scheduled termination or expiration or such other rates mutually agreed upon by the Parties.
1.6Effect of Termination

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In no event shall Talcott be responsible for any termination charges. Termination of this Agreement or any SOW in whole or in part for any reason under this ARTICLE 19 shall not affect (i) any liabilities or obligations of either Party arising before such termination or out of the events causing such termination (such obligations include all Regulatory Assistance Services); or (ii) any damages or other remedies to which a Party may be entitled under this Agreement or any SOW , at law or in equity, arising from any breaches of such liabilities or obligations. Termination of the Agreement shall automatically terminate all SOWs then in effect. In the event of termination of the Agreement, in whole or in part, except as otherwise provided in an SOW, Talcott will pay for all Services rendered through the effective date of termination (including for work in progress) in accordance with the terms of this Agreement. Except as set forth in this Section 19.6 and 19.7(b), Talcott shall not be obligated to pay any Charges that would otherwise accrue and be payable by Talcott pursuant to the Agreement or any SOW after the effective date of the expiration or termination of the Agreement or any such SOW .
1.7Termination/Expiration Assistance
(a)Defined; Term of Termination/Expiration Assistance. Upon either Party’s delivery to the other Party of any written notice of breach or termination or non-renewal of this Agreement or termination or non-renewal of any SOW , in whole or in part, including any breach by Talcott, Provider shall provide to Talcott or Talcott designee continued Services in accordance with this Agreement and the applicable SOW , including any services requested by Talcott necessary to facilitate the orderly transfer of the Services to Talcott or its designee, as agreed to in an amendment to the Agreement, SOW, as applicable (“Termination/Expiration Assistance”). Talcott may also request that Provider begin providing Termination/Expiration Assistance at any time within the twelve (12) month period prior to expiration of any SOW Term.
(b)Charges; Term. The Termination/Expiration Assistance described herein and in any SOW shall be provided to Talcott (except as may be set forth in each Work Order) (i) at the rates charged immediately prior to the termination or expiration of the applicable Work Order, or as otherwise agreed by the Parties, and (ii) for a period of time designated by Talcott, not to exceed twelve (12) months unless mutually agreed to by the Parties after the specified expiration or termination of this Agreement. The Term of this Agreement and the applicable SOW Term(s) shall be deemed extended during any such extension designated by Talcott, provided that rates will adjust for COLA to the extent expressly provided for in the applicable SOW.
(c)No Interruption of Services. The Termination/Expiration Assistance shall be provided so as to ensure that any interruptions to the Services or other adverse effect to Talcott are, by mutual agreement, planned, minimal and controlled, and that the quality, promptness and level of the Services shall not be degraded during the Termination/Expiration Assistance Period other than as contemplated under the Turnover Plan.
(d)Services Included. Termination/Expiration Assistance will include the following:
        (i)    Within thirty (30) days after the commencement of the Termination/Expiration Assistance Period, once every six calendar month period (provided that at least four months separate each delivery of the plan), and within such other period reasonably elected by Talcott, Provider will provide a complete plan for operational turnover that enables a smooth transition of the Services performed by Provider under this Agreement to Talcott or a successor provider (such plan the “Turnover Plan”). The Turnover Plan shall address transfer, at Talcott election, of assets used by the Provider primarily to perform the Services from Provider to Talcott, including Provider Software, Third Party Software, Equipment and Third-Party Contracts. Upon Talcott approval of the Turnover Plan, Provider will provide Termination/Expiration Assistance in accordance with such Turnover Plan. Provision of Termination/Expiration Assistance will not be complete until Talcott SOW Manager agrees that all tasks and Deliverables set forth in the Turnover Plan have been completed. Provider will promptly provide any information that is necessary to effectuate a smooth transfer of the functions performed by Provider under this Agreement to Talcott or a successor provider, including as necessary for Talcott to prepare a request for proposal; provided that no Provider Confidential Information shall be included in any such request for proposal. Provider will provide a detailed description of all Services performed by Provider, including a description of (A) staffing levels and Provider’s structure/organization used to provide the Services; (B) a complete listing of all support and development tools used in performing the Services; and (C) Provider Personnel job descriptions and experience levels.
        (ii)    Talcott or its designee shall be permitted to solicit and hire Provider employees, including those of any Provider Affiliate or subcontractor, that have been dedicated to, or have been

Talcott Confidential/Proprietary Materials

performing, the Services, in accordance with and subject to Section Error! Reference source not found. below.
(e)Talcott Remedies for Breach or Threatened Breach of Provider’s Obligation. Provider acknowledges that, if it were to breach its obligation to provide Talcott with Termination/Expiration Assistance, Talcott would be irreparably harmed. In such circumstances, Talcott shall be entitled to proceed directly to a court of competent jurisdiction and obtain such injunctive, declaratory or other injunctive relief as may be reasonably necessary to prevent such breach, without the requirement of posting any bond and without any additional findings of irreparable injury or other conditions to injunctive relief.
1.8Omitted.
1.9Bid Assistance
In the process of evaluating whether to undertake or allow termination/expiration or renewal of this Agreement or any SOW, Talcott may consider obtaining, or determine to obtain, offers for performance of services similar to the Services following termination/expiration of this Agreement. As and when reasonably requested by Talcott for use in such a process, Provider shall provide to Talcott such information and other cooperation regarding performance of the Services as would be reasonably necessary for a third party to prepare an informed, non-qualified offer for such services. The types of information and level of cooperation to be provided by Provider shall be no less than those initially provided by Talcott to Provider prior to commencement of this Agreement. Provider’s support in this respect shall include providing information regarding Equipment, Software, staffing and other matters that Provider would otherwise provide as part of Termination/Expiration Assistance. Provider shall provide such reasonable support at no additional charge to the extent such support can be provided by Provider Personnel without materially affecting Provider’s ability to meet the Service Levels. Any additional assistance shall be provided at the time and materials rates set forth in the applicable SOW or, if not set forth therein, at Talcott Rate.
ARTICLE 20 - DISPUTE RESOLUTION
1.1General
Any dispute, claim or controversy between the Parties arising out of or relating to this Agreement, including with respect to the validity, performance, interpretation or application of any provision of this Agreement or any SOW or the performance by Provider or Talcott of their respective obligations hereunder or thereunder (the “Dispute”) shall be resolved as provided in this ARTICLE 20. A Dispute shall be deemed to commence as of the date a Party informs the other Party in writing of the existence of a Dispute (“Dispute Commencement Date”). Notwithstanding the informal dispute resolution procedures described in Section 20.2, for any Dispute that is not resolved within sixty (60) days from the Dispute Commencement Date, a Party may commence a suit before a court of competent jurisdiction in accordance with Section 20.4.
1.2Informal Dispute Resolution
The Parties shall first attempt to resolve their Dispute informally in the following manner:
(a)Either Party may submit the Dispute to the SOW Managers, which shall meet as often as the Parties reasonably deem necessary to gather and analyze any information relevant to the resolution of the Dispute. The SOW Managers shall negotiate in good faith in an effort to resolve the Dispute.
(b)If the SOW Managers are unable to resolve the Dispute within fifteen (15) days, or otherwise determine in good faith that resolution through continued discussions by the SOW Managers does not appear likely, the matter shall be referred to the applicable Service Delivery Management Committee.
(c)If the applicable Service Delivery Management Committee is unable to resolve the Dispute within thirty (30) days, or otherwise determines in good faith that resolution through continued discussions by the applicable Service Delivery Management Committee does not appear likely, the matter shall be referred to the applicable Steering Committee to negotiate a resolution of the Dispute.

Talcott Confidential/Proprietary Materials

(d)During the course of negotiations, all reasonable requests made by one Party to the other for non-privileged information, reasonably related to the Dispute, shall be honored in order that each of the Parties may be fully advised of the other’s position.
(e)The specific format for the discussions shall be determined at the discretion of the SOW Managers, the applicable Service Delivery Management Committee or the applicable Steering Committee but may include the preparation of agreed upon statements of fact or written statements of position.
(f)Proposals made during the informal proceedings described in this ARTICLE 20 between the Parties shall be privileged, confidential and without prejudice to a Party’s legal position in any formal proceedings. All such proposals and information, as well as any conduct during such proceedings, shall be considered settlement discussions and proposals, and shall be inadmissible in any subsequent proceedings.
(g)The foregoing shall not prohibit either Party from applying to a court or other tribunal having jurisdiction to: (a) seek provisional or temporary injunctive relief in response to an actual or impending breach of the Agreement or otherwise so as to avoid irreparable damage or maintain the status quo, until the Dispute is otherwise resolved; (b) take any other action to resolve the Dispute, whether or not permitted by or in conflict with the Dispute resolution process in this Section 20.2, if the action is specifically agreed to in writing by the parties; (c) avoid the expiration of any applicable limitations period; or (d) to preserve a superior position with respect to other creditors.
1.3Applicable Law
All questions concerning the validity, interpretation and performance of this Agreement and any SOW shall be governed exclusively by and construed in accordance with the laws of the State of Connecticut without regard to any conflicts of laws and principles thereof.
1.4Jurisdiction and Venue
With respect to all matters arising out of or relating to this Agreement not resolved pursuant Section 20.2, the Parties hereby submit and consent to the exclusive jurisdiction of any state or federal court located within Hartford County, Connecticut, and agree that all actions or proceedings relating to this Agreement and any SOW shall be litigated in such courts, and each of the Parties waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in such court.
1.5Equitable Remedies
Notwithstanding anything to the contrary in this Agreement, (i) Talcott shall be entitled to seek preliminary or final injunctive relief in any court of competent jurisdiction located in a state or federal court located in the State of Connecticut, United States of America, County of Hartford, or any other jurisdiction throughout the world as Talcott may elect in its sole discretion, and (ii) Provider shall be entitled to seek injunctive relief (to the extent permitted under the Agreement) solely in a court of competent jurisdiction located in a state or federal court located in the State of Connecticut, United States of America, County of Hartford. Each of the Parties waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in such court.
1.6Continuity of Services
Provider acknowledges that the performance of its obligations, including without limitation the Services, pursuant to this Agreement is critical to the business and operations of Talcott. Accordingly, in the event of a Dispute between Talcott and Provider, Provider shall continue to perform its obligations, including without limitation the Services, under this Agreement in good faith during the resolution of such Dispute unless and until this Agreement is terminated in accordance with the provisions hereof.
ARTICLE 21 - MISCELLANEOUS
1.1Interpretation

Talcott Confidential/Proprietary Materials

(a)In this Agreement and in any SOW, words importing the singular number include the plural and vice versa and words importing gender include all genders. The word “person” includes, subject to the context in which it appears, an individual, partnership, association, corporation, trustee, executor, administrator or legal representative.
(b)The division of this Agreement, any Exhibits and any SOW into Articles, Sections, subsections, clauses, paragraphs and the insertion of any captions or headings are for convenience of reference only and shall not affect its construction or interpretation.
(c)In this Agreement and in any SOW, unless otherwise specifically provided:
(i)In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
(ii)Each reference to a specific article, section, subsection, clause, paragraph, exhibit, schedule or other subdivision shall be construed as a reference to that specified article, section, subsection, exhibit, schedule or other subdivision of this Agreement or the applicable SOW, unless the context otherwise requires.
(iii)The word “dollar” and the symbol “$” refer to United States dollars.
(iv)References to “days” means calendar days unless “business days” are specified.
(v)The term “including” means “including, without limitation,” or “including, but not limited to”.
(vi)References to a specific Law shall also refer to any amendments, modifications or replacements of such Law.
(d)The Parties are sophisticated and have been represented by counsel during the negotiation of this Agreement and each SOW and Work Order. As a result, the Parties believe the presumption of any laws or rules relating to the interpretation of contracts against the drafter thereof should not apply, and hereby waive any such presumption.
1.2Records Retention Period
Provider shall, as required in Section 12.1, retain all records, other than records supporting any amount invoiced to Talcott by Provider while the relevant SOW remains in effect, according to Talcott records retention policy in effect at the time the record is created. The following is a list of various document types and the applicable record retention period as of the Effective Date. Notwithstanding

Talcott Confidential/Proprietary Materials

Section 12.1, for the categories of documents set forth below, the records shall be maintained for no less than the applicable record retention periods set forth below.

Record	Record Retention Period
Monthly Process Audit reports	3 years from the date the report is created.
Turnover Report	3 years from the date the report is created
Floor Access Log	3-year retention period
All Documents relating to the Provider’s Employment of Employees assigned in connection with Talcott SOWs (i.e. letters of reference from prior employer; copies of educational certificates)	Active records plus 10 years. ACT is equal to the period the employee remains employed by the Provider. The Retention period begins when the employee resigns or is terminated
Employment Contracts	Active records plus 15 years. ACT is equal to the period the employee remains employed by the Provider. The retention period begins when the employee resigns or is terminated
Training and Development Materials	Active records plus 10 years. ACT is equal to the life of the training program. The retention period begins when the program is superseded or is no longer in effect.
Training Attendance and Certification	Active records plus 10 years. ACT is equal to the period the employee remains employed by Provider. The retention period begins when the employee resigns or is terminated.
Business Continuity Plans	Active records plus 10 years. ACT is equal to the life of the plan. The retention period begins when the plan has been superseded

Provider shall retain all records specific to Talcott on Talcott network. If Provider is unable to retain records on Provider premises, Provider may request Talcott to store records for the balance of the retention period Provider agrees to provide records to Talcott in a digitized, Talcott approved format and immediately destroy all copies of records provided to Talcott upon Talcott request.

1.3Binding Nature and Assignment
Neither Party may assign, voluntarily or by operation of law, any of its rights or obligations under this Agreement without the prior written consent of the other Party and any such assignment not so approved shall be null and void; provided, that (i) Talcott may at all times assign its rights and obligations under this Agreement or any SOW to any Talcott Affiliate or any successor-in-interest to Talcott (by merger, operation of law or otherwise) without the prior written consent of the Provider; and (ii) nothing herein is intended to prohibit Exela from assigning any accounts receivable hereunder. The Parties understand and agree that the other Party’s consent to any assignment (other than as provided above) may be conditioned upon the proposed assignee’s agreeing in writing to be bound by all the terms and conditions of this Agreement. Subject to the foregoing, this Agreement and each SOW and SOW shall be binding on the Parties and their respective successors and assigns. This Section 21.3 shall not affect Talcott right to terminate for Provider’s Change of Control as set forth in Section 19.1(d).
1.4Amendment and Waiver

Talcott Confidential/Proprietary Materials

No supplement, modification, amendment or waiver of this Agreement, any SOW shall be binding unless executed in writing by the Party against whom enforcement of such supplement, modification, amendment or waiver is sought. No waiver of any of the provisions of this Agreement, any SOW shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
1.5Further Assurances; Consents and Approvals
Each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to this Agreement and to carry out its provisions. Whenever this Agreement or any SOW requires or contemplates any action, consent or approval, such Party shall act reasonably and in good faith and (unless the Agreement expressly allows exercise of a Party’s sole discretion) shall not unreasonably withhold or delay such action, consent or approval. No consent on behalf of either Party shall be binding on such Party unless granted in writing by such Party’s SOW Manager or otherwise in accordance with Section 8.1 (with respect to Service Levels and descriptions or modifications of Services) or an officer of such Party (with respect to all other matters).
1.6Prohibited Interests
(a)No principal, officer, shareholder, family member, employee, agent or consultant of Provider or its subcontractor who, on behalf of Provider, negotiates, makes, accepts, or approves or takes part in negotiating, making, accepting, or approving any approved subcontractor or any approved subcontract or other agreement entered into by Provider in connection with the Services, shall be or become directly or indirectly interested personally in the subcontractor or any subcontract or such other agreement.
(b)Neither Provider, nor its subcontractors, or its or their principals, agents, employees, or contractors will accept, in connection with the performance of the Services to be performed by Provider hereunder, any fee, compensation, remuneration or reimbursement of any kind, direct or indirect, actual or promised, from any entity or person other than Talcott or Talcott Affiliates. Any such acceptance by Provider (or its subcontractors or its or their principals, agents, employees, contractors, or subcontractors) of any such fee, compensation, remuneration or reimbursement shall constitute a breach and shall, in addition to any remedy set forth herein or available at law or in equity, allow Talcott to terminate this Agreement immediately upon notice and to recover in addition to any other damages which Talcott may otherwise be entitled, the full amount of such fee, compensation, remuneration or reimbursement.
(c)Provider represents and warrants that (i) it has not violated and will not violate any Talcott policies of which Provider has been or may be given notice regarding the offering of inducements, gift or gratuities in connection with this Agreement; (ii) it has disclosed to Talcott any relations it has with third parties which could jeopardize its ability to provide its services to Talcott fully and on a timely basis; (iii) no officer, director or employee, or any member of his or her immediate family, has or will have, any financial interest in any service provider engaged by Talcott pursuant to Provider’s recommendation; and (iv) it will not, without Talcott prior written consent, accept any rebate, commission or other consideration related to the Services from any third party without passing along the full benefit of any such rebate, commission or consideration to Talcott.
1.7Publicity
Provider agrees that it will not directly or indirectly (except as required by law, provided Provider contacted Talcott’s Corporate Relations Department as soon as possible upon receipt of such request or Provider’s decision to make such disclosure, but in all events prior to any such disclosure, and Provider cooperates with Talcott to satisfy any concerns of Talcott with respect to such disclosure) without the prior written consent of Talcott Corporate Relations Department, issue a press release related to Talcott or any Talcott Affiliate or use for the purposes of advertising, promotion, or publicity, or otherwise, the name of Talcott or any of its divisions, subsidiaries or Talcott Affiliates, or any trademarks, trade names, service marks, symbols or any abbreviation thereof, of customer or of any of its divisions, subsidiaries or Talcott Affiliates.
1.8Severability

Talcott Confidential/Proprietary Materials

Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability but shall be valid and enforceable to the fullest extent permitted by law. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable at law, such provision or provisions shall be construed by the appropriate arbitral or judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with applicable law and without invalidating the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.
1.9Bankruptcy Code Section 365(n)
All rights and licenses granted under or pursuant to this Agreement by Provider to Talcott are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to rights to “intellectual property” as defined under the Code. The Parties agree that Talcott, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The Parties further agree that, in the event of the commencement of any bankruptcy proceeding by or against Provider under the Code, Talcott shall be entitled to retain all of its rights under this Agreement.
1.10Entire Agreement
This Agreement, the Exhibits and the Addendum attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
1.11Notices
Any notice, demand or other communication required or permitted to be given under this Agreement or any SOW shall be in writing and shall be deemed delivered to a Party (i) when delivered by hand or courier; or (ii) upon delivery if mailed by United States certified mail, return receipt requested, postage prepaid, in each case to the address of such Party set forth below (or at such other address as the Party may from time to specify by notice delivered in the foregoing manner):

If to Provider, to:	Regulus Group, LLC Attention: General Counsel 2701 East Grauwyler Irving, TX 75061

with an additional copy to:	As set forth in the applicable SOW.
If to Talcott, to:	Talcott Resolution Life Insurance Company One Griffin Road North Windsor, CT 06095 Attn.: Vice President, Procurement
with a copy to:	Talcott Resolution Life Insurance Company One Griffin Road North Windsor, CT 06095 Attn.: General Counsel
with an additional copy to:	As set forth in the applicable SOW.
1.12Survival
The following Sections shall survive the expiration or termination of this Agreement for any reason: Section 2.5; Section 3.7; Section 3.10(c); Section 3.12; Section 4.3; Section 7.1(a); Section 7.2; Section 7.3(b); Section 7.6; ARTICLE 9; ARTICLE 10; Section 11.1; Section 11.2; Section 11.3; Section 12.1 Section 12.2; Section 12.3; Section 13.1, Section 14.2; Section 14.3; ARTICLE 15; ARTICLE 16;

Talcott Confidential/Proprietary Materials

ARTICLE 17; ARTICLE 18; Section 19.2; Section 19.5; Section 19.6; Section 19.7; Section 19.8; Section 19.9; ARTICLE 20; and ARTICLE 21.
1.13Independent Contractors
Provider shall perform its obligations under this Agreement and all SOWs as an independent contractor of Talcott. Nothing herein shall be deemed to constitute Provider and Talcott as partners, joint venturers, or principal and agent. Provider has no authority to represent Talcott as to any matters, except as expressly authorized in this Agreement or in a Work Order. Talcott shall have no liability for the acts or omissions of Provider Personnel or subcontractors.
1.14Third Party Beneficiaries
Except for the license grants, indemnification obligations and as otherwise specified in this Agreement, nothing in this Agreement or in any Work Order, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities on any person (including any employees of the Parties) other than the Parties or their respective successors or permitted assigns; provided, however, that Talcott Affiliates receiving Services pursuant to an SOW executed by such party hereunder shall be considered third party beneficiaries of this Agreement and shall be entitled to seek to enforce the terms and conditions of this Agreement directly on their own behalf; provided further, however, such Talcott Affiliates may only seek to enforce the terms and conditions of this Agreement (including any claims for indemnification) directly on their own behalf if Talcott is not otherwise already seeking to enforce such Talcott Affiliates’ rights under this Agreement (i.e., Provider shall not be subject to two separate actions from Talcott and another from Talcott Affiliate for the same cause of action).
1.15Counterparts
This Agreement and each SOW may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

Talcott Confidential/Proprietary Materials

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.
TALCOTT RESOLUTION LIFE INSURANCE COMPANY

Name:

Title:

REGULUS GROUP, LLC

Name:

Title:

Talcott Confidential/Proprietary Materials

EXHIBIT 1
REQUIREMENTS FOR PROVIDER’S BUSINESS RECOVERY PLANS

Provider shall maintain the appropriate business continuity plan(s) for the Services under this Agreement and associated contracts in order to meet the recovery time objectives set forth by Talcott. Said plans shall contain the appropriate level of detail, address various impact scenarios and allow for the recovery of Provider’s operation to include but not limited to personnel, data, infrastructure and telecommunications. Furthermore, Provider shall maintain sufficient geographically dispersed resources (staff, equipment, facilities, data, technology) in support of achieving recovery of Services in accordance with objectives established by Talcott and compliance with applicable regulations for regulated Services.

Talcott reserves the right to no more frequent than once per annum obtain a copy of Provider’s business continuity plan relevant to the Services under this Agreement as evidence and in order to perform due diligence for compliance with the requirements contained herein. Provider will upon reasonable request by Talcott complete a self-assessment questionnaire of its business continuity capabilities and/or allow for an onsite audit for the purposes of Talcott or an Auditor conducting its due diligence to verify accuracy and compliance with requirements under this Agreement, in accordance with the terms of Section 12.1(b) of the Master Agreement.

Interdependencies and dependencies with Provider’s subcontractors shall be accounted for in Provider’s business continuity plans as applicable. Provider shall maintain a process for assessing the business continuity capabilities of its subcontractors, and Provider shall be fully responsible for ensuring that the business continuity capabilities of, and the requirements imposed on, its subcontractors performing any part of Services for Talcott under this Agreement are consistent with the business continuity requirements set forth in the Agreement and this Exhibit 1.

Provider shall review and update its business continuity plans as needed to ensure they remain current and adequate for their operations, but no less frequently than annually.

Each SOW and SOW shall specify the discrete categories of Services, the associated criticality level and corresponding recovery objectives established by Talcott and the Provider’s recovery capability for each. Where multiple Services exist or are added under a particular SOW with varying criticality ratings, the higher criticality rating with the most stringent recovery requirements shall prevail. Provider’s then current business continuity plans will be provided to Talcott upon request. As part of the Disaster Recovery Services, Provider shall update its business continuity plans subject to and in accordance with the Master Agreement and such updates shall be documented in accordance with the Change Control Procedures.

Provider shall reasonably monitor and promptly disclose to Talcott, to the extent it is aware or reasonably should have been aware of any event or circumstances for which it is not adequately prepared. Provider’s alignment or certification to an industry code of practice or published standard shall not substitute for adherence to the requirements outlined in the Agreement.

Exhibit 1-1
Talcott Confidential/Proprietary Materials
206624654_1 LAW

EXHIBIT 2
ENTERPRISE GOVERNANCE
1.    INTRODUCTION

(a)    The purpose of this Exhibit is to ensure the Parties’ alignment with each other’s business objectives and to facilitate the establishment and maintenance of an effective and efficient working relationship over time. This Exhibit describes the Strategic Business Review (as defined in Section 2.2 below) that will serve as the primary forum for bringing the two Parties together to address enterprise level issues. The Parties agree that they shall participate in the Strategic Business Review in accordance with this Exhibit.
(b)    The Parties acknowledge and agree that the enterprise governance structure described in this Exhibit is dynamic and may change or be supplemented over time. This Exhibit will be reviewed annually by the Strategic Business Review and amended if necessary to address material changes in Talcott business (e.g., business line reorganizations, divestitures, acquisitions or changes in geographic markets). This initial view of the enterprise governance, and any subsequent modifications thereto, has been and shall be designed to ensure that:
(1)    a forum for cooperative and proactive management of the overall relationship is maintained so that Talcott business objectives are consistently achieved;

(2)    both Talcott and Provider participate in a joint forum for sharing each Parties’ business requirements, strategy and direction; and

(3)    in coordination with the appropriate governance committees specified in each SOW, potential problems and issues (including Disputes) are identified early and addressed promptly in a co-operative manner.
2.    GOVERNANCE

2.1    Organizational Structure

(a)    The enterprise governance structure will function as the primary strategic interface between Talcott and Provider for ensuring the alignment of the relationship over time. Rather than a decision making body, the intent is to create an open forum for exchanging thoughts, ideas, and suggestions that may be mutually beneficial to both Parties throughout the life of the Agreement, with the Parties’ understanding that all decisions relating to Talcott strategic initiatives shall be determined by Talcott in its sole reasonable discretion.
(b)    Enterprise governance will be augmented by the governance structures specified in each SOW. The SOW governance structures will be focused on addressing issues that are specific to the services delivered for the applicable SOW and do not require enterprise coordination, although the Strategic Business Review may provide guidance on such service delivery issues.
(c)    Attendance at the meetings described in this Exhibit shall be in person, but if not practical, then by video conference or voice teleconference.
(d)    Each Party shall designate a representative to co-chair the Strategic Business Review. The Provider co-chair and each other candidate submitted by Provider to be a member of the Strategic Business Review shall be subject to the approval of Talcott, which shall not be unreasonably withheld.
(e)    The co-chairs of the Strategic Business Review shall be responsible for directing the meetings of the committee, setting the agenda for such meetings, assigning follow-up items from such meetings, scheduling meetings of such committee, ensuring that pre-emails and reminders for such meetings are properly prepared and distributed sufficiently in advance of such meetings, and ensuring that minutes for such meetings are recorded and disseminated electronically to the appropriate persons and to all meeting participants promptly after the meeting.
(f)    Each member of the Strategic Business Review shall make all reasonable efforts to attend each meeting. If such person is not able to attend a meeting, he/she shall send a delegate in his/her
Exhibit 2-1
Talcott Confidential/Proprietary Materials
206624654_1 LAW

place who is properly briefed and prepared and shall follow up with such delegate after the meeting. Any such replacement of a Provider member must be reasonably acceptable to Talcott.
(g)    In the event that Provider wishes to change the positions or committee members identified herein to represent it on the Strategic Business Review, any such proposed change shall be subject to the prior approval of Talcott, which shall not be unreasonably withheld.
2.2    Strategic Business Review

(a)    The Parties shall form a committee which shall be composed of senior leadership executives from Talcott and Provider (the “Strategic Business Review”). The composition of the Strategic Business Review shall be determined prior to the execution of the first SOW under the Agreement.
(b)    The Strategic Business Review shall meet at least two (2) times per year; provided, however, either Party may, by providing written notice to the other Party of at least fifteen (15) business days, convene a special session of the Strategic Business Review as necessary, including to address the impact of and provide guidance and suggestions on a pending Dispute.
(c)    The primary topics which the Strategic Business Review will address include:
(1)    Sharing of each Party’s enterprise direction and strategies;

(2)    Discussing market/industry trends as each Party deems pertinent to their overall relationship;

(3)    Discussing potential strategies to address areas of Talcott future service needs;

(4)    Discussing Provider capabilities that could potentially address a current or future strategic need of Talcott;

(5)    Identifying opportunities to expand the current relationship;

(6)    Establishing long-term relationship goals and objectives;

(7)    Addressing issues within the current relationship at an enterprise level;

(8)    Discussing enterprise issues escalated from SOW-specific governance structures;

(9)    Discussing SOW-specific issues as identified by either Party’s applicable SOW representatives;

(10)    Addressing relationship impacts resulting from decisions made within an SOW-specific governance structure; and

(11)    Reviewing overall performance summaries of Provider across the relationship.

(d)    Additional topics may be brought forth by either Party as is appropriate for the Strategic Business Review to address.
2.3    Enterprise Joint Operating Committee
(a)    The Parties shall form a committee which shall be composed of the following representatives from Talcott and Provider (the “Enterprise Joint Operating Committee” or “Enterprise JOC”):
Talcott: Talcott supplier managers, business/contract owners, TIP Management, Corporate Security Management, Investigative Services Management, Procurement Management, Finance Management, CTO Supplier Management, Business Resiliency Management
Provider: key account client manager and operations managers.
(b)    The Enterprise Joint Operating Committee shall meet on a monthly basis; provided, however, either Party may, by providing written notice to the other Party of at least fifteen (15) business days,
Exhibit 2-2
Talcott Confidential/Proprietary Materials
206624654_1 LAW

convene a special session of the Enterprise Joint Operating Committee as necessary, including to address the impact of and provide guidance and suggestions on a pending Dispute.
(c)    The primary objectives of the Enterprise Joint Operating Committee are to increase Provider awareness of and compliance with Talcott policies and operating principles. The topics which the Enterprise Joint Operating Committee will address include:

(1)Cross section of Talcott policies to increase supplier awareness and drive a reduction of incidents;
(2)Talcott policies pertaining to the use of customer data, physical security and campus guidelines;
(3)Operational policies to include onboarding/offboarding; and
(4)Special deployment activities impacting Provider.
2.4    Surveys. Talcott Enterprise Supplier Governance will centrally manage and administer all customer satisfaction surveys (consistent with Section 4.8 of the Master Agreement) and all supplier satisfaction surveys.

Exhibit 2-3
Talcott Confidential/Proprietary Materials
206624654_1 LAW

EXHIBIT 3
FORM OF CHANGE ORDER

Talcott – Change Order Form
Vendor Name	Xxxxxx	PM/Org	Xxxxxx
Project Name	Xxxxxx	Change #	Change Order Date	MM/DD/YYYY
Original Vendor End Date	MM/DD/YYYY	Est. Revised Vendor End Date	MM/DD/YYYY
Change Title	Descriptive Title
Contract Reference	If approved, this Change of Scope modifies the STATEMENT OF WORK between Talcott and Vendor dated MM/DD/YYYY and is incorporated into the AGREEMENT dated MM/DD/YYYY.
Describe Change in Scope: Please provide an Executive Level Summary and detail around the specific scope change. Attach additional pages if needed.
Describe Change in Deliverables: Please provide an Executive Level Summary and detail around the specific deliverable change. Attach additional pages if needed.
Outline Acceptance Criteria: Please work with Procurement to review the SOW Acceptance Criteria and determine which terms should apply. Attach additional pages if needed.
Financial Impact and Review:
Provide detail below if there is a change in Vendor resources, change in Vendor fees/expenses, or if there is an extension of Time and Materials (T&M) resources (add additional lines as needed).
Vendor Roles	Resource Names	# of Incremental Hours	x Hourly Rate	#VALUE!	Est. Incremental Expenses	Total (Services & Exp)

Exhibit 3-1
Talcott Confidential/Proprietary Materials
206624654_1 LAW

Tax (to be completed by Controller)
	Approved Total for this Change Order	$
	Total Dollars for Previously Approved Change Orders (Cumulative)	$
	Original Commitment Approval Dollar Amount	$
% Increase to Outside Services Budget	Grand Total	$
☐ Sufficient funds remain on the previously approved Requisition dated: MM/DD/YYYY ☐ New Commitment Approval Services Requisition

Exhibit 3-2
Talcott Confidential/Proprietary Materials
206624654_1 LAW

Change has been reviewed and either approved or rejected
☐ Approved ☐ Rejected	Talcott Corporate Procurement Department: By: __________________________________________________________________________ Name/Title: ___________________________________________________________________	Date: MM/DD/YYYY
Vendor Approval:	Vendor Authorized signature / name / title: ______________________________________________________________________________	Date: MM/DD/YYYY
Reason for Rejection/Deferment:

Exhibit 3-3
Talcott Confidential/Proprietary Materials
206624654_1 LAW

EXHIBIT 4
NON-DISCLOSURE AGREEMENT DATED AUGUST 24, 2020

Mutual Non-Disclosure Agreement

THIS MUTUAL NON-DISCLOSURE AGREEMENT (this "Agreement") is effective on the later of August 24, 2020 and the last signature date set forth below (the "Effective Date"), and is between TALCOTT RESOLUTION LIFE INSURANCE COMPANY ("Customer"), and EXELA ENTERPRISE SOLUTIONS, INC. ("Vendor") (each a "Party" and together the "Parties").

1. DEFINITIONS.

"Affiliate" means any entity that controls, is controlled by, or is under common control with the specified person or entity, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

"Discloser" means a Party that, directly or indirectly through its Affiliates or Representatives, discloses Confidential Information to a Recipient.

"Confidential Information" means all confidential, nonpublic, proprietary or secret information and Trade Secrets, in any medium, provided or made available to Recipient by Discloser that is identified as confidential at the time of disclosure or that would be considered confidential by a reasonable person based on the nature of the information and the circumstances of the disclosure; <u>provided</u>, that Confidential Information shall not include information that: (a) is at the time of disclosure, or subsequently becomes, (i) generally available to the public other than as a result of a disclosure by Recipient, or (ii) available to Recipient from a source other than Discloser that is not, and was not, bound by a contractual, fiduciary or other legal obligation of confidentiality to Discloser; (b) was lawfully in the possession of, or demonstrably known by, Recipient prior to its receipt from Discloser; or (c) is independently developed by Recipient without use of or reference to Discloser's Confidential Information.

"Legal Requirement" means a subpoena, court order, law, rule, regulation or other similar requirement of a governmental or regulatory authority.

"Personal Information" means any personal information of an individual that is protected by a Legal Requirement.

"Purpose" means the specific business purpose for which Confidential Information is disclosed, which may be discussions or negotiations in connection with the potential or actual provision by Vendor of goods or services to Customer.

"Recipient" means a Party and its Affiliates and Representatives who receive Confidential Information from a Discloser.

"Representatives" means the directors, officers, employees, agents, auditors, consultants, contractors, and other authorized representatives of the specified Party and its Affiliates.

"Trade Secrets" has the meaning given to such term by the Uniform Trade Secrets Act, as adopted by Connecticut General Statutes Title 35, Chapter 625, Section 35-51(d).

2. CONFIDENTIALITY.

2.1 Recipient shall maintain the confidentiality of Discloser's Confidential Information using procedures no less rigorous than those used to protect and preserve the confidentiality of its own similar proprietary information and in any event Recipient shall use no less than a reasonable degree of care to protect and preserve Discloser's Confidential Information. Without Discloser's prior written permission, Recipient shall not (i) transfer or disclose any of Discloser's Confidential Information to any third party, other than Representatives who have a need to know such information in connection with the Purpose; (ii) use any of Discloser's Confidential Information for any purpose other than the Purpose; (iii) trade on the basis of Discloser's Confidential Information; or (iv) take any other action with respect to Discloser's Confidential Information inconsistent with the confidential and proprietary nature of such information. Recipient shall assume full responsibility for any breach of this Agreement by any of its Representatives.

2.2 If Recipient is requested or required to disclose any of Discloser's Confidential Information pursuant to a Legal Requirement, Recipient shall, if lawfully permitted to do so, provide prompt notice of such Legal Requirement to Discloser. If Discloser chooses not to seek, or is not successful in obtaining, a protective order or other appropriate remedy and Recipient is, in the opinion of its counsel, compelled to disclose such Confidential Information under pain of liability for contempt of court or other censure or liability, or if Discloser waives compliance with the provisions of this Agreement in writing, Recipient may

Page 1 of 3

Exhibit 4-1
Talcott Confidential/Proprietary Materials
206624654_1 LAW

disclose, without liability hereunder, such Confidential Information in accordance with, but solely to the extent necessary, in the opinion of its counsel, to comply with, the Legal Requirement.

2.3 Each Party acknowledges that the other may (i) be considering, and may in the future consider, business ideas, products and technologies similar to or the same as such Party's or (ii) evaluate investments in, offer services to, and enter into other transactions with, companies that may be competitors, suppliers or customers of such Party. Nothing in this Agreement shall prevent either Party from pursuing any such ideas or opportunities, either internally or through the use of third parties; provided that neither Party may use Confidential Information of the other in the pursuit thereof.

2.4 Nothing in this Agreement shall grant Recipient any right, title, license or any other interest in Discloser's Confidential Information regardless of its form or modification by Recipient.

3.1 PERSONAL INFORMATION. The Parties acknowledge that Personal Information is subject to heightened confidentiality and security obligations under state, federal, and international laws. Neither Party may record, reproduce, transfer or disclose each other's Personal Information or otherwise remove any Personal Information from each other's systems or facilities without a prior written agreement.

4. TERMINATION AND SURVIVAL

4.1 This Agreement shall continue in effect until terminated by either Party upon written notice to the other, or for a term of two (2) years.

4.2 Notwithstanding any termination of this Agreement(i) each Party's obligations under Section 2.1 with respect to Confidential Information that is not a Trade Secret shall continue for five (5) years from the date of disclosure to Recipient of such Confidential Information, and (ii) each Party's obligations under Section 2.1 with respect to Confidential Information that is a Trade Secret shall continue for so long as such Confidential Information continues to be a Trade Secret.

4.3 Section 4 (Term), and Sections 5 (Return of Information), and 7 (Miscellaneous) shall survive termination of this Agreement.

5.1 RETURN OF INFORMATION. Following a request of Discloser or upon the termination of this Agreement, Recipient shall promptly, but in no event more than five (5) business days following such request or the termination of this Agreement, return to Discloser all or any portion of Discloser's Confidential Information or, at Discloser's election, destroy all or any part of Discloser's Confidential Information, and upon request by Discloser, provide certification thereof.

6.1 REMEDIES. Each Party acknowledges that a breach of its obligations under this Agreement may result in irreparable and continuing damage to the other Party for which monetary damages will not be sufficient. In the event of a breach or threatened breach by Recipient of any of the provisions of this Agreement, Discloser shall be entitled to seek injunctive or other equitable relief as may be proper from a court in the jurisdiction in Section 7.7 below.

7. MISCELLANEOUS.

7.1 Notices. Any notice, demand or other communication required or permitted under this Agreement will be in writing and will be deemed delivered to a Party: (a) when delivered by hand or nationally recognized overnight courier; or (b) six (6) days after the date of mailing if mailed by United States certified mail, return receipt requested, postage prepaid, to the address of such Party set forth in this Agreement (or at such other address as the Party may, from time to time, specify by notice delivered in the foregoing manner).

7.2 Gifts. Vendor shall not offer or provide to individual employees of Customer any gifts or entertainment that may improperly influence business decisions.

7.3 Publicity. Neither Party shall, without the prior written consent of the other, issue a press release related to the other Party or use for the purposes of advertising, promotion, publicity or otherwise, the name, trademarks, trade names, service marks, symbols or any abbreviation thereof, of the other Party or of any of its divisions, subsidiaries or Affiliates.

7.4 Assignment. Each party shall not assign any of its rights or obligations under this Agreement without the prior written consent of the other party. Any attempted assignment or delegation without such prior written consent shall be void.

7.5 Modification. This Agreement may only be modified by a written agreement duly executed by persons authorized to sign agreements on behalf of Customer and Vendor.

7.6 Complete Agreement; Severability. This Agreement is the complete and exclusive statement of agreement

Page 2 of 3

Exhibit 4-2
Talcott Confidential/Proprietary Materials
206624654_1 LAW

between the Parties with respect to the treatment of Confidential Information and supersedes all prior agreements and communications between the Parties related to the subject matter hereof. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby. Except for each Party's obligations under this Agreement, the Parties acknowledge that no offer, request, relationship or obligation of any kind is assumed or implied against the other Party by virtue of this Agreement.

7.8 No Waiver. A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. The signature pages may be detached from separate counterparts and attached to a separate counterpart so that all signature pages are physically attached to the same document.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be effective as of the Effective Date.

TALCOTT RESOLUTION LIFE INSURANCE COMPANY	***VENDOR***
By: Jonathan Waters	***By:*** Srini Murali
Name: Jonathan Waters	***Name:*** Srini Murali
Title: Vice President - Procurement	***Title:*** President, Americas and APAC
Date: August 25, 2020	***Date:*** 08/26/2020

Customer Notice Address:

**With a copy to the attention of "Office of General Counsel"*

Vendor Notice Address:

Exela Technologies

2701 E Grauwyler

Irving, TX 75061

Attn: Gerneral Counsel

Legalnotices@exelatech.com

08-25-20

LEGAL – APPROVED AS TO FORM
Rhonda Ervin

Page 3 of 3

Exhibit 4-3
Talcott Confidential/Proprietary Materials
206624654_1 LAW

EXHIBIT 5
INSURANCE REQUIREMENTS
1.    REQUIRED INSURANCE COVERAGES. Provider shall obtain from an insurance company or companies having a Best’s Financial Performance Rating (“FPR”) of A- and a minimum Financial Size Category (“FSC”) of VIII or higher (if FPR is A/A-, then FSC must be IX or higher) and maintain in force during the Term, and for three (3) years subsequent thereto the following insurance coverages in a least the amounts indicated:
1.1Workers Compensation. Workers’ compensation and employer’s liability insurance sufficient to meet statutory liability limits in the state wherein the work is to be performed and with employers’ liability minimum limits of $1,000,000 for each employee for bodily injury by accident and $1,000,000 for each employee for bodily injury by disease.
1.2Commercial General Liability. Commercial General Liability alone or in combination with, Commercial Umbrella insurance (“Occurrence” coverage) in the following minimum amounts:

General Aggregate:	$5,000,000
Products/Completed Operations Aggregate:	$5,000,000
Premises, operations, independent contractors:	$5,000,000
Each Occurrence:	$5,000,000
Personal and Advertising Injury:	$5,000,000
Medical Expense:	Minimum of $5,000 per Occurrence
Fire Expense:	Minimum of $100,000 per Occurrence
1.3Business Automobile Liability. Business Automobile Liability insurance alone or in combination with Commercial Umbrella insurance covering any auto (including owned, hired and non-owned autos, with a limit of not less than $2,000,000 each accident
1.4Professional (Errors and Omissions). Professional (Errors and Omissions) liability coverage including Electronic Media Liability with a minimum combined single limit of $15,000,000 per claim and in the aggregate against all loss sustained because of liability for any error or omission including damages arising out of libel, slander or other forms of defamation; invasion or infringement of the right of privacy, occupancy, infringement of copyright, title or slogan, plagiarism, piracy or misappropriation of ideas under implied contract, committed or alleged to have been committed in gathering or publishing material through electronic media activities.
2.    TALCOTT AS ADDITIONAL INSURED. Provider will name Talcott, including its Affiliates, directors, officers and employees as an additional insured on the Provider’s Commercial General Liability policy.
3.    ADDITIONAL TERMS.
3.1    Deductibles, Co-Payments and Other Liabilities. Provider shall be liable for all deductibles, co-payments, and other liabilities relating to insurance coverages.
3.2    Certificates and Notification. Prior to commencing the Services and annually thereafter, Provider shall provide Talcott with a certificate or Certificates of Insurance evidencing that the above noted insurance requirements have been satisfied. Talcott shall receive thirty (30) days advance notice of any cancellation of coverage from the Provider. Failure to maintain such insurance or provide certificates of insurance as required above shall not relieve Provider of any and all liability.

Exhibit 5-1
Talcott Confidential/Proprietary Materials
206624654_1 LAW

EXHIBIT 6
BACKGROUND CHECK STANDARDS AND ACCESS TO TALCOTT WORK-SITES
1.    BACKGROUND CHECK STANDARDS
In accordance with applicable Talcott Policies and the Federal Violent Crime Control and Law Enforcement Act of 1994 (VCCLEA), no Provider Personnel providing Services under this Agreement shall have been convicted of: (i) a felony; or (ii) a misdemeanor involving violence, sexual misconduct, or dishonesty.
I.For Each U.S. Citizen
A.Criminal background check covering all states of residence for a ten-year period or (b) for as long as the state law allows, prior to the start date of each Provider Personnel.
B.Motor vehicle check covering all states of residence for the ten-year period, prior to the start date of each Provider Personnel, if Provider Personnel will have access to Talcott vehicles.
C.Employment verification for five years.
D.Educational credentials verification.
II.For Each Non-U.S. Citizen Residing in the U.S. or To Be Present in the U.S.
A.Criminal background check covering all districts, provinces, counties or other territorial divisions of residence for the greater of (a) a seven-year period prior to the start date of each Provider Personnel or, (b) for so long as records are commercially available, in each jurisdiction.
B.Employment verification for at least the prior five years.
C.Educational credentials verification.
D.An identity check to confirm the identity of the person against the Social Security number/green card provided which check may be completed within a reasonable period of time after Provider Personnel begins providing services.
E.Passport verification check.
F.In addition to the above, for each non-U.S. citizen residing in the U.S.: Motor vehicle check covering all states of residence for a ten-year period prior to the start date of each Provider Personnel if Provider Personnel will have access to Talcott vehicles.
III.For Each Non-U.S. Citizen Residing in India
A.A valid Indian passport prior to the commencement of the Services, or, subject to reasonable prior notice from Provider to Talcott, with respect to any Provider Personnel who do not have a valid Indian passport, and to whom Provider intends to assign Services, initiation of the Indian passport application process prior to commencement of Services with a valid Indian passport issued within 6 months following commencement of Services and written confirmation from Provider of such passport issuance.
B.Additionally, Provider shall perform any additional background checks as requested by Talcott (which shall be implemented pursuant to the
Exhibit 6-1
Talcott Confidential/Proprietary Materials
206624654_1 LAW

Change Control Procedures set forth in Section 8.4 of the Agreement), the costs for which shall be charged to Talcott as a Pass-Through Expense.
C.    Provider Personnel shall register with the National Association of Software and Services Companies (NASSCOM) to the extent specified or required in an applicable SOW.
2.    ACCESS TO TALCOTT WORK-SITES
Prior to access to Talcott or any Talcott Affiliate’s premises or systems or receipt of Provider Personnel’s badge, Provider Personnel shall present two (2) forms of identification.
Provider shall not assign or permit any individual to perform Services that require access to systems, confidential or proprietary information or other assets belonging to Talcott or its employees, customers, clients, or vendors, if such individual has been convicted of any crime involving dishonesty or a breach of trust. Nor shall Provider assign or permit any individual to perform Services that require physical contact with Talcott employees, customers, clients, or vendors if such individual has been convicted of any crime involving violence or sexual misconduct.

Prior to the date on which any individual commences performing Services (the “Start Date”), Vendor shall perform a criminal background investigation on such individual covering all U.S. and non-U.S. states, districts, provinces, counties and other territorial divisions of residence, in accordance with applicable laws, for the greater of (a) a seven-year period prior to such individual’s Start Date, and (b) as long as records are commercially available. Vendor is not required to perform non-U.S. criminal background investigations on individuals physically performing Services in the U.S. who are authorized to perform such Services pursuant to a valid U.S. visa. Talcott will be entitled, upon reasonable notice to Vendor, to audit compliance with this Exhibit.
Exhibit 6-2
Talcott Confidential/Proprietary Materials
206624654_1 LAW

EXHIBIT 7
TALCOTT INFORMATION SECURITY ADDENDUM
[attach Addendum]

Exhibit 7
Talcott Confidential/Proprietary Materials
206624654_1 LAW

EXHIBIT 8
FORM OF NDA
Exhibit 8
Talcott Confidential/Proprietary Materials
206624654_1 LAW

MUTUAL NON-DISCLOSURE AGREEMENT Confidential Page 1 of 3

THIS AGREEMENT ("**Agreement**") is entered into as of ______________________________, between ______________________________, an Exela Technologies company, having a place of business at 2701 E Grauwyler Rd, Irving, TX 75061, and ______________________________ having a place of business at ______________________________. For purposes of this Agreement, each of the parties together with its controlled affiliates is referred to as a "**Party**," and together are referred to as the "**Parties**."

In consideration of the mutual promises set forth herein, the Parties agree as follows:

1. Each of the Parties has an interest in disclosing or sharing information and/or exploring a possible business transaction or relationship (the "**Purpose**"), and to explore this relationship, it may be necessary for each Party to disclose certain Confidential Information to the other Party. As used in this Agreement, the term "**Confidential Information**" means all information, documents and materials (whether in physical, electronic or any other form and whether marked confidential or not), including, without limitation, all information, documents, materials, know-how, specifications, materials, models, plans, discoveries, trade secrets, records, data, business, marketing, financial, accounting and credit information and records, pricing and pricing schemes, operations and strategies, invention plans, distribution channels, and technical and product information, customer data, Personal Data, product services, information of the subsidiaries and entities under the control of the disclosing Party (such Party, a "**Disclosing Party**") provided to Recipient, including information of the subsidiaries and entities under common control with the Disclosing Party and information of third parties that Disclosing Party is required to keep confidential, that is disclosed or provided by Disclosing Party to the other Party (such Party, a "**Recipient**") or observed by Recipient in connection with the Purpose, together with all portions of analyses, compilations, notes, studies and other documents prepared by or for the benefit of Recipient which contain or otherwise reflect any of the foregoing. . Confidential Information also includes (i) the fact that discussions or negotiations are taking place concerning the Purpose, (ii) any of the terms, conditions or other facts with respect to the Purpose, including the status thereof, or (iii) the existence of this Agreement, the terms hereof or that Confidential Information has been or may be made available pursuant to this Agreement. Each Party agrees not to disclose any Personal Data to the other Party without such other Party's express written consent (provided that the foregoing shall not in any way limit a Recipient's obligations of confidentiality and non-use with respect to Personal Data received hereunder regardless of whether or not such Recipient has consented to such disclosure). For purposes hereof, "**Personal Data**" means any information relating to an identified or identifiable, natural person.

2. The obligations in this Agreement concerning Confidential Information shall not apply to any information which: (i) is already public or becomes available to the public through no breach of this Agreement by Recipient; (ii) was in Recipient's possession prior to receipt from Disclosing Party; (iii) is received independently from a third party not known by such Party bound by an obligation of confidentiality with respect to such information; or (iv) is independently developed by or on behalf of Recipient without use of any of Disclosing Party's Confidential Information.

3. Recipient shall not disclose or share any Confidential Information with any person or entity other than its affiliates and subsidiaries, and their employees, partners, directors, officers, agents, and advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisers) who have a need to know the information for the Purpose (collectively, "**Representatives**"); provided, however, that Recipient agrees not to make any such disclosure or transmission of Confidential Information to a Representative unless such Representative has agreed to act in accordance with this Agreement or is otherwise bound by obligations of confidentiality and non-use with respect to the Confidential Information that are substantively similar to those of Recipient under this Agreement and that the provisions hereof shall not be applicable to any Representatives that do not receive Confidential Information.

4. Recipient agrees that it will use and will direct its Representatives to use the Confidential Information in accordance with applicable law and solely in connection with the purpose of the Purpose and not for any other reason. Recipient agrees not to, and to direct each of its Representatives not to, copy, reduce to writing or otherwise record the Confidential Information except as reasonably necessary for the Purpose.

exela TECHNOLOGIES 2701 E GRAUWYLER ROAD, IRVING TX 75061 WWW.EXELATECH.COM

Exhibit 8
Talcott Confidential/Proprietary Materials
206624654_1 LAW

MUTUAL NON-DISCLOSURE AGREEMENT Confidential Page 2 of 3

5. Recipient shall be liable for any actions of its Representatives with respect to the Confidential Information which are not in accordance with this Agreement. Disclosing Party agrees that, without prejudice to any claim it may have against Recipient, no proceedings in respect of any claim Disclosing Party may have against Recipient hereunder may be taken against Recipient's individual directors, officers or employees or against Recipient's controlling persons, partners, members or agents to the extent such controlling persons, partners, members or agents are individuals.

6. If compelled by a requirement of a government agency, a court, or by law or discovery or similar process to disclose any of Disclosing Party's Confidential Information, to the extent legally permissible, Recipient will notify Disclosing Party in writing prior to making any disclosure in order to provide Disclosing Party a reasonable opportunity to either waive any objection to such disclosure or seek a remedy from the appropriate authority. Recipient will reasonably cooperate with Disclosing Party in its efforts to obtain such a remedy at Disclosing Party's expense. If Disclosing Party waives its objections or is unsuccessful in seeking a remedy or fails to make a request therefor, Recipient may disclose such information without liability hereunder, provided, however, that Recipient shall disclose only that portion of such Confidential Information which it is legally required to disclose.

7. Each Party acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by laws relating to competition, insider dealing, and other unfair trade practices, and each Party agrees that it will not, and it will direct its Representatives who receive Confidential Information not to use such information in violation of applicable laws.

8. The Parties agree that neither Party shall be under any legal obligation of any kind whatsoever, or otherwise be obligated to enter into any business or contractual relationship, investment, or transaction, by virtue of this Agreement, except for the matters specifically agreed to herein. Either Party may at any time, at its sole discretion with or without cause, terminate discussions and negotiations with the other Party, in connection with the Purpose or otherwise.

9. Disclosing Party represents and warrants that it has the right to disclose the information disclosed under this Agreement. Neither Party makes any representation or warranty as to the accuracy or completeness of any information disclosed under this Agreement, and in the absence of fraud or intentional misconduct neither Party will have any liability under this Agreement to the other Party with respect to the accuracy or completeness of such information (any such liability being reserved for and subject to any specific representations and warranties that may be contained in subsequent agreements entered into between the Parties).

10. Disclosure of any information under this Agreement shall not be construed, directly or by implication, as (i) an assignment, grant, option, license or other transfer of any intellectual property right, title or interest whatsoever to Recipient or any of its Representatives, (ii) creating any agency or partnership relationship between the Parties, or (iii) granting the right to use either Party's name, trade names, trademarks, service marks, logos or designs for any purpose, without the other Party's prior written permission. The Parties hereto shall not be obligated to compensate each other for the authorized use of any information disclosed under this Agreement, except as may be otherwise provided in a written agreement between the Parties.

11. Each Party acknowledges that the other Party may (i) explore opportunities similar in nature to the Purpose with other companies that may be competitors of the acknowledging Party; or (ii) be involved in the design, development, manufacture, distribution, sale, provision and/or marketing of products or services or in other activities which are competitive with or complementary to the acknowledging Party's products, services or activities; provided, however, that (iii) any Confidential Information received under this Agreement, may be used only for the Purpose and not in connection with such products, services or activities.

12. At any time upon Disclosing Party's written request, Recipient will at its option (i) promptly deliver to Disclosing Party all Confidential Information in tangible form, or (ii) securely destroy or dispose of such materials, and, if requested by Disclosing Party, confirm such destruction in writing. Notwithstanding anything to the contrary, Recipient need not certify that the Confidential Information has been destroyed, nor return or accelerate the destruction of any materials containing Confidential exela TECHNOLOGIES 2701 E GRAUWYLER ROAD, IRVING TX 75061 WWW.EXELATECH.COM

Exhibit 8
Talcott Confidential/Proprietary Materials
206624654_1 LAW

MUTUAL NON-DISCLOSURE AGREEMENT

Confidential Page 3 of 3

Information to the extent that such Confidential Information is retained in accordance with legal requirements, Recipient's bona fide document retention policy or is electronically stored, but otherwise regularly scheduled for deletion. Any Confidential Information so retained shall remain subject to the confidentiality and non-use obligations of this Agreement without regard to the expiration of the term hereof or any time limits set forth herein.

13. Each Party acknowledges and agrees that money damages may not be a sufficient remedy for any breach or threatened breach of this Agreement. Therefore, in addition to all other remedies available at law (which neither Party waives by the exercise of any rights hereunder (although no Party shall be entitled to any special, consequential, indirect, punitive, or exemplary damages as a result of a breach of this Agreement, whether a claim is asserted in contract, tort, or otherwise)), the non-breaching Party shall be entitled to seek specific performance and injunctive and other equitable relief plus recovery of reasonable attorneys' fees and court costs, as a remedy for any such breach or threatened breach, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual or adequacy of monetary damages in connection with such a claim.

14. This Agreement shall govern Confidential Information disclosed by the Parties from the date hereof until terminated by either Party upon written notice or the Parties enter into an agreement relating to the Purpose which contains confidentiality obligations intended to replace this Agreement (the "**Disclosure Term**"). The termination or expiration of the Disclosure Term will not affect a Party's obligations hereunder with respect to the Confidential Information of the other Party disclosed during the Disclosure Term, which obligations will survive for a period of three years from the date of initial disclosure, except for any trade secrets or Personal Data with respect to which each Party's obligations will survive for so long as such information continues to constitute a valid trade secret under the Uniform Trade Secrets Act or continues to constitute Personal Data, as applicable.

15. No failure or delay of a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other right or further exercise thereof or the exercise of any other right, power or privilege of such Party.

16. This Agreement may not be assigned by either Party without the prior written consent of the other Party. This Agreement supersedes all prior agreements, understandings, representations and statements, whether oral or written, between the Parties relating to the Purpose (though it is not intended to limit any existing obligations of confidentiality between the parties with respect to confidential information disclosed pursuant to such obligations). The terms of this Agreement may not be changed except by subsequent written agreement duly executed by an authorized representative of each of the Parties.

17. This Agreement shall be interpreted in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the laws of another jurisdiction. Venue in any and all actions and proceedings related to this Agreement shall be exclusively in the state and federal courts located in Fairfield County, Connecticut, and the Parties irrevocably waive the right to assert the doctrine of forum non conveniens or a similar doctrine or to object to venue with respect to any action or proceeding brought in any such court. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement.

By:	By:
Erik Mengwall	Name:
Secretary	Title:

exela TECHNOLOGIES

2701 E GRAUWYLER ROAD, IRVING TX 75061

WWW.EXELATECH.COM

Exhibit 8
Talcott Confidential/Proprietary Materials
206624654_1 LAW